     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 28, 1996

                                                     REGISTRATION NO. 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM F-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                    SMITHKLINE BEECHAM HOLDINGS CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                       DELAWARE                                             51-0374608
             (STATE OR OTHER JURISDICTION                                (I.R.S. EMPLOYER
          OF INCORPORATION OR ORGANIZATION)                           IDENTIFICATION NUMBER)

  1403 FOULK ROAD, SUITE 102, P.O. BOX 7108, WILMINGTON, DELAWARE 19803-2775,
                                 (302) 479-5801
       (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
               CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                             SMITHKLINE BEECHAM plc
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                              ENGLAND                                     98-0101920
                    (STATE OR OTHER JURISDICTION                        (I.R.S. EMPLOYER
                 OF INCORPORATION OR ORGANIZATION)                   IDENTIFICATION NUMBER)






   NEW HORIZONS COURT, BRENTFORD, MIDDLESEX TW8 9EP, ENGLAND 44-181-975-2000
                  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
   NUMBER, INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             DONALD F. PARMAN, ESQ.
                                   SECRETARY
                    SMITHKLINE BEECHAM HOLDINGS CORPORATION
                       C/O SMITHKLINE BEECHAM CORPORATION
                               ONE FRANKLIN PLAZA
                        PHILADELPHIA, PENNSYLVANIA 19101
                                 (215) 751-7633
                       (NAME, ADDRESS, INCLUDING ZIP CODE
        AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:

                JAMES F. MUNSELL, ESQ.                               NORMAN D. SLONAKER, ESQ.
          CLEARY, GOTTLIEB, STEEN & HAMILTON                               BROWN & WOOD
                  ONE LIBERTY PLAZA                                   ONE WORLD TRADE CENTER
               NEW YORK, NEW YORK 10006                              NEW YORK, NEW YORK 10048
                    (212) 225-2000                                        (212) 839-5300

                            ------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

- ------------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------
                                                                   PROPOSED
                                                               MAXIMUM OFFERING  PROPOSED MAXIMUM    AMOUNT OF
TITLE OF EACH CLASS OF                         AMOUNT TO BE    AGGREGATE PRICE      AGGREGATE       REGISTRATION
SECURITIES TO BE REGISTERED                     REGISTERED         PER UNIT       OFFERING PRICE        FEE
- ------------------------------------------------------------------------------------------------------------------
Flexible Auction Rate Preferred Stock.......   12,920 shares       $100,000       $1,292,000,000      $445,518
- ------------------------------------------------------------------------------------------------------------------
Limited Guarantee by SmithKline Beecham plc
  of dividends declared and unpaid by
  SmithKline Beecham Holdings Corporation on
  the Flexible Auction Rate Preferred
  Stock.....................................        N/A              (1)               N/A              N/A
- ------------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------

(1)  No separate consideration will be received for the Guarantee.

     THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED JUNE 28, 1996
                    SMITHKLINE BEECHAM HOLDINGS CORPORATION
                     Flexible Auction Rate Preferred Stock
                   Liquidation Preference $100,000 Per Share

          With a limited guarantee of declared and unpaid dividends by
                             SMITHKLINE BEECHAM PLC
                            ------------------------
    SmithKline Beecham Holdings Corporation, a Delaware corporation (the "Company"), from time to time may issue in one or more series ("Series") up to 12,920 shares of its flexible auction rate preferred stock (the "Shares"). Each Share will have a liquidation preference of $100,000. All of the shares of common stock, no par value, of the Company ("Common Stock") are owned indirectly by SmithKline Beecham plc, an English public limited company ("SmithKline Beecham"). SmithKline Beecham will issue a limited guarantee of the payment of dividends declared by the Company and unpaid (the "Guarantee"), and will agree to provide additional capital to the Company, in each case, under circumstances, and subject to limitations, described herein. See "Description of SmithKline Beecham Support".

    The designation, the number of Shares, certain dividend and any special redemption or repurchase provisions for the Initial Dividend Period and other applicable terms for each Series not described herein will be described in the Prospectus Supplement relating to such Series. Dividends on the Shares of each Series will accumulate from the date such Shares are originally issued by the Company (the "Date of Original Issue") until the Initial Period-End Dividend Payment Date specified in the Prospectus Supplement for such Series (the "Initial Dividend Period") at the cash dividend rate (the "Applicable Rate") described in the Prospectus Supplement for such Series. The Applicable Rate for each Subsequent Dividend Period for each Series will be determined pursuant to periodic auctions conducted in accordance with the procedures described in Appendix B hereto (each, an "Auction"). After the Initial Dividend Period, except as otherwise provided herein, each Subsequent Dividend Period for each Series will be a Regular Dividend Period; provided, however, that prior to any Auction for a Subsequent Dividend Period, the Company may designate, subject to certain limitations and notice requirements described herein, such Subsequent Dividend Period as a Special Dividend Period. See "Description of Securities -- Dividends".

    The Applicable Rate for each Series for each Subsequent Dividend Period therefor will be reset on the basis of Bids, Hold Orders and Sell Orders placed by Existing Holders and Potential Holders of Shares of such Series in an Auction conducted on the Business Day next preceding the commencement of such Dividend Period. The Applicable Rate that results from an Auction for any Dividend Period will not be greater than the Maximum Applicable Rate. See "Description of Securities -- The Auction -- Orders by Existing Holders and Potential Holders".

    If the Company fails to pay within the applicable grace period for any Series the full amount of any accumulated and unpaid dividends on Shares of such Series on any Period-End Dividend Payment Date or the redemption or repurchase price of Shares of such Series called for redemption or subject to repurchase, the Applicable Rate will not be based on the results of an Auction but instead will be equal to the Non-Payment Period Rate and each Subsequent Dividend Period for such Series will be a Regular Dividend Period until such failure to pay is cured. See "Description of Securities -- Determination of Dividend Rate".

    Each prospective purchaser should review carefully the detailed information regarding the Auction Procedures which appears in this Prospectus, including the Appendices, and should note that (i) an Order constitutes an irrevocable commitment to hold, purchase or sell Shares based upon the results of the related Auction, (ii) the Auctions will be conducted through telephone communications, (iii) settlement for purchases and sales will be on the Business Day following the Auction and (iv) ownership of Shares will be maintained in book-entry form by or through the Securities Depository. Under certain circumstances, holders of Shares may be unable to sell their Shares in an Auction and thus may lack liquidity of investment. Shares may be transferred through a Broker-Dealer pursuant to a Bid or a Sell Order placed in an Auction or in the secondary market, if any.

    Except during the Initial Dividend Period (unless otherwise specified in the applicable Prospectus Supplement) and any Non-Call Period therefor, the Shares of each Series will be redeemable, in whole or in part, on the second Business Day prior to any Dividend Payment Date, at the option of the Company, at $100,000 per Share upon the payment of accumulated and unpaid dividends thereon. During a Regular Dividend Period and, if designated by the Company, a Special Dividend Period, Shares of each Series will be subject to mandatory redemption upon the occurrence of a Change of Control, in whole, at a redemption price of $100,000 per Share plus accumulated and unpaid dividends thereon. If designated by the Company, during a Special Dividend Period, holders of Shares of the applicable Series will have the right to require the Company to repurchase such Shares upon the occurrence of a Change of Control, at a repurchase price equal to the sum of $100,000 per Share plus accumulated and unpaid dividends thereon.

    Holders of Shares of each Series will have certain general and class voting rights, including the right, voting together with holders of Common Stock and other holders of capital stock of the Company similarly entitled, to vote cumulatively on the election of directors of the Company and on other matters submitted generally to holders of Common Stock and to elect additional directors in the event of nonpayment of dividends or a Credit Rating Event. Also, except under certain circumstances, the Company may not merge or consolidate with another entity or liquidate or dispose of all or substantially all of its assets unless it obtains the approval of holders of at least two-thirds of the Shares of each Series with a Dividend Period that has more than 99 days remaining.

    The Shares will not be listed on any stock exchange or quoted on the National Association of Securities Dealers Automated Quotation system.

    If any agent of the Company, or any underwriter, is involved in the sale of the Shares offered hereby, the name of such agent or underwriter and any applicable commissions or discounts will be set forth in, or may be calculated from, the Prospectus Supplement, and the net proceeds to the Company from such sale will be the purchase price of such Shares less such commissions or discounts and other attributable issuance and distribution expenses. The aggregate net proceeds to the Company from the sale of all the Shares will be the public offering or purchase price of the Shares sold less the aggregate of such commissions and discounts and other expenses of issuance and distribution. See "Plan of Distribution" for a description of possible indemnification arrangements for agents or underwriters.

    This Prospectus may not be used to consummate sales of Shares unless accompanied by a Prospectus Supplement.

     SEE "RISK FACTORS" ON PAGE 18 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN EVALUATING AN INVESTMENT IN THE SHARES.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                 THE DATE OF THIS PROSPECTUS IS JULY   , 1996.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILLED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             AVAILABLE INFORMATION

     SmithKline Beecham is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith is required to file reports, including annual reports on Form 20-F, and other information with the Securities and Exchange Commission (the "Commission"). Copies of SmithKline Beecham's Annual Report on Form 20-F for the year ended December 31, 1995 (the "1995 Form 20-F"), and of other reports and information filed by SmithKline Beecham with the Commission, may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials may also be obtained by mail from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such material may be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The Company and SmithKline Beecham have filed with the Commission a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities covered by this Prospectus (the "Registration Statement"). This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to SmithKline Beecham, the Company and such securities, reference is hereby made to such Registration Statement, including the exhibits filed therewith. The Registration Statement, the exhibits thereto, and reports and other information to be filed pursuant to the Exchange Act can be obtained by mail from or inspected and copied at the public reference facilities maintained by the Commission as provided in the prior paragraph.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents filed by SmithKline Beecham with the Commission are incorporated by reference in this Prospectus:

     (1) The 1995 Form 20-F; and

     (2) Reports on Form 6-K dated April 18, 1996 (filing the SmithKline Beecham earnings release for the three months ended March 31, 1996) and dated April 15, 1996 (regarding completion of share structure simplification).

     All documents subsequently filed by the Company or SmithKline Beecham pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offering in respect of which this Prospectus is being delivered shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

     The Company or SmithKline Beecham will provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (not including exhibits to such information, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Written or oral requests for such copies should be directed to the Secretary of the Company, care of SmithKline Beecham Corporation (FP2225), One Franklin Plaza, Philadelphia, Pennsylvania 19101 (Telephone: 215-751-7633), or to the Secretary of SmithKline Beecham, at One New Horizons Court, Brentford, Middlesex TW8 9EP, England (Telephone:
44-181-975-2000).

          ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

     SmithKline Beecham is a public limited company incorporated in England and Wales. A number of the directors and executive officers of SmithKline Beecham are non-residents of the United States, and all or a substantial portion of the assets of such persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against them in U.S. courts judgments obtained in U.S. courts predicated upon the civil liability provisions of the federal securities laws of the United States. SmithKline Beecham has been advised by its English solicitors, Linklaters & Paines, that there is doubt as to the enforceability in England, in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities to the extent predicated upon the federal securities laws of the United States. See "Risk Factors -- Enforceability of U.S. Securities Laws". SmithKline Beecham has expressly submitted to the jurisdiction of New York state and federal courts sitting in the City of New York for the purpose of any suit, action or proceeding arising out of the Guarantee. Service of process on SmithKline Beecham may be made by mailing a copy thereof to SmithKline Beecham at its address set forth above or to Donald F. Parman, authorized representative of SmithKline Beecham in the United States, care of SmithKline Beecham Corporation (FP2225), One Franklin Plaza, Philadelphia, Pennsylvania 19101.

                           EXCHANGE RATE INFORMATION

     SmithKline Beecham publishes its consolidated financial statements in pounds sterling ("L"). Each pound sterling is comprised of 100 pence ("p"). The following table sets forth, for each period indicated, the high and low exchange rates for pounds sterling expressed in United States dollars, based upon the inverse of the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York (the "Noon Buying Rate"), the average of such exchange rates on the last day of each full month during such period, and such exchange rate at the end of such period:

                                              YEAR ENDED DECEMBER 31,               THREE MONTHS
                                      ----------------------------------------     ENDED MARCH 31,
                                      1991     1992     1993     1994     1995          1996
                                      ----     ----     ----     ----     ----     ---------------
    High............................  1.99     2.01     1.59     1.64     1.64           1.55
    Low.............................  1.60     1.50     1.42     1.46     1.53           1.50
    Average.........................  1.78     1.75     1.50     1.54     1.58           1.52
    Rate at period end..............  1.87     1.51     1.48     1.57     1.55           1.53

     On June 25, 1996, the inverse of the Noon Buying Rate was L1 = U.S.$1.54.

                               PROSPECTUS SUMMARY

     The following information is qualified in its entirety by, and is subject to, the detailed information and financial statements, including the notes thereto, appearing elsewhere or incorporated by reference in this Prospectus. All financial and other information at dates and for periods prior to the formation of the Company was prepared as if the Company (together with the subsidiaries and investments that it will have at the time of the initial issuance of Shares) had existed and operated as a separate business at such dates and during such periods. Except where the context requires otherwise, references to the Company include the Company and its consolidated subsidiaries. Terms not defined in this Prospectus Summary are defined elsewhere in this Prospectus. For a reference to the definitions of certain capitalized terms used herein, see the Glossary that appears at the end of this Prospectus.

THE COMPANY AND SMITHKLINE BEECHAM

     The Company was incorporated in May 1996 for the principal purpose of acquiring, owning and managing certain non-U.S. assets of SmithKline Beecham, primarily in the pharmaceuticals business. SmithKline Beecham owns indirectly 100 percent of the Common Stock of the Company. The Company had combined sales of $1,698 million and $389 million and combined net income of $110 million and $19 million for 1995 and the first quarter of 1996, respectively. The Company is a holding company and conducts its operations through approximately 60 subsidiaries. The Company's holdings also include fixed rate cumulative preferred stock of SmithKline Beecham Biologicals S.A., an indirect Belgian pharmaceuticals subsidiary of SmithKline Beecham ("SB Biologicals"), having an aggregate redemption price of $650 million (the "SB Biologicals Preferred Stock"). See "Business -- SB Biologicals". The Company's primary activities consist of the manufacture and sale of pharmaceuticals (prescription medicines) and the manufacture and sale of certain consumer healthcare products, such as over-the-counter ("OTC") medicines, oral care products and nutritional drinks, as part of the worldwide business of SmithKline Beecham and its subsidiaries (collectively, "SmithKline Beecham Group"). The Company also engages in intercompany lending to other companies within SmithKline Beecham Group.

     The principal activities of SmithKline Beecham Group are the discovery, development, manufacture and marketing of pharmaceuticals and vaccines, the provision of disease management and pharmaceutical benefit management services, OTC medicines and health-related consumer products, and the provision of clinical laboratory testing services.

     The Company's principal executive offices are located at 1403 Foulk Road, Suite 102, P.O. Box 7108, Wilmington, Delaware 19803-2775, telephone (302) 479-5801. SmithKline Beecham's principal executive offices are located at New Horizons Court, Brentford, Middlesex TW8 9EP, England, telephone 44-181-975-2000.

RELATIONSHIP WITH SMITHKLINE BEECHAM GROUP

     SmithKline Beecham conducts its pharmaceutical and consumer healthcare businesses on a worldwide basis directly and through approximately 330 subsidiaries, including the Company and its subsidiaries. The operations of the Company and its subsidiaries are fully integrated with those of SmithKline Beecham Group as a whole through a series of intercompany arrangements including purchases and sales of active ingredients and finished products, product and intellectual property licenses, intercompany loans and management and shared services agreements (see "Arrangements with SmithKline Beecham Group"). For example, the Company's manufacturing operations produce certain pharmaceutical and consumer healthcare products for sale by SmithKline Beecham Group marketing units worldwide. Other operations produce certain raw materials or semi-finished ingredients which are sold to other SmithKline Beecham Group entities for use in the manufacture of other products, which may in turn be sold back to the Company's subsidiaries in finished form for marketing and sale to end users. SmithKline Beecham Group also supplies a substantial portion of the raw materials used by the Company in manufacturing finished products. In addition, the Company and other members of SmithKline Beecham Group generally share the results of their research and development efforts through mutual licensing agreements or arrangements.

     While there may be no direct correlation between the financial results of the Company and those of SmithKline Beecham in any particular period, the overall performance of the Company is interdependent with the performance of other units of SmithKline Beecham Group. Moreover, the Company is dependent upon other members of SmithKline Beecham Group with respect to new product development, the addition of any resulting new products to the Company's product line and the expansion of the Company's marketing and distribution activities.

     The Company believes that the agreements and arrangements between the Company and its subsidiaries, on the one hand, and other members of SmithKline Beecham Group, on the other hand, are on arm's length terms. However, SmithKline Beecham's determination to seek to establish, modify or terminate any such agreement or arrangement is made on a case-by-case basis, generally with a view to the objectives of SmithKline Beecham Group as a whole. There can be no assurance that the Company or its subsidiaries will be requested to produce or market any particular product or to engage in any particular business of SmithKline Beecham Group, or that any existing business relationship between the Company and its subsidiaries, on the one hand, and other members of SmithKline Beecham Group, on the other hand, will not be so modified or terminated. SmithKline Beecham will have the ability to modify or terminate business relationships affecting the Company without seeking the approval of the holders of Shares. See "Arrangements with SmithKline Beecham Group".

     The Company intends to pay dividends on the Shares out of earnings derived from dividends from its subsidiaries, dividends on the SB Biologicals Preferred Stock and interest income on intercompany loans. Although the ability of the Company's subsidiaries and SB Biologicals to pay dividends to the Company is dependent upon the subsidiaries' and SB Biologicals' profitability, regulatory requirements and other factors, the Company expects its subsidiaries and SB Biologicals to continue to have sufficient earnings and cash flow to enable them to declare and pay dividends in amounts sufficient (together with the Company's interest income) to permit the Company to meet its dividend obligations with respect to the Shares, after adequate provision has been made for the Company's operating expenses, taxes, working capital, capital expenditures and other corporate requirements.

SMITHKLINE BEECHAM SUPPORT

     SmithKline Beecham plc will unconditionally and irrevocably guarantee the due and punctual payment by the Company of dividends on the Shares to the extent that such dividends have been declared by the Company's Board of Directors out of funds legally available therefor and remain unpaid, and will enter into a support agreement with the Company which will require it to make additional capital contributions to the Company (the "Support Agreement") in the circumstances described under "Description of SmithKline Beecham Support -- The Support Agreement". The rights of holders of Shares of any Series under the Guarantee will be limited and subordinated to the rights of other creditors of SmithKline Beecham. Similarly, the rights of the Company under the Support Agreement will be subordinated to the rights of other creditors of SmithKline Beecham. SmithKline Beecham will in no event be required to make any payment pursuant to the Guarantee or to make, or cause to be made, a Capital Increase (as defined in the Guarantee and the Support Agreement) under the Support Agreement at any time in an amount that would exceed the Adjusted Distributable Reserves (as defined in the Guarantee and the Support Agreement) of SmithKline Beecham plc at such time. At December 31, 1995, the Adjusted Distributable Reserves of SmithKline Beecham were L576 million ($893 million). In addition, SmithKline Beecham's obligations under the Support Agreement will be limited initially to an aggregate amount of $3 billion, which shall be increased to a limited extent if the aggregate liquidation preference of the Shares issued by the Company exceeds $1.15 billion, and will be reduced to the extent of any payments made under the SB Biologicals Support Agreement. The Support Agreement is not a guarantee by SmithKline Beecham of any obligation, liability or indebtedness of the Company, including the Shares of any Series. SmithKline Beecham will not, by virtue of the Support Agreement, have any obligation or liability to any holder of Shares of any Series and, accordingly, the Support Agreement is not enforceable directly by any such holder.

     SmithKline Beecham will also guarantee the payment to the Company by SB Biologicals of dividends declared by SB Biologicals on the shares of SB Biologicals Preferred Stock held by the Company out of funds legally available therefor, as described under "Business -- SB Biologicals" (the "SB Biologicals Guarantee"), and will enter into a support agreement with SB Biologicals under which SmithKline Beecham will agree to make additional capital contributions to SB Biologicals in certain circumstances in order to enable SB Biologicals to declare and pay dividends on the SB Biologicals Preferred Stock (the "SB Biologicals Support Agreement"). SmithKline Beecham's obligations under the SB Biologicals Support Agreement will be limited to an aggregate amount of $1 billion. The SB Biologicals Support Agreement is not a guarantee of any obligation, liability or indebtedness of SB Biologicals, including the SB Biologicals Preferred Stock. Accordingly, SmithKline Beecham will not, by virtue of the SB Biologicals Support Agreement, have any obligation to the Company or any holder of the Shares of any Series, and the SB Biologicals Support Agreement is not enforceable directly by the Company or any such holder. See
"Business -- SB Biologicals" and "Description of SmithKline Beecham Support".

     SmithKline Beecham has committed not to dispose of any shares of Common Stock of the Company so long as any Shares are outstanding. In addition, SmithKline Beecham's policy will be that the Company will have sufficient earnings and profits to pay dividends on the Shares, and sufficient assets to perform its obligations in respect of the Shares. This policy does not constitute a guarantee or other legal obligation, and SmithKline Beecham's sole legal obligations with respect to the payment of dividends or performance of other obligations in respect of the Shares are those arising under the Guarantee.

FLEXIBLE AUCTION RATE PREFERRED STOCK

     The Company may issue Shares in one or more Series. The designation, the number of Shares, certain dividend and special redemption or repurchase provisions for the Initial Dividend Period and other applicable terms for each Series not described herein will be described in the Prospectus Supplement for such Series.

     The Shares will be shares of Preferred Stock that entitle their holders to receive cash dividends at a rate per annum that may vary from Dividend Period to Dividend Period. In general, as described below, each Dividend Period after the Initial Dividend Period (each, a "Subsequent Dividend Period", and each of an Initial Dividend Period and a Subsequent Dividend Period being a "Dividend Period") will be 49 days in length (or such greater number of days (not exceeding 98 days) as is at least equal to the Minimum Holding Period) unless the Company has designated such Subsequent Dividend Period as a Special Dividend Period of longer than 49 days. The Applicable Rate for a particular Dividend Period generally will be determined by an Auction conducted on the Business Day next preceding the start of such Dividend Period.

     Through Broker-Dealers, Existing Holders and Potential Holders of Shares of each Series may participate in Auctions for such Series, although, except in the case of a Special Dividend Period, Existing Holders desiring to continue to hold all of their Shares regardless of the Applicable Rate resulting from Auctions need not participate. For an explanation of Auctions and the method of determining the Applicable Rate, see "Description of Securities -- The Auction".

     Except as described herein, investors in Shares will not receive certificates representing ownership of their Shares. Ownership of Shares will be maintained in book-entry form by the Securities Depository (DTC or a successor securities depository) or its nominee for the account of the investor's Agent Member. The investor's Agent Member, in turn, will maintain records of such investor's beneficial ownership of their Shares. Accordingly, references herein to an investor's investment in or purchase, sale or ownership of Shares are to purchases, sales or ownership of those Shares by beneficial owners.

  Dividends and Dividend Periods

     The Initial Dividend Period for each Series of Shares will commence on the Date of Original Issue and end on the day prior to the Initial Period-End Dividend Payment Date, in each case as specified in the Prospectus Supplement for such Series. Each Subsequent Dividend Period for each Series of Shares will be a Regular Dividend Period unless, prior to any Auction, the Company shall designate, subject to certain limitations and notice provisions, such Subsequent Dividend Period as a Special Dividend Period. There shall be 49 days in a Regular Dividend Period and at least 49 days in any Special Dividend Period, or, in each case, such greater number of days (not exceeding 98 days) as shall at least equal the Minimum Holding Period.

The Mandatory Redemption Upon Change of Control Provision, but not the DRD Gross-Up Provision, will apply to Shares of any Series as to which the then applicable Dividend Period is a Regular Dividend Period. A Special Dividend Period may, at the election of the Company, be subject to any or all of a Non-Call Period, the Mandatory Redemption Upon Change of Control Provision, the Repurchase Upon Change of Control Provision and the DRD Gross-Up Provision. See "Description of Securities".

     Dividends on Shares of each Series will be cumulative from the Date of Original Issue for such Series and will be payable when, as and if declared by the Board of Directors of the Company or a duly authorized committee thereof, out of funds legally available therefor. Dividends on each Series of Shares will be paid through the Securities Depository in accordance with its normal procedures in same-day funds to Agent Members, who are in turn expected to distribute such dividends to the person for whom they are acting as agent in accordance with the instructions of such person. See "Description of Securities -- Dividends".

     Subject to declaration as described above, dividends will be payable on Shares of each Series on the day following the last day of each Dividend Period with respect thereto, regardless of its length (the "Period-End Dividend Payment Date"), and, in addition, in the case of Dividend Periods of more than 99 days, on the following additional dates: (a) if such Dividend Period is from 100 to 190 days, on the 91st day; (b) if such Dividend Period is from 191 to 281 days, on the 91st and 182nd days; (c) if such Dividend Period is from 282 days to 364 days, on the 91st, 182nd and 273rd days; and (d) if such Dividend Period is one year or longer, on January 15, April 15, July 15 and October 15 of each year, provided that in all such cases, if such date is not a Business Day, the Dividend Payment Date will be the Business Day next succeeding such date. Although any particular Dividend Payment Date may not occur on the originally scheduled day or date because of the exception discussed above, the next succeeding Dividend Payment Date, subject to such exception, will occur on the day or date on which it was originally scheduled to occur.

     The cash dividend rate for the Initial Dividend Period for each Series of Shares will be the Initial Dividend Rate specified in the Prospectus Supplement for such Series. For each Subsequent Dividend Period, the cash dividend rate on each Series of Shares will be the Applicable Rate that the Auction Agent advises the Company has resulted from an Auction relating to such Series of Shares. See "Description of Securities -- Dividends".

     A Special Dividend Period will not be effective for any Series of Shares unless Sufficient Clearing Bids exist at the Auction in respect of such Special Dividend Period. If Sufficient Clearing Bids do not exist at such Auction, the Subsequent Dividend Period for such Series will be a Regular Dividend Period. In the event that the Company fails to pay all dividends in respect of any Shares of any Series which have accumulated during any Dividend Period applicable to such Series by no later than the third Business Day following the last day of such Dividend Period or the Company fails to pay all redemption or repurchase payments for Shares of such Series due on the third Business Day following the redemption or repurchase date, then, except in certain cases with respect to a Special Dividend Period, the next Dividend Period shall be a Regular Dividend Period regardless of any Special Dividend Period designation by the Company. See "Description of Securities -- Dividends".

     If all Existing Holders submit (or are deemed to have submitted) Hold Orders in an Auction, the Applicable Rate for the next succeeding Dividend Period will equal 59% of the Reference Rate.

  Maximum Applicable Rate; Non-Payment Period

     Except during a Non-Payment Period, the Applicable Rate for any Dividend Period for Shares of any Series will not be more than the Maximum Applicable Rate applicable to such Series. The Maximum Applicable Rate for the Shares will depend on the credit rating assigned to such Shares and the length of the Dividend Period. The "Maximum Applicable Rate" for any Dividend Period will be the rate obtained by multiplying the Reference Rate on the Auction Date therefor by a percentage determined as set forth below based on the lower of the credit ratings assigned to such Series by Moody's and S&P (or, if Moody's or S&P or both shall not make such rating available, the equivalent of either or both of such ratings by a Substitute Rating Agency or two Substitute Rating Agencies, as the case may be, or, in the event that only one such rating shall be available, such rating) at the close of business on the Business Day immediately preceding such Auction Date:

            CREDIT RATING
- --------------------------------------    APPLICABLE PERCENTAGE
       MOODY'S                S&P           OF REFERENCE RATE
- ---------------------    -------------    ---------------------
   "aa3" or above        AA- or above              110%
    "a3" to "a1"           A- to A+                125%
  "baa3" to "baa1"       BBB- to BBB+              150%
    below "baa3"          below BBB-               200%

     The Reference Rate, with respect to a Dividend Period of 49 days to 183 days, is the "AA" Composite Commercial Paper Rate; with respect to a Dividend Period of 184 days to 364 days, is the U.S. Treasury Bill Rate; with respect to a Dividend Period of one year to ten years, is the U.S. Treasury Note Rate; and, with respect to a Dividend Period in excess of ten years, is the U.S. Treasury Bond Rate.

     There is no minimum Applicable Rate in respect of any Dividend Period.

     Notwithstanding the foregoing, during any Non-Payment Period for Shares of any Series, Auctions for such Shares will be suspended, all Dividend Periods for such Series commencing during such Non-Payment Period will be Regular Dividend Periods and the Applicable Rate for the Shares of such Series during each such Dividend Period will be 200% of the Reference Rate. A failure to pay dividends or the redemption or repurchase price of Shares may be cured by making the required payment within three Business Days after the due date therefor, together with additional dividends in respect of the period in which the dividends or the redemption price remain unpaid. See "Description of Securities -- Dividends".

  Changes in the Dividends Received Percentage

     If any amendment to the Internal Revenue Code of 1986 (the "Code") is enacted and becomes effective after the date of this Prospectus that changes the percentage of dividends received by corporate taxpayers which may be deducted for federal income tax purposes pursuant to section 243(a)(1) of the Code (or any successor provision) (the "Dividends Received Percentage"), then the Applicable Rate with respect to the Shares of any Series for the Dividend Period in which the effective date of such change occurs will, if this provision applies to such Dividend Period, be adjusted on and after such effective date for the remainder of such Dividend Period by multiplying the Applicable Rate (determined before any adjustment described in this paragraph) by a factor, which will be the number determined in accordance with the following formula (the "DRD Formula"), and rounding the result to the nearest basis point:

                                 1-[.35(1-.70)]
                              -------------------

                                 1-[.35(1-DRP)]

     For purposes of this formula, "DRP" means the Dividends Received Percentage, expressed as a fraction, applicable to the dividend in question. No amendment to the Code other than a change in the percentage of the dividends received deduction set forth in section 243(a)(1) (or any successor provision) will give rise to an adjustment described in this paragraph. Notwithstanding the foregoing provisions, if, with respect to any such amendment, the Company receives either an opinion of independent tax counsel or a private letter ruling or similar form of guidance from the IRS to the effect that such amendment to the Code generally would not affect corporate holders of such Shares, then such amendment will not result in the adjustment provided for above. Notwithstanding the foregoing, in no event will (i) the Applicable Rate for any Dividend Period (if and as adjusted from time to time as set forth above) be more than the Maximum Applicable Rate as of the Date of Original Issue or the preceding Auction Date, as the case may be, or (ii) DRP be less than 0.50. If the Applicable Rate of each Series is adjusted as described above, the Company will send notice of such adjustment to each holder of Shares, the Auction Agent and the Paying Agent on or prior to the next Dividend Payment Date of such Series. Unless the context requires otherwise, all references to dividends in this Prospectus and the applicable Prospectus Supplement mean dividends adjusted as described above.

     The foregoing provision (the "DRD Gross-Up Provision") shall not apply to any Regular Dividend Period and will only apply to any Special Dividend Period for Shares of any Series if designated by the Company and specified in the Prospectus Supplement or the applicable Special Dividend Period Notice, as the case may be, for such Series.

  Redemption or Repurchase of Shares

     Optional Redemption. At the option of the Company, the Shares of any Series may be redeemed after the Initial Dividend Period therefor, other than during a Non-Call Period therefor, as a whole or from time to time in part, out of funds legally available therefor, on the second Business Day immediately preceding any Dividend Payment Date for such Series, upon at least 15 but not more than 45 days' notice pursuant to a Notice of Redemption, at a redemption price per Share equal to $100,000, upon payment of accumulated and unpaid dividends. The Company shall be required to declare and pay on the redemption date a dividend in an amount equal to the accumulated and unpaid dividends on such Shares to the date that the Company pays the full amount payable upon redemption of such Shares. Pursuant to such right of optional redemption, the Company may elect to redeem all or less than all of the Shares of a Series without redeeming Shares of any other Series. Notwithstanding the foregoing, if any dividends on Shares of any Series are in arrears, no Shares of any Series shall be redeemed unless all outstanding Shares are simultaneously redeemed, and the Company shall not purchase or otherwise acquire any Shares of any Series; provided, however, that the foregoing shall not prevent the purchase or acquisition of Shares pursuant to an otherwise lawful purchase or exchange offer made on the same terms to holders of all outstanding shares of such Series.

     Mandatory Redemption Upon Change of Control. The following provision (the "Mandatory Redemption Upon Change of Control Provision") shall apply to each Regular Dividend Period, but will only apply to the Initial Dividend Period or any Special Dividend Period for Shares of any Series if elected by the Company and specified in the Prospectus Supplement or the applicable Special Dividend Period Notice, as the case may be, for such Series. If SmithKline Beecham shall at any time cease to beneficially own, directly or indirectly, shares of capital stock of the Company representing more than 50% of the voting power in respect of all outstanding shares of capital stock of the Company (such event being herein called a "Change of Control"), the Company shall redeem all outstanding Shares of each Series as to which this provision at the time applies, to the extent of funds legally available therefor, within 30 days of such event upon at least 10 but not more than 20 days' notice pursuant to a Notice of Redemption, at a redemption price per Share equal to the sum of $100,000, plus an amount equal to the accumulated and unpaid dividends on such Shares to the date that the Company pays the full amount payable upon redemption of such Shares.

     Holder's Right to Require Repurchase of Shares Upon Change of Control. The following provision (the "Repurchase Upon Change of Control Provision") shall not apply to any Regular Dividend Period and shall apply to the Initial Dividend Period or any Special Dividend Period for Shares of any Series only if designated by the Company and specified in the Prospectus Supplement or the applicable Special Dividend Period Notice, as the case may be, for such Series. Upon the occurrence of a Change of Control, the Company shall be obligated to purchase from all holders of Shares of each Series as to which this provision at the time applies, at the option of such holders, Shares of such Series tendered to the Company by such holders at a purchase price per Share equal to the sum of $100,000 and the amount of accumulated and unpaid dividends thereon (whether or not earned or declared) to the repurchase date. If Shares of any Series are to be purchased pursuant to this provision, within 20 days following a Change of Control, the Company shall cause to be mailed, by first-class mail, postage prepaid, within the applicable notice period specified above, a written notice of offer to purchase (a "Notice of Offer to Purchase") to each holder of record of Shares of such Series (initially the nominee of the Securities Depository) and the Auction Agent. The Company will comply with any tender offer rules under the Exchange Act which may then be applicable in connection with any offer required to be made by the Company in accordance with the Repurchase Upon Change of Control Provision.

     SmithKline Beecham has committed not to dispose of any shares of Common Stock of the Company so long as any Shares are outstanding. See "Description of SmithKline Beecham Support -- Other SmithKline Beecham Policies and Commitments".

  Auction Procedures

     Separate Auctions will be conducted on the Auction Dates for each Series of Shares. Accordingly, as stated in the following description of the Auction Procedures, unless the context otherwise requires, "Shares" means Shares of the Series subject to the related Auction, and "Existing Holders" and "Potential Holders" means Existing Holders and Potential Holders thereof, respectively. Unless otherwise permitted by the Company, Existing Holders and Potential Holders of Shares may only participate in Auctions through their Broker-Dealers. Broker-Dealers will submit the Orders of their respective customers to the Auction Agent (with a separate Order being submitted for each customer), designating themselves as Existing Holders in respect of Shares subject to Orders submitted or deemed submitted to them by beneficial owners and as Potential Holders in respect of Shares subject to Orders submitted to them by potential beneficial owners.

     On or prior to the Submission Deadline on each Auction Date for the Shares (the Business Day next preceding the first day of each Subsequent Dividend Period), each Existing Holder may submit Orders through a Broker-Dealer to the Auction Agent as follows:

     - Hold Order -- indicating its desire to hold Shares without regard to the Applicable Rate for the next Dividend Period for such Shares.

     - Bid -- indicating its desire to hold Shares if the Applicable Rate for the next Dividend Period for such Shares is not less than the rate specified in such Bid.

     - Sell Order -- indicating its desire to sell Shares without regard to the Applicable Rate for the next Dividend Period for such Shares.

     An Existing Holder may submit different types of Orders in any Auction with respect to Shares then held by such Existing Holder, provided that the total number of Shares covered by such Orders does not exceed the number of Shares held by such Existing Holder. If, however, an Existing Holder offers to purchase additional Shares in such Auction, such Existing Holder, for purposes of such offer to purchase additional Shares, will be treated as a Potential Holder as described below. Bids by Existing Holders with rates higher than the Maximum Dividend Rate will be treated as Sell Orders. A Hold Order (in the case of an Auction relating to a Regular Dividend Period) or a Sell Order (in the case of an Auction relating to a Special Dividend Period) shall be deemed to have been submitted on behalf of an Existing Holder if an Order with respect to Shares then held by such Existing Holder is not submitted on behalf of such Existing Holder for any reason, including the failure of a Broker-Dealer to submit such Existing Holder's Order to the Auction Agent.

     Potential Holders of Shares may submit Bids in which they offer to purchase Shares if the Applicable Rate for the next Dividend Period for such Shares is not less than the rate specified in such Bid. A Bid by a Potential Holder specifying a rate higher than the Maximum Dividend Rate will not be considered.

     Neither the Company nor the Auction Agent will be responsible for a Broker-Dealer's failure to comply with any of the foregoing.

     A Broker-Dealer also may hold Shares for its own account. A Broker-Dealer thus may submit Orders to the Auction Agent as an Existing Holder or a Potential Holder and therefore participate in an Auction on behalf of both itself and its customers. An Order placed with the Auction Agent by a Broker-Dealer as an Existing Holder or a Potential Holder as or on behalf of a customer will be treated in the same manner as an Order placed with a Broker-Dealer by such customer. Similarly, any failure by a Broker-Dealer to submit to the Auction Agent an Order in respect of any Shares held by its customer will be treated in the same manner as such customer's failure to submit to its Broker-Dealer an Order in respect of Shares held by it, as described above. Inasmuch as a Broker-Dealer participates in an Auction as an Existing Holder or a Potential Holder only to represent the interests of its customers, all discussions herein relating to the consequences of an Auction for Existing Holders and Potential Holders also apply to the underlying beneficial ownership interests.

     If Sufficient Clearing Bids exist in an Auction (that is, in general, the number of Shares subject to Bids by Potential Holders is at least equal to the number of Shares subject to Sell Orders by Existing Holders), the Applicable Rate will be the lowest rate specified in the Submitted Bids which, taking into account such rate and all lower rates bid by Existing Holders and Potential Holders, would result in all Shares subject to Sell

Orders by Existing Holders being purchased in the Auction. If all of the Outstanding Shares are subject to Submitted Hold Orders, the Applicable Rate for the next succeeding Dividend Period for such Shares shall be 59% of the Reference Rate. If Sufficient Clearing Bids do not exist in an Auction (other than because all of the Outstanding Shares are the subject of Submitted Hold Orders), the Dividend Period for such Shares next following the Auction will be a Regular Dividend Period (regardless of whether it was designated a Special Dividend Period by the Company), the Applicable Rate for such Dividend Period will be the Maximum Dividend Rate and, in such event, Existing Holders that have submitted Sell Orders will not be able to sell in the Auction all, and may not be able to sell any, Shares subject to such Sell Orders. Thus, under certain circumstances, Existing Holders may not have liquidity of investment.

     The Auction Procedures include a pro rata allocation of Shares for purchase and sale, which may result in an Existing Holder selling or holding, or a Potential Holder purchasing, a number of Shares that is fewer than the number of Shares specified in its Order.

     A Sell Order by an Existing Holder will constitute an irrevocable offer to sell the number of Shares subject thereto, and a Bid placed by an Existing Holder will also constitute an irrevocable offer to sell the number of Shares subject thereto if the rate specified in the Bid is higher than the Applicable Rate determined in the Auction, in each case at a price per Share of $100,000. A Bid placed by a Potential Holder will constitute an irrevocable offer to purchase the Shares subject thereto at a price per Share of $100,000 if the rate specified in such Bid is less than or equal to the Applicable Rate determined in the Auction. Settlement of purchases and sales will be made on the next Business Day (also a Dividend Payment Date) after the Auction Date through the Securities Depository. Purchasers will make payment through their Agent Members in same-day funds to the Securities Depository against delivery by book-entry to their Agent Members. The Securities Depository will make payment to the sellers' Agent Members in accordance with the Securities Depository's normal procedures, which now provide for payment in same-day funds. See "Description of Securities -- The Auction".

  Structural Requirements

     Under the Certificate of Designations, unless the Company has received written confirmation from Moody's and S&P (and, as appropriate, any Substitute Rating Agency or Substitute Rating Agencies) that such action will not impair the then current ratings then assigned to the Shares of each Series by each of them, the Company will not (i) issue any Parity Preferred or Senior Preferred if the aggregate liquidation preference of all outstanding Shares, Parity Preferred and Senior Preferred would thereupon exceed 75% of the maximum amount of SmithKline Beecham's obligations under the Support Agreement (the "Preferred Stock Limitation Provision"), (ii) incur any indebtedness if the aggregate amount of the Company's indebtedness would thereupon exceed one-third of the Company's shareholders' equity (after deducting therefrom the aggregate liquidation preference, including accumulated and unpaid but not declared dividends, of all outstanding Shares, Parity Preferred and Senior Preferred) (the "Debt Limitation Provision"), and (iii) make any loans to members of SmithKline Beecham Group other than the Company and its subsidiaries unless such loans are guaranteed as to payment of principal and interest by SmithKline Beecham (the "Loan Guarantee Provision").

  Liquidation Preference

     The liquidation preference of each Share will be $100,000, plus an amount equal to accumulated but unpaid dividends (whether or not earned or declared).

  Ratings

     The Company expects that the Shares will be issued with a rating of "aa3" from Moody's Investors Service, Inc. ("Moody's") and "A" from Standard & Poor's Ratings Group ("S&P").

  Voting Rights

     The Securities Depository, while it or its nominee is the registered owner of the Shares, will not independently exercise any voting rights with respect thereto. Rather, the Securities Depository, in accordance with its normal procedures, will extend such voting rights to its Agent Members whose accounts are credited with such Shares. Each Agent Member will in turn extend such voting rights to the holders for whom it is Agent Member in accordance with its normal procedures.

     General. Each Share will carry 0.08507 of a vote in connection with the election of directors and other matters submitted generally to the holders of Common Stock, voting cumulatively and together as a single class with shares of Common Stock and other capital stock of the Company entitled to vote generally in the election of directors and other matters submitted to stockholders generally. Based on the number of shares of Common Stock outstanding as of the date of this Prospectus and assuming that all Shares offered hereby were issued and outstanding, the Shares would represent, in the aggregate, approximately 27% of the combined voting power of the Shares and the Common Stock. All of the issued and outstanding shares of Common Stock, representing approximately 73% of such combined voting power, are held indirectly by SmithKline Beecham. As a result, SmithKline Beecham will be able to direct the outcome of matters submitted to stockholders of the Company.

     Right to Vote in Connection with a Merger, Liquidation, Etc. Without the affirmative vote of the holders of at least two-thirds of the Shares of each Series with any outstanding Dividend Period having more than 99 remaining Dividend Period Days voting in person or by proxy at one or more special meetings for the purpose, or the unanimous written consent of the holders of Shares of each such Series, the Company shall not (i) consolidate with or merge with or into, or convey, transfer or lease substantially all of its assets to, any person unless: (A) the resulting, surviving or transferee Person (if not the Company) shall be a corporation organized and existing under the laws of the United States, any State thereof or the District of Columbia which shall, by a valid and legally binding instrument, expressly assume all the obligations of the Company with respect to, and afford the holders of all Outstanding Shares all the legal rights as holders of, the Shares, including the rights established by the Certificate of Designations and the Certificate of Incorporation; (B) there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading, in the rating accorded the Shares by any "nationally recognized statistical rating organization", as such term is defined for purposes of Rule 436(g)(2) under the Securities Act in connection with such transaction; and (C) there shall have been delivered to the holders of the Outstanding Shares an opinion of nationally recognized, qualified legal counsel to the effect that (1) the holders of such Shares will not recognize income, gain or loss for United States federal income tax purposes as a result of such transaction, and will be subject to United States federal income tax on the same amounts and at the same times as would be the case if the transaction had not occurred and (2) such transaction complies with the terms of the foregoing clause (i)(A), or (ii) voluntarily liquidate, dissolve or wind up. On such matters, holders of Shares will vote on the basis of one vote per $100,000 in liquidation preference.

     Rights to Elect Two Additional Directors. During any period (referred to herein as a "Default Period") when dividend payments on any Shares of any Series or Parity Preferred for such number of dividend periods or portions thereof (or the equivalent thereof in the case of Parity Preferred), which in the aggregate contain at least 180 days, shall not have been paid or declared and a sum sufficient for the payment thereof set aside for payment, then in any such case the number of directors of the Company will automatically be increased by two additional directors and the holders of record of the Shares of all Series and Parity Preferred upon which like voting rights have been conferred and are then exercisable will possess full voting powers (to the exclusion of the holders of all other series and classes of capital stock of the Company), voting as a single class to elect such two directors (the "Default Directors").

     During any period in which a Credit Rating Event shall exist (a "Downgrade Period"), the authorized number of members of the Board of Directors of the Company shall automatically be increased by two and the holders of record of the Shares of all Series and Parity Preferred upon which like voting rights have been conferred and are then exercisable (the Shares of all Series and all such other shares being referred to as the "Downgrade Voting Parity Shares") will be entitled to fill the vacancies so created on the Board of Directors of the Company by electing two additional directors for the Company. Each director so elected (each a "Downgrade Director") shall be entitled to such number of votes on all matters before the Board of Directors of the Company as shall result in the Downgrade Directors together having a majority of the total voting power of all directors on the Board of Directors of the Company; provided, however, that each Downgrade Director shall be entitled to only one vote with respect to matters concerning the redemption of Shares of any Series or the liquidation, dissolution or winding up of the Company.

     If a Downgrade Period shall commence and be continuing at any time during a Default Period, or if a Default Period shall commence and be continuing during a Downgrade Period, then the powers conferred upon the Default Directors elected pursuant to the provisions set forth above shall be suspended or if Default Directors shall not have been so elected, then the right of holders of the Shares of all Series and Parity Preferred to elect the Default Directors as described above shall be suspended, in either case, at such time and during such period as the Downgrade Directors shall have assumed and remain in office, provided that upon the expiration of such Downgrade Period, such powers of the Default Directors or voting rights of holders of the Shares of all Series and Parity Preferred, as the case may be, shall be automatically and immediately reinstated.

     Right to Vote in Certain Events. Without the affirmative vote of the holders of at least two-thirds of the outstanding Shares of all Series voting in person or by proxy at a special meeting for the purpose, or the unanimous written consent of the holders of the outstanding Shares of all Series acting without such a meeting (subject to the provisions of any applicable law), the Company may not amend, alter or repeal any provisions of the Certificate of Designations or the Certificate of Incorporation so as to affect adversely the preferences, special rights or powers of the Shares of any Series. Any increase in the authorized number of any series of capital stock ranking on a parity with the Shares with respect to the payment of dividends or the distribution of assets, or creation, authorization or issuance of any securities convertible into, or warrants, options or similar rights to purchase, acquire or receive, shares of such capital stock or reclassification of any authorized capital stock of the Company into any share ranking on a parity with Shares with respect to the payment of dividends or the distribution of assets in accordance with the Preferred Stock Limitation Provision shall be deemed not to affect adversely the preferences, special rights or powers of the Shares.

     In addition, without the affirmative vote of the holders of at least two-thirds of the outstanding Shares of all Series and Parity Preferred upon which like voting rights have been conferred and are then exercisable, voting together as a single class, in person or by proxy at a special meeting for the purpose, or the unanimous written consent of the holders of the outstanding Shares of all Series and such Parity Preferred acting without such a meeting (subject to the provisions of any applicable law), the Company may not create, authorize or issue shares of any class or series of capital stock ranking senior to the Shares and such Parity Preferred with respect to the payment of dividends or the distribution of assets, or create, authorize or issue any securities convertible into, or warrants, options or similar rights to purchase, acquire or receive, shares of capital stock ranking senior to the Shares and such Parity Preferred with respect to the payment of dividends or the distribution of assets or reclassify any authorized capital stock of the Company into any shares ranking senior to the Shares and such Parity Preferred with respect to the payment of dividends or the distribution of assets.

     No Right to Vote in Certain Events. With respect to any right of holders of Shares to vote on any matter, whether such right is created by the Certificate of Designations thereof, by applicable law or otherwise, no holder of any Share will be entitled to vote and no Share will be deemed to be outstanding for the purpose of voting or determining the number of Shares required to constitute a quorum, if prior to or concurrently with a determination of Shares entitled to vote or of Shares deemed outstanding for quorum purposes, as the case may be, such Share is held beneficially or of record by the Company or any affiliate of the Company or if the Company or any affiliate has, directly or indirectly, the power to vote or dispose of such Share. In addition, Shares with respect to which a Notice of Redemption has been issued and the redemption price has been deposited with the Auction Agent will be deemed not to be outstanding for the purpose of voting or determining the number of Shares required to constitute a quorum.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The Company will receive an opinion of Cleary, Gottlieb, Steen & Hamilton, special U.S. counsel to the Company, that (i) the Shares will be treated as stock of the Company for federal income tax purposes; (ii) distributions with respect to the Shares (other than liquidating distributions and certain redemptions) will constitute dividends to the extent made out of current or accumulated earnings and profits of the Company, as determined under federal income tax principles; and (iii) a corporate holder that generally is entitled to the dividends received deduction will be allowed that deduction with respect to dividends received on the Shares. Opinions of counsel are not binding on the Internal Revenue Service (the "IRS") and the IRS could assert contrary positions, although in the opinion of counsel the IRS would be unlikely to prevail if it asserted those positions in a proceeding in which the issues were properly presented. See "Certain Federal Income Tax Considerations".

                 SUMMARY COMBINED FINANCIAL DATA OF THE COMPANY

     The summary combined financial data of the Company set forth below as of December 31, 1994 and 1995 and for the three years ended December 31, 1995 have been derived from, and should be read in conjunction with, the audited and unaudited combined financial statements of the predecessor companies to the Company, including the notes thereto, contained elsewhere in this Prospectus (the "Combined Financial Statements"). The summary combined financial statement data set forth below as of December 31, 1993 and as of March 31, 1995 and 1996 and for the three month periods then ended are unaudited. The summary combined financial data should also be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this Prospectus. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of information with respect to interim periods have been included. Results of operations with respect to interim periods may not be indicative of the results for the full fiscal year.

                                                                                    THREE MONTHS
                                                        FISCAL YEAR ENDED               ENDED
                                                           DECEMBER 31,               MARCH 31,
                                                   ----------------------------     -------------
                                                    1993       1994       1995      1995     1996
                                                   ------     ------     ------     ----     ----
                                                                                     (UNAUDITED)
                                                            (IN MILLIONS EXCEPT RATIOS)
STATEMENT OF OPERATIONS DATA
Net sales........................................  $1,281     $1,490     $1,698     $418     $389
Operating costs and expenses:
  Cost of sales..................................     629        783        867      219      199
  Marketing, administrative and general..........     412        449        531      122      117
  Research and development.......................      16         18         22        5        6
  Restructuring..................................      --         --         60       60       --
Operating income.................................     224        240        218       12       67
Non-operating income (expense):
  Interest expense...............................     (19)       (13)        (3)      (1)      (1)
  Interest income................................      33         20         33        7        6
  Minority interests.............................     (42)       (45)       (45)      (6)      (9)
  Equity in net income of affiliates.............      20          9         21        9        4
  Other, net.....................................      (5)        19         (5)      (1)     (36)
Income before income taxes.......................     211        230        219       20       31
  Provision for income taxes.....................      61         81        109       10       12
  Net income.....................................  $  150     $  149     $  110     $ 10     $ 19
                                                   ======     ======     ======     ====     ====
  Ratio of Earnings to Fixed Charges.............   11.5x      17.4x      55.5x     21.0x    32.0x

                                                            AT DECEMBER 31,
                                                      ----------------------------     AT MARCH 31,
                                                       1993       1994       1995          1996
                                                      ------     ------     ------     ------------
                                                                                       (UNAUDITED)
                                                                      (IN MILLIONS)
BALANCE SHEET DATA
Total assets........................................  $1,582     $1,853     $2,615        $2,168
Total liabilities...................................     688        731      1,182           723
Total intercompany loans receivable (payable),
  net...............................................     139        265        676           731
Total shareholders' equity..........................     894      1,122      1,433         1,445

           SUMMARY CONSOLIDATED FINANCIAL DATA OF SMITHKLINE BEECHAM

     The summary financial data set forth below as of December 31, 1994 and 1995 and for the three years ended December 31, 1995 have been derived from, and should be read in conjunction with, the audited consolidated financial statements of the SmithKline Beecham Group included in the 1995 Form 20-F (the "Consolidated Financial Statements"). Financial data as of December 31, 1993 have been derived from SmithKline Beecham's audited consolidated financial statements contained in SmithKline Beecham's Annual Reports to Shareholders. The financial information for the interim periods as of March 31, 1995 and 1996 and for the three months then ended is unaudited. Results of operations with respect to interim periods may not be indicative of the results for the full fiscal year.

     SmithKline Beecham prepares its Consolidated Financial Statements in accordance with accounting principles generally accepted in the U.K. ("U.K. GAAP") which differ in certain significant respects from accounting principles generally accepted in the United States ("U.S. GAAP"). There is a fundamental difference between U.K. GAAP and U.S. GAAP in the accounting for the combination (the "Combination") of SmithKline Beckman Corporation, a Pennsylvania corporation (now SmithKline Beecham Corporation, "SB Corp"), and Beecham Group p.l.c., a public limited company incorporated under the laws of England in 1989 to form SmithKline Beecham. Under U.K. GAAP, the Combination has been accounted for using merger accounting principles, whereas under U.S. GAAP, the transaction has been accounted for using the purchase accounting method. In addition, the requirements for making provision for restructuring costs are more prescriptive under U.S. GAAP than under U.K. GAAP. A reconciliation to U.S. GAAP of certain amounts at December 31, 1995 and 1994 and for the three years ended December 31, 1995 is set forth in Note 32 of the Notes to the Consolidated Financial Statements of SmithKline Beecham included in the 1995 Form 20-F.

                                                                                      THREE MONTHS
                                                       FISCAL YEAR ENDED                  ENDED
                                                          DECEMBER 31,                  MARCH 31,
                                              ------------------------------------   ---------------
                                               1993     1994                          1995     1996
                                              ------   ------      1995     1995     ------   ------
                                                                  ------   -------
                                                                   (L)       ($)
                                                                                       (UNAUDITED)
                                                 (IN MILLIONS, EXCEPT PER SHARE DATA AND RATIOS)
CONSOLIDATED INCOME STATEMENT DATA
Amounts in accordance with U.K. GAAP
Net sales
Continuing operations.......................  L5,631   L6,071     L7,011   $11,077   L1,712   L1,874
Discontinued operations(1)..................     533      421         --        --       --       --
                                              ------   ------     ------   -------   ------   ------
Total sales.................................   6,164    6,492      7,011    11,077   L1,712   L1,874
Operating exceptional items.................      --     (580)      (250)     (395)      --       --
Research and development expenditure........    (575)    (638)      (653)   (1,032)    (135)    (162)
Trading income of continuing
  operations(2).............................   1,078      657      1,216     1,921      384      414
Trading income of discontinued
  operations(1).............................     102       84         --                 --       --
Non-operating exceptional items.............      51       --        512       809      512       --
Income before taxes and minority
  interests.................................   1,220      691      1,623     2,564      873      387
Taxes on income.............................    (378)    (571)(3)   (591)     (934)    (348)    (112)
Auction Rate Preference Stock (SB Corp MMP)
  dividends.................................     (15)     (18)       (24)      (38)      (6)      (6)
Net income..................................     813       72        970     1,533      510      260
Per Share/Equity Unit
Income excluding exceptional items..........    29.1p    32.3p      34.4p     0.54      9.1p     9.6p
Net income..................................    30.4p     2.7p      36.1p     0.57     18.9p     9.6p
Per Equity Unit ADR
Income excluding exceptional items..........   145.5p   161.5p     172.0p     2.72     45.5p    48.0p
Net income..................................   152.0p    13.5p     180.5p     2.85     94.5p    48.0p
Ratio of Earnings to Fixed Charges..........    6.01x    3.85x      5.16x     5.16x    7.84x    5.24x
                                              ------   ------     ------   -------   ------   ------

                                                                       FISCAL YEAR ENDED
                                                                         DECEMBER 31,
                                                               ---------------------------------
                                                               1993     1994     1995      1995
                                                               ----     ----     ----      ----
                                                                                  (L)      ($)
                                                                (IN MILLIONS, EXCEPT PER SHARE
                                                                       DATA AND RATIOS)
APPROXIMATE AMOUNTS IN ACCORDANCE WITH U.S. GAAP
Income from continuing operations............................  L473      L546      L357     $564
Net income...................................................   518       600       446      705
Per Share/Equity Unit
Income from continuing operations............................  17.7p     20.3p     13.3p    0.21
Net income...................................................  19.4p     22.4p     16.6p    0.26
Per Equity Unit ADR
Income from continuing operations............................  88.5p    101.5p     66.5p    1.05
Net income...................................................  97.0p    112.0p     83.0p    1.31
Ratio of Earnings to Fixed Charges...........................  4.98x     4.97x     3.23x    3.23x

- ---------------
(1) The businesses disposed of in 1993 were the hair care and the bath and body care businesses. The business disposed of in 1994, with completion in January 1995, was the animal health business. Prior year amounts have been restated on a comparable basis.

(2) The trading income of continuing operations is after charging exceptional items of L250 million in 1995 and L580 million in 1994. For information on exceptional items, see Note 1 to the Consolidated Financial Statements.

(3) Taxes on income includes L216 million representing a charge on the reorganization of Sterling Winthrop Inc. ("Sterling") in connection with the sale by SmithKline Beecham of Sterling's North American business and a credit associated with the deferred tax asset arising on the creation of the restructuring provision.

                                                        AT DECEMBER 31,
                                            ----------------------------------------     AT MARCH 31,
                                             1993       1994       1995       1995           1996
                                            ------     ------     ------     -------     -------------
                                                                   (L)         ($)        (UNAUDITED)
                                                                  (IN MILLIONS)
CONSOLIDATED BALANCE SHEET DATA
AMOUNTS IN ACCORDANCE WITH U.K. GAAP
Current assets............................  L3,476     L3,479     L3,403     $ 5,275        L 3,536
Intangible assets.........................      50      2,304      2,246       3,481          2,272
Total assets(2)...........................   5,569      8,071      8,153      12,637          8,397
Long-term debt............................     852      1,086      1,718       2,663          1,737
Total debt................................   1,225      2,978      2,320       3,596          2,560
Total liabilities.........................   3,726      6,940      6,414       9,942          6,596
Shareholders' funds -- equity
  interests(2)............................   1,302        618      1,223       1,895          1,278
Auction Rate Preference Stock (SB Corp
  MMP)....................................     541        513        516         800            523
                                             -----      -----      -----       -----          -----
APPROXIMATE AMOUNTS IN ACCORDANCE WITH
  U.S. GAAP
Shareholders' funds -- equity
  interests(1)............................   4,596      4,769      4,901       7,597            N/A

- ---------------
(1) Increase in shareholders' equity under U.S. GAAP principally arises from goodwill and purchase accounting adjustments. See Note 32 to the Consolidated Financial Statements included in the 1995 Form 20-F.

(2) The total assets and shareholders' funds have been restated for capitalization of interest. See Statement of Accounting Policies, included in the Consolidated Financial Statements included in the 1995 Form 20-F.

                                  RISK FACTORS

     Prospective purchasers of the Shares should carefully consider all the information contained in this Prospectus, including the risk factors set forth below.

LIMITED NATURE OF GUARANTEES AND SUPPORT AGREEMENTS

     SmithKline Beecham plc will unconditionally and irrevocably guarantee the due and punctual payment of declared and unpaid dividends on the Shares to the extent that such dividends have been declared by the Company's Board of Directors out of funds legally available therefor and will enter into a Support Agreement with the Company which will require it to make additional capital contributions to the Company in the circumstances and subject to the limitations described under "Description of SmithKline Beecham Support -- The Support Agreement". The rights of holders of Shares of any Series under the Guarantee will be subordinated to the rights of other creditors of SmithKline Beecham. Similarly, the rights of the Company under the Support Agreement will be subordinated to the rights of other creditors of SmithKline Beecham. SmithKline Beecham will in no event be required to make any payment pursuant to the Guarantee or to make, or cause to be made, a Capital Increase under the Support Agreement at any time in an amount that would exceed the Adjusted Distributable Reserves of SmithKline Beecham plc at such time. At December 31, 1995, the Adjusted Distributable Reserves of SmithKline Beecham were L576 million ($893 million). In addition, SmithKline Beecham's obligations under the Support Agreement will be limited initially to an aggregate amount of $3 billion, which shall be increased to a limited extent if the aggregate liquidation preference of the Shares issued by the Company exceeds $1.15 billion, and will be reduced to the extent of any payments made under the SB Biologicals Support Agreement described below. The Support Agreement is not a guarantee by SmithKline Beecham of any obligation, liability or indebtedness of the Company, including the Shares of any Series. SmithKline Beecham will not, by virtue of the Support Agreement, have any obligation or liability to any holder of Shares of any Series and, accordingly, the Support Agreement is not enforceable directly by any such holder. See "Description of SmithKline Beecham Support -- The Guarantee" and "-- The Support Agreement".

     SmithKline Beecham will also guarantee the payment to the Company by SB Biologicals of dividends declared and unpaid by SB Biologicals out of funds legally available therefor on the shares of SB Biologicals Preferred Stock held by the Company pursuant to the SB Biologicals Guarantee, and will enter into the SB Biologicals Support Agreement, which will be in form and substance similar to the Guarantee and the Support Agreement, respectively, and which will be subject in each case to limitations corresponding to those described in the preceding paragraph (except that SmithKline Beecham's obligations under the SB Biologicals Support Agreement will be limited to an aggregate amount of $1 billion). The SB Biologicals Support Agreement is not a guarantee of any obligation, liability or indebtedness of SB Biologicals, including the SB Biologicals Preferred Stock. Accordingly, SmithKline Beecham will not, by virtue of the SB Biologicals Support Agreement, have any obligation to the Company or any holder of Shares of any Series, and the SB Biologicals Support Agreement is not enforceable directly by the Company or any such holder. See "Business -- SB Biologicals".

RELATIONSHIP WITH SMITHKLINE BEECHAM GROUP

     All of the Common Stock of the Company is owned indirectly by SmithKline Beecham and the operations of the Company are integrated with the rest of the SmithKline Beecham Group on a worldwide basis. As a result, a portion of products manufactured or sold by the Company will be sold to or purchased from SmithKline Beecham and its subsidiaries (other than the Company and its subsidiaries). The business and the operating and financial performance of the Company is highly dependent on SmithKline Beecham and such subsidiaries. Moreover, the Company is largely dependent on SmithKline Beecham and such subsidiaries for new product development and patent and trademark rights. The Company has entered into a management agreement under which it will receive services from SmithKline Beecham, and subsidiaries of the Company have entered into management, licensing and service agreements with other members of SmithKline Beecham Group. However, SmithKline Beecham may establish, modify or terminate business relationships affecting the Company without seeking the acquiescence of the holders of Shares.

SmithKline Beecham's determination to seek to establish, modify or terminate any agreement or arrangement will be made on a case-by-case basis, generally with a view to achieving the objectives of SmithKline Beecham Group as a whole, which may not in each case be the same as the independent objectives of the Company and the holders of the Shares. There can be no assurance that the Company or its subsidiaries will be requested to produce or market any particular product or to engage in any particular business of other members of SmithKline Beecham Group, or that any existing business relationship between the Company and its subsidiaries, on the one hand, and other members of SmithKline Beecham Group, on the other hand, will not be so modified or terminated. See
"Business -- Relationship with SmithKline Beecham Group" and "Arrangements with SmithKline Beecham Group". Further, a substantial portion of the Company's assets, revenues and net income consist of or are derived from loans made by the Company or its subsidiaries to other members of SmithKline Beecham Group, and the SB Biologicals Preferred Stock held by the Company. A substantial portion of the proceeds of the Offerings of the Shares will be used to make intercompany loans. See "Use of Proceeds", "Arrangements with SmithKline Beecham
Group -- Intercompany Finance" and "Business -- SB Biologicals". The availability of cash flow for dividends on the Shares will therefore be dependent in part on the receipt of payments on loans made by the Company to SmithKline Beecham and its subsidiaries and the receipt of dividends on the shares of SB Biologicals Preferred Stock held by the Company.

HOLDING COMPANY STRUCTURE

     All of the operations of the Company are conducted through subsidiaries and, therefore, the Company is dependent on the earnings and cash flow of its subsidiaries (and on the $41.25 million in dividends payable on the SB Biologicals Preferred Stock per year) to meet its obligations with respect to the Shares. The claims of holders of the Shares will be subordinate to claims of stockholders and creditors of the Company's subsidiaries (and of creditors of SB Biologicals).

NO OPERATING HISTORY AS A SEPARATE LEGAL ENTITY

     The Company has no operating history as a separate legal entity. The historical financial information of the Company presented in this Prospectus may not necessarily be indicative of the results that would have been attained if the Company had operated as a separate legal entity. See Note 1 to the Combined Financial Statements.

CURRENCY FLUCTUATIONS

     The operations of the Company are conducted in international markets and therefore the combined financial results of the Company are subject to exchange rate fluctuations involving the United States dollar and a number of foreign currencies. Since dividends on the Shares are paid in United States dollars, decreases in value in the currencies other than the dollar in which the Company's revenues are derived could adversely affect the amount of funds available for such payments.

IMPACT OF GOVERNMENT REGULATION

     The operations of the Company's subsidiaries are subject to extensive regulation by governmental agencies in each of the countries in which it conducts manufacturing operations and to which it exports its products. These governmental authorities have substantial power over manufacturers and exporters of pharmaceutical products, including the power to withhold approvals, to require the recall of products, to delay or prevent product sales and to halt operations. The Company's operations are dependent on maintaining the approval for its existing products and facilities and on receiving approval for each new product and facility. In addition, the Company's business is dependent in part upon government mandated public health programs, including vaccination programs. There can be no assurance that the Company's business, operations or prospects will not be adversely affected by future regulatory actions in its countries of operation or its export markets, including actions relating to national healthcare programs, quality control and environmental regulations, or by delays or difficulties in maintaining existing approvals for its products or its plants or in obtaining approvals in the future for new products or new manufacturing facilities.

ABILITY TO ISSUE ADDITIONAL SHARES

     Under the Company's Certificate of Incorporation, the Company's Board of Directors has the ability to issue additional shares of preferred stock ranking pari passu with or junior to the Shares, as to participation in the profits or assets of the Company, without the consent or approval of the holders of the Shares.

ENFORCEABILITY OF U.S. SECURITIES LAWS

     SmithKline Beecham is a public limited company incorporated in England and Wales. Many of the directors and executive officers of SmithKline Beecham are non-residents of the United States, and all or a substantial portion of the assets of such persons are located outside the United States. As a result, service of process upon such persons and enforcement against such persons of judgments obtained in U.S. courts predicated upon the civil liability provisions of the federal securities laws of the United States may be difficult to obtain within the United States. SmithKline Beecham has been advised by its English solicitors, Linklaters & Paines, that there is doubt as to the enforceability in England, in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities to the extent predicated upon the federal securities laws of the United States.

                       THE COMPANY AND SMITHKLINE BEECHAM

     The Company was incorporated in May 1996 for the principal purpose of acquiring, owning and managing certain non-U.S. assets of SmithKline Beecham, principally in the pharmaceuticals business. SmithKline Beecham owns indirectly 100 percent of the Common Stock of the Company. The Company had combined sales of $1,698 million and $389 million and combined net income of $110 million and $19 million for 1995 and the first quarter of 1996, respectively. The Company is a holding company and conducts its operations through approximately 60 subsidiaries. The Company's holdings will also include fixed rate cumulative preferred stock of SB Biologicals, an indirect Belgian pharmaceuticals subsidiary of SmithKline Beecham, having an aggregate redemption price of $650 million. See "Business -- SB Biologicals". The Company's primary activities consist of the manufacture and sale of pharmaceuticals (prescription medicines) and consumer products (OTC medicines), as part of the worldwide business of SmithKline Beecham Group, as well as intercompany lending to other companies within SmithKline Beecham Group.

     The principal activities of SmithKline Beecham Group are the discovery, development, manufacture and marketing of pharmaceuticals and vaccines, the provision of disease management and pharmaceutical benefit management services, OTC medicines and health-related consumer products, and the provision of clinical laboratory testing services.

     The Company and its subsidiaries are, or will on or prior to the issuance of the Shares be, parties to certain management, licensing and service agreements with SmithKline Beecham and its subsidiaries that are expected to remain in effect. See "Arrangements with SmithKline Beecham Group".

     SmithKline Beecham will unconditionally and irrevocably guarantee the due and punctual payment of dividends on the Shares to the extent that such dividends have been declared by the Company's Board of Directors out of funds legally available therefor and remain unpaid. SmithKline Beecham has also entered into the Support Agreement with the Company pursuant to which SmithKline Beecham has agreed to provide additional capital to the Company under certain circumstances and subject to certain limitations so as to ensure that the equity of the Company exceeds the sum of its debt and the aggregate liquidation preference of the Shares. The obligations of SmithKline Beecham under the Guarantee and the Support Agreement are limited in amount to the Adjusted Distributable Reserves (as defined therein) of SmithKline Beecham, in the case of the Support Agreement, have been capped initially at an aggregate amount of $3 billion, which cap shall be increased to a limited extent if the aggregate liquidation preference of the Shares issued by the Company exceeds $1.15 billion, and are subordinated to the obligations of SmithKline Beecham to its other creditors. SmithKline Beecham will enter into similar arrangements in respect of the SB Biologicals Preferred Stock. See "Description of SmithKline Beecham Support" and "Risk Factors -- Limited Nature of Guarantees and Support Agreements".

     The Company's principal executive offices are located at 1403 Foulk Road, Suite 102, P.O. Box 7108, Wilmington, Delaware 19803-2775, telephone (302) 479-5801. SmithKline Beecham's principal executive offices are located at New Horizons Court, Brentford, Middlesex TW8 9EP, England, telephone
44-181-975-2000.

                                USE OF PROCEEDS

     Of the net proceeds from the sale of the Shares, it is expected that approximately $400 million will be loaned by the Company or one of its subsidiaries to SB Corp and that SB Corp will use that amount to redeem five outstanding series of its Money Market Cumulative Preferred Stock issued in a private placement in April 1990 ("SB Corp MMP"). The remainder of the net proceeds from the sale of the Shares will be loaned by the Company and its subsidiaries to members of SmithKline Beecham Group for use for general corporate purposes (including the possible redemption of other series of SB Corp
MMP). See "Arrangements with SmithKline Beecham Group -- Intercompany Finance".

                SELECTED COMBINED FINANCIAL DATA OF THE COMPANY

     The selected combined financial data set forth below as of December 31, 1994 and 1995 and for the three years ended December 31, 1995 have been derived from, and should be read in conjunction with, the Combined Financial Statements. The selected combined financial data set forth below as of December 31, 1991 and 1992 and as of March 31, 1995 and 1996 and for the three month periods then ended are unaudited. The selected combined financial data should also be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this Prospectus. The information for interim periods is unaudited; however, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such information have been included. The interim results of operations may not be indicative of the results for the full fiscal year.

                                                                                       THREE MONTHS
                                          FISCAL YEAR ENDED DECEMBER 31,               ENDED MARCH 31,
                                --------------------------------------------------     ---------------
                                 1991       1992       1993       1994       1995      1995       1996
                                ------     ------     ------     ------     ------     ----       ----
                                   (UNAUDITED)      (IN MILLIONS EXCEPT RATIOS)          (UNAUDITED)
STATEMENT OF OPERATIONS DATA
Net sales...................    $1,056     $1,221     $1,281     $1,490     $1,698     $418       $389
Operating costs and
  expenses:
  Cost of sales.............       499        607        629        783        867      219        199
  Marketing, administrative
     and general............       352        388        412        449        531      122        117
  Research and
     development............        13         14         16         18         22        5          6
  Restructuring.............        --         --         --         --         60       60         --
                                ------     ------     ------     ------     ------     ----       ----
Operating income............       192        212        224        240        218       12         67
Non-operating income
  (expense):
  Interest expense..........       (35)       (22)       (19)       (13)        (3)      (1)      (1)
  Interest income...........        27         35         33         20         33        7        6
  Minority interests........       (32)       (52)       (42)       (45)       (45)      (6)      (9)
  Equity in net income of
     affiliates.............         4         21         20          9         21        9        4
  Other, net................        (7)        --         (5)        19         (5)      (1)     (36)
                                ------     ------     ------     ------     ------     ----     ----
Income before income
  taxes.....................       149        194        211        230        219       20       31
Provision for income
  taxes.....................        66         87         61         81        109       10       12
                                ------     ------     ------     ------     ------     ----     ----
Net income..................    $   83     $  107     $  150     $  149     $  110     $ 10     $ 19
                                ======     ======     ======     ======     ======     ====     ====
Ratio of earnings to fixed
  charges...................       5.1x       9.4x      11.5x      17.4x      55.5x    21.0x    32.0x

                                                  AT DECEMBER 31,
                                 --------------------------------------------------     AT MARCH 31,
                                  1991       1992       1993       1994       1995          1996
                                 ------     ------     ------     ------     ------     ------------
                                    (UNAUDITED)             (IN MILLIONS)               (UNAUDITED)
BALANCE SHEET DATA
Total assets.................    $1,511     $1,487     $1,582     $1,853     $2,615        $2,168
Total liabilities............    $1,224     $  696     $  688     $  731     $1,182        $  723
Total intercompany loans
  receivable (payable),
  net........................    $ (567)    $   71     $  139     $  265     $  676        $  731
Total shareholders' equity...    $  287     $  791     $  894     $1,122     $1,433        $1,445

           SELECTED CONSOLIDATED FINANCIAL DATA OF SMITHKLINE BEECHAM

     The selected financial data set forth below as of December 31, 1994 and 1995 and for the three years ended December 31, 1995 have been derived from, and should be read in conjunction with, the audited Consolidated Financial Statements of the SmithKline Beecham Group included in the 1995 Form 20-F. Financial data as of December 31, 1991, 1992 and 1993 and for the two years ended December 31, 1992 have been derived from SmithKline Beecham's audited Consolidated Financial Statements contained in the SmithKline Beecham's Annual Reports to Shareholders.

     SmithKline Beecham prepares its Consolidated Financial Statements in accordance with U.K. GAAP which differ in certain significant respects from U.S. GAAP. There is a fundamental difference between U.K. and U.S. GAAP in the accounting for the Combination. Under U.K. GAAP the Combination has been accounted for using merger accounting principles, whereas under U.S. GAAP the transaction has been accounted for using the purchase accounting method. In addition the requirements for making provision for restructuring costs are more prescriptive under U.S. GAAP than under U.K. GAAP. A reconciliation to U.S. GAAP of certain amounts at December 31, 1995 and 1994 and for the three years ended December 31, 1995 is set out in Note 32 of the Notes to the Consolidated Financial Statements of SmithKline Beecham included in the 1995 Form 20-F.

                       CONSOLIDATED INCOME STATEMENT DATA

                                                                                                               THREE MONTHS
                                                                                                                  ENDED
                                                             FISCAL YEAR ENDED DECEMBER 31,                     MARCH 31,
                                                ---------------------------------------------------------    ----------------
                                                 1991      1992      1993      1994      1995      1995       1995      1996
                                                ------    ------    ------    ------    ------    -------    ------    ------
                                                                                         (L)        ($)
                                                               (IN MILLIONS, EXCEPT PER SHARE DATA AND RATIOS) (UNAUDITED)
AMOUNTS IN ACCORDANCE WITH U.K. GAAP
Net sales
Continuing operations.........................  L4,046    L4,587    L5,631    L6,071    L7,011    $11,077    L1,712    L1,874
Discontinued operations(1)....................     639       632       533       421        --                   --        --
                                                ------    ------    ------    ------    ------    -------    ------    ------
  Total sales.................................   4,685     5,219     6,164     6,492     7,011     11,077    L1,712    L1,874
Operating exceptional items...................      --        --        --      (580)     (250)      (395)       --        --
Research and development expenditure..........    (432)     (478)     (575)     (638)     (653)    (1,032)     (135)     (162)
Trading income of continuing operations(2)....     898       942     1,078       657     1,216      1,921       384       414
Trading income of discontinued
  operations(1)...............................     132       131       102        84        --                   --        --
Non-operating exceptional items...............      --        42        51        --       512        809       512        --
Income before taxes and minority interests....     975     1,089     1,220       691     1,623      2,564       873       387
Taxes on income...............................    (321)     (351)     (378)     (571)(3)   (591)     (934)     (348)     (112)
Auction Rate Preference Stock (SB Corp MMP)
  dividends...................................     (24)      (16)      (15)      (18)      (24)       (38)       (6)       (6)
Net income....................................     619       711       813        72       970      1,533       510       260
Per Share/Equity Unit
Income excluding exceptional items............    23.3p     25.3p     29.1p     32.3p     34.4p      0.54       9.1p      9.6p
Net income....................................    23.3p     26.7p     30.4p      2.7p     36.1p      0.57      18.9p      9.6p
Per Equity Unit ADR
Income excluding exceptional items............   116.5p    126.5p    145.5p    161.5p    172.0p      2.72      45.5p     48.0p
Net income....................................   116.5p    133.5p    152.0p     13.5p    180.5p      2.85      94.5p     48.0p
Ratio of Earnings to Fixed Charges............    4.03x     4.81x     6.01x     3.85x     5.16x      5.16x     7.84x     5.24x
                                                ------    ------    ------    ------    ------    -------    ------    ------

                                                              FISCAL YEAR ENDED DECEMBER 31,
                                                       ---------------------------------------------
                                                       1991    1992    1993    1994    1995    1995
                                                       -----   -----   -----   -----   -----   -----
                                                                                        (L)     ($)
                                                          (IN MILLIONS, EXCEPT PER SHARE DATA AND
                                                                          RATIOS)
APPROXIMATE AMOUNTS IN ACCORDANCE WITH U.S. GAAP
Income from continuing operations....................  L 402   L 321   L 473   L 546   L 357   $ 564
Net income...........................................    474     385     518     600     446     705
Per Share/Equity Unit
Income from continuing operations....................   15.1p   12.0p   17.7p   20.3p   13.3p   0.21
Net income...........................................   17.8p   14.4p   19.4p   22.4p   16.6p   0.26
Per Equity Unit ADR
Income from continuing operations....................   75.5p   60.0p   88.5p  101.5p   66.5p   1.05
Net income...........................................   89.0p   72.0p   97.0p  112.0p   83.0p   1.31
Ratio of Earnings to Fixed Charges...................   3.15x   3.18x   4.98x   4.97x   3.23x   3.23x

- ---------------
(1) The businesses sold in 1992 were the Manetti Roberts toiletries business and the North American men's personal care business. The businesses disposed of in 1993 were the hair care and the bath and body care businesses. The business disposed of in 1994, with completion in January 1995, was the animal health business. Prior year amounts have been restated on a comparable basis.

(2) The trading income of continuing operations is after charging exceptional items of L250 million in 1995 and L580 million in 1994. For information on exceptional items, see Note 1 to the Consolidated Financial Statements.

(3) Taxes on income includes L216 million representing a charge on reorganization of Sterling in connection with the sale by SmithKline Beecham of Sterling's North American business and a credit associated with the deferred tax asset arising on the creation of the restructuring provision.

                          CONSOLIDATED BALANCE SHEET DATA

                                                      AT DECEMBER 31,
                                    ----------------------------------------------------   AT MARCH 31,
                                     1991     1992     1993     1994     1995     1995         1996
                                    ------   ------   ------   ------   ------   -------   ------------
                                                                         (L)       ($)     (UNAUDITED)
                                                               (IN MILLIONS)
AMOUNTS IN ACCORDANCE WITH U.K.
  GAAP
Current assets....................  L2,595   L3,384   L3,476   L3,479   L3,403   $ 5,275      L3,536
Intangible assets.................      --       --       50    2,304    2,246     3,481       2,272
Total assets(2)...................   4,230    5,340    5,569    8,071    8,153    12,637       8,397
Long-term debt....................     252      219      852    1,086    1,718     2,663       1,737
Total debt........................   1,284    1,611    1,225    2,978    2,320     3,596       2,560
Total liabilities.................   3,143    3,854    3,726    6,940    6,414     9,942       6,596
Shareholders' funds -- equity
  interests(2)....................     659      956    1,302      618    1,223     1,895       1,278
Auction Rate Preference Stock (SB
  Corp MMP).......................     428      530      541      513      516       800         523
                                    ------   ------   ------   ------   ------   -------      ------
APPROXIMATE AMOUNTS IN ACCORDANCE
  WITH U.S. GAAP
Shareholders' funds -- equity
  interests(1)....................  L4,113   L4,385   L4,596   L4,769   L4,901   $ 7,597         N/A

- ---------------
(1) Increase in shareholders' equity under U.S. GAAP principally arises from goodwill and purchase accounting adjustments. See Note 32 to the Consolidated Financial Statements included in the 1995 Form 20-F.

(2) The total assets and shareholders' funds have been restated for capitalization of interest. See Statement of Accounting Policies, page 50, included in the Consolidated Financial Statements included in the 1995 Form 20-F.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS
                            AND FINANCIAL CONDITION

GENERAL

     On May 20, 1996, the Company was formed with the intent of holding the stock of certain indirectly owned subsidiaries of SmithKline Beecham, which was transferred to it in consideration for all of the shares of Common Stock and Junior Preferred Stock of the Company. The principal purpose of the formation of the Company is the acquiring, owning and managing of certain non-U.S. assets of SmithKline Beecham, primarily in the pharmaceutical business.

     The Combined Financial Statements reflect the financial position and results of operations of the entities comprising the Company and its subsidiaries, on a combined basis at all dates and for all periods presented.

     All financial information at dates and for periods prior to the formation of the Company was prepared as if the Company had existed and operated as a separate business at such dates and during such periods. Such financial information reflects operating expenses incurred by SmithKline Beecham Group that are specifically identifiable to the Company, and certain corporate overhead allocations that management believes represent the value of services performed on behalf of the Company.

     The operations of the Company are conducted in international markets and therefore the consolidated financial results of the Company are subject to exchange rate fluctuations involving the United States dollar and a number of foreign currencies. The functional currency for the majority of the Company's foreign operations is the applicable local currency. The principal functional currencies of the Company are the French franc, Singapore dollar, Belgian franc, Irish punt and the Portuguese escudo. The Company's operations in Brazil and Venezuela operate in highly inflationary economies and are re-measured as if the functional currency were the U.S. dollar. Inflation in more highly developed economies is at reduced levels in recent years. However, inflation continues to raise the cost of goods and services used by the Company. Although the Company attempts to fully recover higher costs through increased selling prices, the competitive environment as well as government health policy in certain major markets may restrict this ability. The Company is unable to predict what effect inflation and pricing restrictions may ultimately have on its business.

     In 1995, the Company recorded a provision of $60 million in connection with the cost of integrating the consumer healthcare operations; the creation of shared services across all of the business operations in finance, information resources, human resources and purchasing; and the reorganization of the Company's supply chain. The costs will be substantially incurred over two years and include approximately $16 million of asset write-offs.

     SmithKline Beecham continually analyzes its operational structure and supply chain and explores possible opportunities to reduce operating costs and increase manufacturing efficiencies. The Company's assets, including goodwill, have been reviewed for permanent impairment in value. There has been no identified reduction in the value of the Company's assets. In connection with previous restructuring activity, the Company's manufacturing facility in Ireland was designated as one of the principal cimetidine manufacturing facilities for SmithKline Beecham Group, and its manufacturing activities were realigned accordingly. Further restructuring of the Company's operations may occur as SmithKline Beecham continues to explore opportunities to increase efficiencies.

     While there may be no direct correlation between the financial results of the Company and those of SmithKline Beecham in any particular period, the overall performance of the Company is interdependent with the performance of other units of SmithKline Beecham Group. Moreover, the Company is dependent upon SmithKline Beecham Group with respect to new product development, the addition of any resulting new products to the Company's product line and the expansion of the Company's marketing and distribution activities. There can be no assurance that the Company or its subsidiaries will be requested to market any particular product or to engage in any particular business of SmithKline Beecham Group. See "Business".

RESULTS OF OPERATIONS

     The following tables have been derived from the Combined Financial Statements contained elsewhere in this document.

                                                                               THREE MONTHS
                                           YEAR ENDED DECEMBER 31,            ENDED MARCH 31,
                                         ----------------------------         ---------------
                                          1993       1994       1995          1995       1996
                                         ------     ------     ------         ----       ----
                                                            (IN MILLIONS)       (UNAUDITED)
    Sales
    Pharmaceuticals....................  $1,106     $1,285     $1,445         $357       $326
    Consumer Healthcare................     175        205        253           61         63
                                         ------     ------     ------         ----       ----
              Total Sales..............  $1,281     $1,490     $1,698         $418       $389
                                         ======     ======     ======         ====       ====
    Operating Income
    Pharmaceuticals....................  $  222     $  225     $  201         $ 25       $ 59
    Consumer Healthcare................       2         15         17          (13)         8
                                         ------     ------     ------         ----       ----
              Total Operating Income...  $  224     $  240     $  218         $ 12       $ 67
                                         ======     ======     ======         ====       ====

THREE MONTHS ENDED MARCH 31, 1996 AND MARCH 31, 1995
(GROWTH RATES ARE AT COMPARABLE EXCHANGE RATES UNLESS OTHERWISE STATED.)

     Pharmaceutical sales in the first quarter of 1996 (the "1996 Period") were $326 million, compared to $357 million in the first quarter of 1995 (the "1995 Period"). Engerix-B sales for the 1996 Period declined $38 million. The completion of the French-mandated hepatitis B vaccination campaign and a reduction of intercompany antibiotic sales were the principal factors contributing to the decline in 1996 first quarter sales. The decline in Engerix-B sales in the first quarter of 1996 was partially offset by an increase in new product sales, and the continued strong growth in the Brazil market. Major contributors to the new product growth were Seroxat, Kytril and Havrix. Seroxat sales in France were $13 million above those for the first quarter of 1995 driving much of the Company's new product growth. Brazil sales increased 25 percent, with Amoxil, Engerix-B, Seroxat, Augmentin and Bactroban each reporting sales growth in excess of 16 percent or more.

     Pharmaceutical operating income for the 1996 Period was $59 million compared to $61 million of operating income, excluding a restructuring provision, in the 1995 Period. The reduction is attributable to lower sales and margins associated with intercompany antibiotics sales and lower third party sales in France.

     The Company's consumer healthcare segment reported sales of $63 million in the 1996 Period, representing an increase of 2 percent over 1995 Period sales. The increase is due primarily to increased Contac sales in Japan, resulting from increased promotional activity and line extensions introduced in 1995.

     The increase in consumer healthcare operating profit is attributed to a non-recurring restructuring charge in the 1995 Period and an increase in margins in Japan and Ireland. Also contributing to the increase in operating income are lower monetary re-measurement costs in Brazil.

     Net equity income decreased in the 1996 Period compared to the 1995 Period due to lower royalty and interest income realized by equity investees.

     Other net non-operating expense increased in the 1996 Period over that for the 1995 Period by $35 million principally from the movement in exchange gains and losses ($34 million) on unhedged intercompany financing activity.

     The effective tax rate was 38.7 percent and 49.8 percent for the 1996 Period and 1995 Period, respectively. The decrease in the effective rate was due to the 1996 Period not being impacted by the French exceptional tax, an increase in foreign tax exempt income and the effects of increased income in operations experiencing lower effective tax rates.

     Net income rose $9 million in the 1996 Period, an increase from $10 million in the 1995 Period. The growth rate in net income is below the growth rate of operating income in the 1996 Period, principally due to exchange losses on unhedged related party loans.

FISCAL YEARS 1995 AND 1994
(GROWTH RATES ARE AT COMPARABLE EXCHANGE RATES UNLESS OTHERWISE STATED.)

     The Company achieved pharmaceutical sales of $1,445 million in 1995, an increase of 3 percent at comparable rates and 12 percent at actual rates over the previous year. The growth was due primarily to strong anti-infective sales, changing market dynamics in Brazil and increased new product sales. The growth was partially offset by a reduction of related party raw material sales.

     The Company's anti-infective products, including Amoxil, Augmentin and Bactroban, increased $100 million. Sales of Augmentin increased $58 million, with Brazil, Switzerland, Portugal and Austria each reporting growth rates in excess of 15 percent over 1994.

     Brazil's economic stability was maintained in 1995 and strengthened by change directed at the privatization of government-owned companies, acknowledgment of industrial patents and intellectual property rights, and removal of importation barriers. Sales for Brazil increased by over 50 percent, resulting in Brazil being the Company's second largest market. The increase over 1994 is due primarily to a change in the market dynamics as a result of the stabilization program. The Company believes that Brazil's stabilization program has improved purchasing power of the consumer and assisted in segments of the population moving into the middle and upper income classes.

     New products represented 11 percent of total product sales in 1995, up from 8 percent in 1994. The key performer was the antidepressant Seroxat, with sales increasing $50 million to $57 million. In France, the Company's largest market, the Company launched Seroxat, accounting for $40 million of the increase. Also launched in 1995 was Infanrix, the combined acellular vaccine for diphtheria, tetanus and pertussis (whooping cough) in Switzerland. Havrix continued its success as a new product, reporting 22 percent growth over 1994.

     Related party sales of active ingredients decreased by $101 million due principally to the expiration of a related party manufacturing agreement for paroxetine, the active ingredient in Seroxat, and termination of a related party manufacturing agreement for famciclovir, the active ingredient in Famvir. Famvir, indicated in the U.S. and U.K. for the treatment of shingles, is scheduled for launch in Ireland in early 1996. The Irish manufacturing operation disposed of $74 million of assets associated with the manufacturing activity of paroxetine and famciclovir in 1995.

     Pharmaceutical operating income in 1995 was adversely affected by restructuring and one-time government-mandated social levy costs and the expiration and termination of manufacturing agreements. The impact of the preceding items was partially offset by lower monetary costs in Brazil.

     The Company's consumer healthcare sales in 1995 were $253 million compared to $205 million in 1994. The increase is primarily attributable to the inclusion of 12 months of sales activity for products acquired via the Sterling acquisition, as opposed to inclusion of 2 months of sales activity in 1994. Sales of the Contac line in Japan increased by $6 million, or 6 percent, reflecting the launch of two line extensions, Contac Cough and Contac Day. Contac sales account for over 90 percent of the Company's consumer healthcare sales in Japan. Other contributors to the growth in consumer healthcare 1995 sales were Lucozade and Aquafresh in Ireland, which grew by 23 and 20 percent, respectively. Lucozade accounted for 54 percent of the consumer healthcare sales in Ireland.

     The consumer healthcare segment commenced restructuring programs in both Brazil and Japan in 1995. The restructuring program in Brazil includes the integration of the consumer healthcare organizations, restructuring of existing manufacturing facilities, and the disposal of personal care products. The program also includes co-location of existing operations. Staffing levels were reduced in Japan by approximately 35 percent in 1995, redirecting the investment towards promotional activity.

     Consumer healthcare operating income increased by $2 million in 1995, or 13% at actual rates. The increase is due to the full year inclusion of operating income related to the businesses acquired by the Sterling acquisition, and a significant reduction of currency devaluation costs in Brazil offset by restructuring charges.

     Net interest income for 1995 was $30 million (an increase of $23 million), due to the settlement of related party loans. A significant amount of the settlement relates to loans associated with a stock redemption program. In addition, the Company's pharmaceutical operation in France loaned additional funds to related parties.

     Other net non-operating expense of $5 million in 1995 compares to an operating income of $19 million in 1994. The reduction is primarily the result of the inclusion in 1994 of $16 million of income associated with the gain on disposal of fixed assets.

     The effective income tax rate increased from 35.2 percent in 1994 to 49.8 percent in 1995. The significant items impacting the 1995 income tax rate are net operating losses, reduction in foreign tax exempt income, the French exceptional tax, and the effects of increased income in operations experiencing higher effective tax rates.

     Net income declined to $110 million in 1995, a reduction of 26 percent at actual rates over 1994. The decline is primarily attributed to restructuring charges.

FISCAL YEARS 1994 AND 1993
(GROWTH RATES ARE AT COMPARABLE EXCHANGE RATES UNLESS OTHERWISE STATED.)

     The Company's sales of pharmaceutical products increased 15 percent at comparable rates and 16 percent at actual rates in 1994 despite continued pressure on prices in France, and the introduction of a new economic stabilization program in Brazil.

     In 1994, the pharmaceutical segment of the Company was favorably impacted by the French government inspired campaign to vaccinate "at risk" sectors of their population against hepatitis B and increased sales of active ingredients to related parties. The French vaccination campaign was the primary contributor to Engerix B sales, which increased by $103 million.

     In 1993, the Company's primary production facility entered into short-term contracts with SmithKline Beecham to produce the active ingredients of two new products, Seroxat (paroxetine) and Famvir (famciclovir). Related party raw material sales of these active ingredients increased by $108 million in 1994.

     Partially offsetting the increase in vaccine and related party active ingredient sales were lower sales of anti-infective products. Anti-infective sales, which include Augmentin, Amoxil and Timentin, were impacted by low levels of pathogens prevalent in Europe. In addition, France experienced government-induced prescribing restrictions that were imposed due to the successful volume growth of the Augmentin brand.

     Growth in pharmaceutical operating income was lower than pharmaceutical sales growth in 1994 due to lower margins on related party manufacturing agreements.

     The consumer healthcare business sector accounted for 14 percent of the Company's sales, and 6 percent of the Company's operating income, in 1994. Sales of $205 million in 1994 represented an increase of 11 percent at comparable rates and 17 percent at actual rates over 1993 sales, with the oral care sales increasing $21 million. Contac, the leading product for consumer healthcare, declined 5 percent due to a weak cold and flu season in Japan. The gastrointestinal category was led by sales of Eno, an effervescent antacid, that grew 9 percent in 1994, primarily due to growth of Eno in Brazil and France. Nutritional healthcare sales increased 11 percent, with Lucozade increasing 16 percent.

     Consumer healthcare operating income at actual rates grew $13 million in 1994. This growth was driven by increased volume in France and Singapore and lower monetary re-measurement expenses in Brazil.

     Net interest income declined in 1994 from $14 million to $7 million due to settlement of related party loans prior to consolidation of two entities in Belgium.

     The increase in other non-operating income is due to gain on disposal of fixed assets of $16 million.

     The effective tax rate in 1994 increased primarily due to the effects of reduced income in operations experiencing lower effective tax rates.

     Net income declined slightly, versus a 7 percent growth in operating income. The decline is principally due to increased income taxes.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's anticipated cash requirements will be funded primarily by cash flow from operations, supplemented by dividends on the SB Biologicals Preferred Stock, payments on loans to affiliates and the utilization of local lines of credit for small daily cash activities in certain countries. Management believes that these sources will be sufficient to fund the cash needs of the Company's business for the foreseeable future.

     Long-term liquidity is dependent upon the Company's competitive position, including its ability to license and market new products and to maximize benefits from new business alliances.

     Net cash provided by operating activities was $142 million in 1993, $99 million in 1994 and $227 million in 1995. In 1995, net cash provided by operations benefited from significant reduced working capital needs offset by lower income due to $60 million in restructuring charges of which $35 million will be paid in 1996 and 1997, and an increase in the effective tax rate. The decrease in 1994 over 1993 reflects a continued reduction in working capital needs.

     Investing activities utilized cash in an amount of $45 million in 1993, and $13 million in 1994 and provided cash of $60 million in 1995. Net cash provided by investing activities in 1995 resulted from the sale of fixed assets for $86 million. Cash used in 1994 increased from 1993 due to the acquisition of goodwill related to the purchase of Sterling.

     Cash used in financing activities was $109 million in 1993, $84 million in 1994 and $227 million in 1995. The cash used in 1995 increased from 1994 due to increased loans to affiliates, offset by cash provided from SmithKline Beecham primarily related to the sale of the animal health business. Cash used in financing activities decreased in 1994 due to increased loans to affiliates offset mainly by liquidation dividends received from animal health companies prior to sale.

     Cash outflows for income taxes increased by $56 million from 1994 to 1995 due to the prior year deferral of tax payments and an increased effective tax rate in 1995.

                                    BUSINESS

GENERAL

     The Company was incorporated in May 1996 for the principal purpose of acquiring, owning and managing certain non-U.S. assets of SmithKline Beecham, primarily in the pharmaceuticals business. SmithKline Beecham owns indirectly 100 percent of the Common Stock of the Company. The Company had $1,698 million and $389 million in sales and $110 million and $19 million in net income for 1995 and the first quarter of 1996, respectively. The Company is a holding company and conducts its operations through approximately 60 subsidiaries. The Company's holdings will also include fixed rate cumulative preferred stock of SB Biologicals, a Belgian pharmaceuticals subsidiary of SmithKline Beecham, with an aggregate redemption price of $650 million. See "-- SB Biologicals". The Company's primary activities consist of the manufacture and sale of pharmaceuticals (prescription medicines) and the manufacture and sale of certain consumer healthcare products, such as OTC medicines, oral care products and nutritional drinks as part of the worldwide sales of SmithKline Beecham Group. The Company also engages in intercompany lending to other companies in SmithKline Beecham Group.

RELATIONSHIP WITH SMITHKLINE BEECHAM GROUP

     SmithKline Beecham conducts its pharmaceutical and consumer healthcare businesses on a worldwide basis directly and through approximately 330 subsidiaries, including the Company and its subsidiaries. The operations of the Company and its subsidiaries are fully integrated with those of SmithKline Beecham Group as a whole through a series of intercompany arrangements including purchases and sales of active ingredients and finished products, product and intellectual property licenses, intercompany loans and management and shared services agreements (see "Arrangements with SmithKline Beecham Group"). For example, the Company's manufacturing operations produce certain pharmaceutical and consumer healthcare products for sale by SmithKline Beecham Group marketing units worldwide. Other operations produce the raw materials or semi-finished ingredients which are sold to other SmithKline Beecham Group entities for use in the manufacture of other products, which may in turn be sold back to the Company's subsidiaries in finished form for marketing and sale to end users. SmithKline Beecham Group also supplies a substantial portion of the raw materials used by the Company in manufacturing finished products. In addition, the Company and other members of SmithKline Beecham Group generally share the results of their research and development efforts through mutual licensing agreements or arrangements.

     While there may be no direct correlation between the financial results of the Company and those of SmithKline Beecham in any particular period, the overall performance of the Company is interdependent with the performance of other units of SmithKline Beecham Group. Moreover, the Company is dependent upon other members of SmithKline Beecham Group with respect to new product development, the addition of any resulting new products to the Company's product line and the expansion of the Company's marketing and distribution activities.

     The Company believes that the agreements and arrangements between the Company and its subsidiaries, on the one hand, and other members of SmithKline Beecham Group, on the other hand, are on arm's length terms. However, SmithKline Beecham's determination to seek to establish, modify or terminate any such agreement or arrangement is made on a case-by-case basis, generally with a view to the objectives of SmithKline Beecham Group as a whole. There can be no assurance that the Company or its subsidiaries will be requested to produce or market any particular product or to engage in any particular business of SmithKline Beecham Group, or that any existing business relationship between the Company and its subsidiaries, on the one hand, and other members of SmithKline Beecham Group, on the other hand, will not be so modified or terminated. SmithKline Beecham will have the ability to modify or terminate business relationships affecting the Company without seeking the approval of the holders of Shares. See "Arrangements with SmithKline Beecham Group".

     The descriptions of the Company's two principal business segments -- pharmaceuticals and consumer healthcare -- below summarize the Company's role in SmithKline Beecham Group and should be read in conjunction with the description of SmithKline Beecham's business contained in the 1995 Form 20-F.

BUSINESS SEGMENTS

  Pharmaceuticals

     The Company, in conjunction with other members of SmithKline Beecham Group, manufactures and sells prescription medicines concentrated in three therapeutic areas: anti-infectives/biologicals (vaccines), gastrointestinal and neurosciences.

     In 1995, the Company's total pharmaceuticals sales were $1,445 million or approximately 85 percent of total sales. Approximately 78 percent of these sales were made outside of SmithKline Beecham Group. The Company's sales of pharmaceuticals to third parties represented approximately 13 percent of SmithKline Beecham Group's continuing pharmaceuticals sales (after elimination of intercompany sales) in 1995.

     The Company's main anti-infective products marketed and sold to third parties are Augmentin (amoxicillin and potassium clavulanate), a leading broad-spectrum anti-infective against many penicillin-resistant organisms, and Amoxil (amoxicillin), another antibiotic with a wide range of applications. The leading vaccine products are Engerix-B, a hepatitis B vaccine, and Havrix, a hepatitis A vaccine. In 1995, the Company's antibiotic and vaccines business accounted for approximately 72 percent of its third party sales.

     Tagamet (cimetidine), an H2 receptor antagonist product used in the treatment of ulcer and other gastrointestinal diseases, is the Company's principal gastrointestinal product. Sales of gastrointestinal products represented approximately 12 percent of the Company's third party pharmaceuticals sales in 1995.

     Seroxat (paroxetine), belonging to the class of selective seratonin reuptake inhibitors ("SSRI"), a treatment for depression and anxiety, is the Company's leading neuroscience product. Sales of neuroscience products represented approximately 8 percent of the Company's third party pharmaceuticals sales in 1995.

  Consumer Healthcare

     The Company markets a varied range of OTC medicines, nutritional drinks and oral care products. In 1995, the Company's consumer healthcare sales amounted to $253 million, or approximately 15 percent of total sales, substantially all of which were made to third parties. The Company's sales to third parties represented approximately 11 percent of SmithKline Beecham Group's continuing consumer health care sales (after elimination of intercompany sales).

     The Company's OTC medicines include a range of respiratory tract, gastrointestinal and analgesic medicines, skin care products and vitamins and natural medicines. The most significant of these products are Contac, for the treatment of colds and influenza; Eno, an effervescent antacid; Sonrisal, an antacid; and Sythal, a dermatological product. Leading oral care products include Aquafresh and Odol. The principal nutritional drink product is Lucozade, a glucose-based energy replacement drink.

PRINCIPAL MARKETS

     The Company's sales are made throughout the world, the principal markets being France, Brazil, Japan, Africa, Belgium, Austria, Switzerland and Ireland. Sales in these countries together accounted for approximately 79 percent of the Company's sales in 1995. France is the most important country for the sale of the Company's prescription medicines, which sales in France accounted for approximately 40 percent of the Company's total sales in 1995. See Note 12 to the Combined Financial Statements.

PRODUCTION

     SmithKline Beecham's prescription medicines are manufactured at its bulk chemical and secondary pharmaceutical production facilities. The Company is involved in both types of manufacturing.

     Bulk chemical production involves the manufacture in quantity of therapeutically active compounds, principally through the application of chemical synthesis or biological processes, such as fermentation. The Company's principal bulk chemical production operations are located in Ireland and Singapore.

     Production facilities for prescription drugs and OTC products are engaged in the formulation of active ingredients and packaging into finished dosage forms, including oral dosage forms, such as capsules, syrups and tablets, and injectable dosage forms. The Company maintains its principal production plants in France, Brazil, Austria and Pakistan.

     The Company or other members of SmithKline Beecham Group manufacture most of the active ingredients contained in the Company's pharmaceutical products and therefore the Company is generally not dependent on third-party suppliers for these materials. The Company procures Contac for the Japanese market and toothbrushes from third party manufacturers.

     Approximately $318 million, or 19 percent, of the Company's total sales were derived from production activities for members of SmithKline Beecham Group (other than the Company's subsidiaries) in 1995.

MARKETING AND DISTRIBUTION

     The Company sells its prescription medicines primarily to wholesale drug distributors, independent and chain retail drug outlets, physicians, hospitals, clinics, government entities and other institutions. These products are ordinarily dispensed to the public through pharmacies on the prescription of a physician. Promotion of these products is directed primarily to physicians, hospitals and pharmacists through personal visits by sales representatives employed by SmithKline Beecham Group. Promotion of these products is supplemented by scientific seminars, advertising in medical and other journals, the provision of samples and the direct mailing of printed material.

     The Company's OTC and oral care products are distributed to retail outlets directly or through wholesalers who are not necessarily drug specialists. Methods of selling are constantly under review to take advantage of changes in market conditions.

     Distribution of nutritional drinks is made to a wide selection of outlets, either directly or through wholesalers. The organization of the selling teams is very dependent on the outlet pattern of individual countries. Consumer acceptance of the products is supported by specific advertising associated with outlet promotions.

     Approximately $1,380 million, or 81 percent, of the Company's total sales was derived from marketing activities in 1995.

COMPETITION

     The pharmaceutical industry is highly competitive. The principal competitors of SmithKline Beecham Group are large international companies with substantial resources operating in a worldwide marketplace. Some of these companies and their major competing products are mentioned below. As an affiliate of one of the largest pharmaceutical companies in the world, the Company believes it has access to the resources to compete effectively and efficiently in those markets and for the products for which it serves as the SmithKline Beecham marketing organization.

     A drug may be subject to competition from alternative therapies during the period of patent protection and thereafter from generic copies. The manufacturers of generic products typically do not bear the related research and development costs and consequently are able to offer such products at considerably lower prices than the branded equivalents. A research and development-based pharmaceutical company will therefore normally seek to achieve a sufficiently high profit margin and sales volume during the period of patent protection to justify the original investment and to fund research for the future. There are, however, a number of factors which enable products to remain profitable once patent protection has ceased. These include the establishment of a strong brand image with the prescriber or the consumer, supported by an active trademark registration and enforcement policy, and the development of a broader range of alternative formulations than the manufacturers of generic products typically supply.

     As is the case for the pharmaceutical industry in general, the introduction of new products and processes by competitors may affect pricing levels or result in product replacement for existing products, and there can be no assurance that any of the Company's products may not become outmoded, notwithstanding patent or trademark protection. In addition, increasing governmental and other pressure towards the dispensing of generic products in substitution for brand-name drugs may increase competition for products no longer covered by patents.

     Major products competing with the Company's semi-synthetic penicillins (Augmentin and Amoxil) are other anti-infectives, including, but not limited to, generic brands, cephalosporins and, to an increasing degree, quinolones. Amoxil, the Company's third largest selling product in 1995, has been without patent protection for a number of years and is subject to competition from generic brands. Seroxat's major competitors in the SSRIs market are Prozac from Eli Lilly, Zoloft from Pfizer and Efexor from Wyeth-Ayerst. Tagamet faces competition from generic cimetidine products and other branded H2 receptor antagonists, including Zantac from Glaxo Wellcome and Pepcid from Merck.

     Competition from generic products generally occurs as patents in major markets expire; in other markets the absence of patent protection permits generic competition shortly after product launch. Strenuous efforts to counter the effects of this competition are directed at three main areas: first, the introduction of new ranges of products into as many markets as possible, second, accelerating the process by which new compounds under development are brought to the market, and third, increasing brand awareness among consumers. Ultimately, the Company believes that its competitive position in the markets in which its prescription drugs compete is dependent upon the discovery and development of new products, together with effective marketing of existing and future products.

     The major competitors in the consumer healthcare markets are Procter and Gamble, Colgate-Palmolive, American Home Products, Unilever, Rhone Poulenc Rorer, Bristol Myers Squibb, Warner Lambert and Johnson & Johnson. All of these companies are major international companies and continue to be extremely active in what is a highly competitive market. In addition, there are many other large and small companies which compete with SmithKline Beecham Group, including the Company's subsidiaries, in selected markets.

     The consumer healthcare business of SmithKline Beecham Group has grown through the development of high quality branded products with good consumer acceptance, supported by advertising and brand promotion, line extensions, new formulations and packaging innovations. SmithKline Beecham's (and the Company's) ability to compete effectively is dependent on its skills in developing new scientifically supported products and line extensions with performance superior to those of its competitors.

RESEARCH AND DEVELOPMENT

     The Company conducts no significant research and development activities and is dependent upon SmithKline Beecham Group for such activities. For a discussion of SmithKline Beecham Group's research and development activities, see the 1995 Form 20-F.

INTELLECTUAL PROPERTY

     The Company is dependent upon SmithKline Beecham Group for intellectual property rights in connection with its products, principally by way of licensing agreements. See "Arrangements with SmithKline Beecham Group". For a more detailed discussion of SmithKline Beecham Group's intellectual property, see the 1995 Form 20-F.

  Patents

     The Company has patent protection through licensing agreements with other members of SmithKline Beecham Group for one or more forms of most of its important existing pharmaceutical products in its major markets and, also through SmithKline Beecham Group, either has obtained patents or anticipates that patent protection will be granted for the new drugs which are under development. However, the absence of effective patent protection for pharmaceuticals in some developing countries continues to have an adverse effect on pharmaceutical companies, including the Company, that conduct business in those countries.

     The patent expiry date for the active ingredient in Seroxat is on or after 2005 in major countries around the world. The patent situation on potassium clavulanate (Augmentin) is complex. Although patents on the compound expired in some markets in 1995, patent extension regulations in France provide protection beyond 2000. Useful secondary protection in important markets also lasts until 2000 or beyond. The patent on Amoxil has expired. Patents on Tagamet (cimetidine) have expired in most countries. The patent positions on Engerix-B and Havrix are complex but in general, the Company believes that key patents for both products will extend into the next decade.

  Trademarks

     All of the Company's significant pharmaceutical products are protected by registered trademarks in its major markets held by SmithKline Beecham Group. SmithKline Beecham Group pursues a policy of enforcing its trademark rights vigorously against infringements and other unauthorized uses. These trademarks are used in many countries, although there may be local variations for each of these trademarks.

     Trademark protection continues in some countries as long as a trademark is used and, in other countries, as long as a trademark is registered. The Company's trademark rights with respect to a pharmaceutical product generally assumes increasing importance when the patent for such product expires.

     The Company's consumer healthcare businesses are brand-oriented, and therefore the Company considers trademark rights for these products to be of particular value. Most of its consumer brands are protected by trademarks held by SmithKline Beecham Group in the majority of the markets where those brands are sold and SmithKline Beecham Group vigorously protects these trademarks from infringement.

SB BIOLOGICALS

     The Company's assets will include 53,629 shares of Class A 6.5% Preferred Shares of SB Biologicals with an aggregate liquidation preference of $550 million and 2,627,821 shares of Class B 5.5% Preferred Shares of SB Biologicals with an aggregate liquidation preference of $100 million. Subject to funds legally available for payment, the SB Biologicals Preferred Stock would entitle the Company to an annual dividend of $41.25 million, prior to any applicable withholding taxes. Under Belgian law, preferred stock dividends will be payable from earnings of SB Biologicals accrued from January 1, 1996. All of SB Biologicals' common stock is owned indirectly by SmithKline Beecham. The SB Biologicals Preferred Stock is redeemable at the option of SB Biologicals at an aggregate redemption price of $650 million, and represents, in the aggregate, 50% of the combined voting power of all classes of capital stock of SB Biologicals. There are no other preferred shares of SB Biologicals outstanding.

     In connection with the issuance of the SB Biologicals Preferred Stock, SmithKline Beecham will issue the SB Biologicals Guarantee, pursuant to which SmithKline Beecham will guarantee the payment to the Company by SB Biologicals of dividends declared by SB Biologicals on the shares of SB Biologicals Preferred Stock held by the Company, and will enter into the SB Biologicals Support Agreement, under which SmithKline Beecham will agree to make additional capital contributions to SB Biologicals in certain circumstances in order to enable SB Biologicals to declare and pay dividends on the SB Biologicals Preferred Stock. The terms and provisions of the SB Biologicals Guarantee and the SB Biologicals Support Agreement are substantially identical to those of the Guarantee and the Support Agreement, respectively. The obligations of SmithKline Beecham under the SB Biologicals Support Agreement will be limited to an aggregate amount of $1 billion. The SB Biologicals Support Agreement is not a guarantee of any obligation, liability or indebtedness of SB Biologicals, including the SB Biologicals Preferred Stock. Accordingly, SmithKline Beecham will not, by virtue of the SB Biologicals Support Agreement, have any obligation to the Company or any holder of the Shares of any Series, and the SB Biologicals Support Agreement is not enforceable directly by the Company or any such holder. See "Description of SmithKline Beecham Support".

     SB Biologicals is a vertically integrated vaccines company engaged in the research and development, manufacturing, marketing and selling of the full range of SmithKline Beecham vaccine products. SB Biologicals sells directly to certain categories of customers and to customers located in certain countries; in others, vaccine products are sold to SmithKline Beecham affiliates on an intercompany basis. SmithKline

Beecham's worldwide vaccine sales to third parties were $966.6 million in 1995 and $817.4 million in 1994. Net income for SB Biologicals as an entity on a Belgian statutory basis was $122.6 million for 1995 and $143.9 million for 1994. On these bases SB Biologicals had total indebtedness and stockholders' equity of $673.1 million at December 31, 1995.

REGULATION

     The international pharmaceutical industry is highly regulated. National drug regulatory authorities administer numerous laws and regulations governing the testing, approval, manufacturing, importing, labeling and marketing of drugs and also review the safety and efficacy of pharmaceutical products. Consumer healthcare products are subject to similar laws, regulations and review. These regulatory requirements are a major factor in determining whether a substance can be developed into a marketable product and can also determine the amount of time and expense associated with such development.

     The national regulatory authorities in many countries, including those of continental Europe and Japan, have high standards of technical appraisal and, consequently, the introduction of new pharmaceutical and consumer healthcare products generally entails a lengthy approval process. Of particular importance is the requirement in all major countries that products be authorized or registered prior to marketing and that such authorization or registration be subsequently maintained. The Company anticipates that the introduction of new products will continue to require substantial effort, time and expense in order to comply with applicable regulatory requirements. National regulatory authorization is also required to approve the switch of products from prescription to OTC use. The process required to switch products from prescription to OTC use requires a number of basic requirements. These include the long-term experience of the quality, safety and efficacy of the product in a wide patient population and data to confirm that the relevant condition is both self-limiting and can easily be diagnosed by the patient.

     The European Medicines Evaluation Agency has been established in the U.K. and has been operational from January 1, 1995. From that date, two new registration systems, the Centralized Procedure and the Decentralized Procedure, have been introduced. Both of these procedures can lead to a binding decision allowing a new product to be marketed simultaneously in all European Union countries. These are major changes and only time will demonstrate whether the new procedures will lead to faster or slower registration approvals in Europe.

     The overall cost of providing healthcare services has been and will continue to be subject to review. Prices for products are sometimes subject to direct price controls and drug reimbursement programs which have varying price control mechanisms. Elsewhere in many countries the prices of pharmaceutical products are controlled by law. In some countries, such as France, the prices of individual products are regulated. Governments may also influence the prices of pharmaceutical products through their control of national healthcare organizations which may bear a large part of the cost of supply of such products to consumers.

     In France, the government's medium-term program to reform its finances to meet the economic conditions for European Monetary Union is having a significant impact on the pharmaceutical sector. In 1995 the sector was required to pay a special contribution towards the social security deficit.

     The Company is unable to predict whether, and the extent to which, its business may in the future be affected by legislative and regulatory developments relating to specific products and to the pricing of such products.

ENVIRONMENTAL MATTERS

     SmithKline Beecham Group has a worldwide program of corporate environmental standards. These standards are designed to ensure that environmental protection is a key business objective and they detail the purpose, scope, procedures and responsibilities of every environmental concern throughout SmithKline Beecham Group's worldwide operations. The Company is committed to adhering to these standards and to being an environmentally responsible member in the local, national and worldwide community in which it operates.

     The Company believes that its operations comply in all material respects with applicable environmental laws and regulations. Although the Company makes ongoing capital expenditures for environmental protection equipment, as well as cash expenditures for site remediation and the operation and maintenance of environmental facilities, it does not anticipate any such expenditures to have a material impact upon the Company's capital expenditures, cash flow or financial position.

     The Company does not expect that its liability for environmental matters will have a material impact on its financial condition, results of operations or liquidity.

EMPLOYEES

     On December 31, 1995, the Company had approximately 4,600 employees. Employees in several countries, including France, are represented by unions or work councils. The Company has not experienced any material work stoppages in recent years, and it considers its employee relations to be good.

PROPERTIES

     The Company's headquarters and principal executive offices are located at 1403 Foulk Road, Wilmington, Delaware.

     The Company owns or leases nine production facilities, with its principal facilities being located in France, Ireland, Singapore and Brazil. For further information regarding the Company's principal production and research and development facilities, see "Business -- Business Segments -- Pharmaceuticals" and "-- Consumer Healthcare".

LEGAL PROCEEDINGS

     The Company is involved from time to time in various legal and administrative proceedings which it considers normal for its business, including suits claiming damages as a result of the use of the Company's products and other matters. Although the outcome of claims, legal proceedings and other matters in which the Company is involved cannot be predicted with any certainty, the Company does not expect its ultimate liability for such matters to have a material adverse effect on its financial condition, results of operations or liquidity.

                   ARRANGEMENTS WITH SMITHKLINE BEECHAM GROUP

     The Company is an indirect wholly-owned subsidiary of SmithKline Beecham. The Company and SmithKline Beecham have entered into a number of arrangements relating to the ongoing relationship between them. The Company and SmithKline Beecham believe that such arrangements and transactions, taken as a whole, accommodate the parties' interests in a manner that is fair to both parties and their respective economic interests, and that the terms and conditions of such arrangements are consistent with those that would result from arm's-length dealings.

GENERAL SERVICES AGREEMENT

     The Company, SmithKline Beecham and SB Corp will enter into a management and services agreement (the "General Services Agreement") under which SmithKline Beecham and SB Corp will provide executive management services to the Company. At present all the officers and directors of the Company are officers or employees of SmithKline Beecham or SB Corp. There is no present intention that officers and directors of the Company would become employees of the Company.

     The General Services Agreement also provides that SmithKline Beecham, SB Corp and certain of their subsidiaries will provide various services to the Company. Such services will include executive management, legal, corporate accounting, tax, treasury, internal audit, information resources, corporate affairs and risk management. Employees of SmithKline Beecham and SB Corp rendering services to the Company will continue to be, and will be paid as, employees of SmithKline Beecham and SB Corp. In addition to the other services to be provided under the General Services Agreement, SmithKline Beecham will continue to provide the Company with insurance coverage under SmithKline Beecham's policies and self insurance programs as long as SmithKline Beecham owns all the outstanding Common Stock of the Company. Such insurance includes coverage for public liability, workers' compensation, environmental impairment liability, property damage, business interruption, directors' and officers' liability, criminal liability, fiduciary liability and surety bonds. The charge to the Company for such insurance will constitute an allocation of the costs to SmithKline Beecham of maintaining the various policies. This charge will be renegotiated annually based upon SmithKline Beecham's cost for the insurance and the Company's loss experience.

     The Company may terminate any type of service which it receives under the General Services Agreement at any time upon 60 days' prior written notice. The Company will reimburse SmithKline Beecham for reasonable charges for services under the General Services Agreement, currently estimated to be approximately $1 million per year.

     The Company, like other members of SmithKline Beecham Group, is party to a number of shared service arrangements with other members of SmithKline Beecham Group, including with respect to human resources, information resources and finance. The amounts paid by members of SmithKline Beecham Group, including the Company, for such shared services are generally determined by allocating the full cost of the services based on the usage by the SmithKline Beecham Group member.

PRODUCT AGREEMENTS

     Within SmithKline Beecham Group, there are a number of supply and license arrangements between and among SmithKline Beecham and its subsidiaries, including the Company and its subsidiaries. The historical financial information in the Combined Financial Statements reflects the financial effect of these arrangements. Generally such arrangements are subject to termination on notice of 30 to 180 days without provision for compensation with regard to such termination. Product sales prices are typically based on an estimate of market prices and a reasonable margin for the purchaser. The Company's subsidiaries pay royalties to SmithKline Beecham Group based on a percentage of the Company's third party sales for a number of products, based on patent, trademark, know-how or other intellectual property rights retained by SmithKline Beecham Group. As a general matter, the Company and its subsidiaries do not have license or distribution rights to new SmithKline Beecham products within their respective geographic markets.

INTERCOMPANY FINANCE

     A substantial portion of the Company's assets, revenues and net income consist of or are derived from loans made by the Company to other members of SmithKline Beecham Group. The aggregate principal amount of loans made by the Company to members of SmithKline Beecham Group (other than the Company's subsidiaries) outstanding at December 31, 1995 was $1,144 million and the Company recorded aggregate interest income of $33 million in respect of such loans for the year ended December 31, 1995. The Company expects to increase the amount of these loans substantially by lending all or a substantial portion of the proceeds of the Offering to members of the SmithKline Beecham Group (see "Use of Proceeds"). Such new loans will be fully and unconditionally guaranteed by SmithKline Beecham. The intercompany loans will generally mature within one year and bear interest at rates based upon the London Interbank Offered Rate ("LIBOR"), which rates will, in the Company's view, be no less favorable to the Company in the aggregate than those offered by third parties for similar loans.

GUARANTEE AND SUPPORT AGREEMENT

     SmithKline Beecham will enter into the Guarantee and Support Agreement in relation to the Shares. See "Description of SmithKline Beecham Support".

                                   MANAGEMENT

     Directors of the Company are to be elected at the annual meeting to serve until the next annual meeting and until successors are elected and qualified. Holders of the Common Stock and the Shares will be entitled to vote in each such election, and through the exercise of cumulative voting rights, holders of the Shares will have the power to elect up to approximately 27% of the Company's directors, assuming the issuance of all of the Shares offered hereby. As the indirect holder of all shares of Common Stock, SmithKline Beecham will have the ability to elect the remainder of the Company's directors. Currently, eight individuals have been elected to the Board of Directors. Officers are elected annually by the Board of Directors and serve at the discretion of the Board. Set forth below is information with respect to each person who is a director or executive officer of the Company as of June 26, 1996:

                     NAME                               POSITION WITH COMPANY
- -----------------------------------------------  ------------------------------------
Hugh R. Collum.................................  Director, Vice President and Chief
                                                 Financial Officer
William J. Creelman............................  Director
Jean-Pierre Garnier, Ph.D......................  Director and Vice President
Jan Leschly....................................  Director, President and Chief
                                                 Executive Officer
Donald F. Parman...............................  Director, Vice President and
                                                 Secretary
George H. Poste, D.V.M., Ph.D..................  Director and Vice President
William J. Shulby..............................  Director, Treasurer and Assistant
                                                 Secretary
Tadataka Yamada, M.D...........................  Director and Vice President

     HUGH R. COLLUM, 55, DIRECTOR, VICE PRESIDENT AND CHIEF FINANCIAL
OFFICER. Mr. Collum was appointed a director and Vice President and Chief Financial Officer of the Company at the Company's inception in May 1996. He has been a director and Chief Financial Officer of SmithKline Beecham since July 1989. Mr. Collum is also a director of M&G Group plc.

     WILLIAM J. CREELMAN, 42, DIRECTOR. Mr. Creelman was appointed a director of the Company at the Company's inception in May 1996. Mr. Creelman has been Director of Audits and Tax Counsel-U.S. of SB Corp since June 1992. Prior thereto, he was Associate Tax Counsel of SB Corp.

     JEAN-PIERRE GARNIER, PH.D., 48, DIRECTOR AND VICE PRESIDENT. Dr. Garnier was appointed a director and Vice President of the Company at the Company's inception in May 1996. Dr. Garnier has served as President, SmithKline Beecham Pharmaceuticals since April 1994 and Chief Operating Officer of SmithKline Beecham since October 1995. Prior thereto he had been Executive Vice President, SmithKline Beecham Pharmaceuticals since April 1993 and President, North American Pharmaceuticals from September 1990 to April 1993. Dr. Garnier has been a director of SmithKline Beecham since 1992.

     JAN LESCHLY, 55, DIRECTOR, PRESIDENT AND CHIEF EXECUTIVE OFFICER. Mr. Leschly was appointed a director and President and Chief Executive Officer of the Company at the Company's inception in May 1996. Mr. Leschly has been Chief Executive of SmithKline Beecham since April 1994. He joined SmithKline Beecham as a director and Chairman, SmithKline Beecham Pharmaceuticals in June 1990.

     DONALD F. PARMAN, 45, DIRECTOR, VICE PRESIDENT AND SECRETARY. Mr. Parman was appointed a director and Secretary of the Company at the Company's inception in May 1996 and a Vice President of the Company in June 1996. He has been the Secretary and Associate General Counsel of SB Corp since July 1994. Prior thereto he had been Assistant Secretary and Associate General Counsel of SB Corp.

     GEORGE H. POSTE, D.V.M., PH.D., 52, DIRECTOR AND VICE PRESIDENT. Dr. Poste was appointed a director and Vice President of the Company at the Company's inception in May 1996. Dr. Poste has served as Chairman, Pharmaceuticals Research and Development, since 1991. He has held several senior R&D positions prior to his appointment as Vice Chairman and Executive Vice President, R&D, in 1990. Dr. Poste has been a director of SmithKline Beecham since 1992.

     WILLIAM J. SHULBY, 40, DIRECTOR, TREASURER AND ASSISTANT SECRETARY. Mr. Shulby was appointed a director and Treasurer of the Company at the Company's inception in May 1996 and an Assistant Secretary of the Company in June 1996. He has served as Assistant Treasurer of SB Corp since July 1993. Mr. Shulby joined SB Corp as Director, Corporate Finance in June 1992. Prior thereto, he was a Senior Audit Manager with Coopers & Lybrand.

     TADATAKA YAMADA, M.D., 51, DIRECTOR AND VICE PRESIDENT. Dr. Yamada was appointed a director and Vice President of the Company at the Company's inception in May 1996. Dr. Yamada joined SmithKline Beecham as President, SmithKline Beecham Healthcare Services in February 1996. Prior thereto he had been the John G. Searle Professor and Chairman of the Department of Internal Medicine, Professor and Physician-in-Chief at the University of Michigan Medical Center since 1990. Dr. Yamada has been a director of SmithKline Beecham since February 1994.

                             EXECUTIVE COMPENSATION

     SmithKline Beecham expects that each of the five most highly compensated executive officers of the Company for 1996 will be a director and an executive officer of SmithKline Beecham. Executive management services are provided to the Company by SmithKline Beecham under the General Services Agreement. The Company will not separately compensate any of its directors or officers. Information concerning the compensation and stock options of directors and officers of SmithKline Beecham is reported by SmithKline Beecham in Item 11 (Compensation of Directors and Officers) and Item 12 (Options to Purchase Securities from Registrant or Subsidiaries) of the 1995 Form 20-F.

             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth, as of May 31, 1996, the beneficial interest of the Company's directors individually and for current directors and executive officers as a group in the voting securities of SmithKline Beecham. As of May 31, 1996, all of the Company's directors and executive officers as a group owned less than 0.5 percent of the Ordinary Shares of SmithKline Beecham.

                                                              NUMBER OF ORDINARY SHARES OF
                NAME OF BENEFICIAL OWNER               SMITHKLINE BEECHAM BENEFICIALLY OWNED(1)(2)
    -------------------------------------------------  -------------------------------------------
    Hugh R. Collum...................................                     745,538(3)
    William J. Creelman..............................                      20,240
    Dr. Jean-Pierre Garnier..........................                     239,715
    Jan Leschly......................................                     915,920
    Donald F. Parman.................................                     109,972
    George Poste, D.V.M., Ph.D.......................                     395,335
    William J. Shulby................................                       1,960
    Tadataka Yamada, M.D.............................                      15,150
    All current directors and officers as a group
      (eight persons)................................                   2,443,830

- ---------------
(1) To the extent that the Company's directors and executive officers beneficially own American Depositary Receipts ("ADRs"), the table reflects ownership of the underlying shares, i.e., ownership of 100 Ordinary Share ADRs would be shown as ownership of 500 Ordinary Shares.

(2) The table also includes Ordinary Shares issuable under employee stock option plans exercisable within 60 days as follows: Mr. Collum, 252,910 shares; Mr. Creelman, 15,155 shares; Dr. Garnier, 233,165 shares; Mr. Leschly, 501,822 shares; Mr. Parman, 90,910 shares; Dr. Poste, 386,475 shares; Mr. Shulby, none; Dr. Yamada, none; and all directors and officers as a group, 1,480,437 Ordinary Shares.

(3) Includes 1,968 shares held in a trust through which Mr. Collum has voting and investment power as a trustee as to which Mr. Collum disclaims beneficial ownership.

     At June 26, 1996 wholly-owned subsidiaries of SmithKline Beecham owned all the outstanding shares of the Company's Common Stock. Under the rules of the Commission, in their capacity as directors of SmithKline Beecham or such subsidiaries, Messrs. Collum, Creelman, Garnier, Leschly, Parman, Poste, Shulby and Yamada may be deemed to beneficially own such shares. As of the date of this Prospectus, no shares of the Company's voting stock other than its Common Stock have been issued.

                           DESCRIPTION OF SECURITIES

     The following is a summary of the terms of the Shares of each Series. This summary does not purport to be complete and is qualified in its entirety by reference to the Company's Certificate of Incorporation (the "Certificate of Incorporation") and the Certificate of Designations authorizing the issuance of the Shares of the particular Series offered hereby and by the accompanying Prospectus Supplement (the "Certificate of Designations"). Copies of the Certificate of Incorporation and the Certificate of Designations may be obtained upon request from the Company or SmithKline Beecham.

     Certain of the capitalized terms used herein may be found by reference to the Glossary that appears at the back of this Prospectus.

GENERAL

     Under the Certificate of Incorporation, the Company's Board of Directors is authorized, without further stockholder action, to issue from time to time up to 50,000 shares of preferred stock, no par value ("Preferred Stock"), in one or more series and with such terms and conditions and at such times and for such consideration as the Board of Directors or an authorized committee thereof may determine. At the date of this Prospectus, no shares of Preferred Stock are outstanding and, accordingly, there has not been a market for the Shares of any Series.

     The Shares will be shares of Preferred Stock that entitle their holders to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefor, at a rate per annum that may vary from Dividend Period to Dividend Period for each Series. In general, as described below, each Dividend Period after the Initial Dividend Period will be 49 days in length (or such greater number of days as is at least equal to the Minimum Holding Period) unless the Company has designated such Subsequent Dividend Period as a Special Dividend Period of longer than 49 days. The Applicable Rate for a particular Dividend Period generally will be determined by an Auction conducted on the Business Day next preceding the start of such Dividend Period.

     Through Broker-Dealers, Existing Holders and Potential Holders of Shares of each Series may participate in Auctions for such Series, although, except in the case of a Special Dividend Period, Existing Holders desiring to continue to hold all of their Shares regardless of the Applicable Rate resulting from Auctions need not participate. For an explanation of Auctions and the method of determining the Applicable Rate, see "-- The Auction". The Shares of each Series will be identical, except as to such matters as are specified in the applicable Prospectus Supplement.

     Except as otherwise required by law or unless there is no Securities Depository, all outstanding Shares of each Series will be represented by one or more certificates registered in the name of the Securities Depository or its nominee and no person acquiring Shares will be entitled to receive a certificate for such Shares. The Depository Trust Company ("DTC") will initially act as Securities Depository for the Shares and one or more certificates for all of the Shares of each Series shall be issued to the Securities Depository and registered in the name of Cede & Co. ("Cede") as nominee of DTC. Each such certificate shall bear a legend to the effect that such certificate is issued subject to the provisions restricting the transfer of Shares contained in the Certificate of Designations. During a Non-Payment Period, an Existing Holder may obtain a certificate for the Shares owned by it. DTC, which is a New York-chartered limited purpose trust company, performs services for its participants (including members of the Securities Depository acting on behalf of an Existing Holder, Potential Holder, beneficial owner or potential beneficial owner of Shares of any Series, each an "Agent Member"), some of whom (and/or their representatives) own shares of common stock of DTC. DTC will maintain lists of its participants and the Shares held by each Agent Member whether as an Existing Holder for its own account or as a nominee for another Existing Holder.

     When issued and sold, the Shares will have a liquidation preference per Share equal to the sum of $100,000 plus an amount equal to accumulated and unpaid dividends thereon (whether or not earned or declared), and will be fully paid and nonassessable. See "Liquidation Rights" below. For each Share issued, the amount of $100,000 will be credited to the Company's capital in excess of par value account and the aggregate expenses of the offering of the Shares will be charged to the same account.

     The Shares will not be convertible into shares of Common Stock or any other securities of the Company and will have no preemptive rights. Except during the Initial Dividend Period (unless otherwise specified in the applicable Pricing Supplement) and any Non-Call Period therefor, the Shares of each Series will be redeemable, in whole or in part, on the second Business Day prior to any Dividend Payment Date at the option of the Company, at $100,000 per Share plus accumulated and unpaid dividends thereon. During a Regular Dividend Period, and, if designated by the Company, a Special Dividend Period, Shares of each Series will be subject to mandatory redemption upon the occurrence of a Change of Control, in whole, at a redemption price of $100,000 per Share plus accumulated and unpaid dividends thereon. If designated by the Company, during a Special Dividend Period, Shares of each Series will be subject to repurchase by the Company at the holder's option upon occurrence of a Change of Control at a purchase price of $100,000 per Share plus any accumulated and unpaid dividends thereon. During the Initial Dividend Period for Shares of each Series, such Shares may be subject to such further redemption or repurchase provisions as are set forth in the Prospectus Supplement for such Series.

     The Shares of each Series will rank prior to or on a parity with any other shares of Preferred Stock as to dividends and upon the liquidation, dissolution or winding up of the Company, except under the circumstances described under "-- Voting Rights" below.

     The Certificate of Designations provides that, so long as any Shares are outstanding, unless the Company has received written confirmation from Moody's and S&P (and, as appropriate, any Substitute Rating Agency or Substitute Rating Agencies) that such action will not impair the then current ratings then assigned to the Shares of each Series by each of them, the Company will not (i) issue any Parity Preferred or Senior Preferred if the aggregate liquidation preference, including accumulated and unpaid dividends, of all outstanding Shares, Parity Preferred and Senior Preferred would thereupon exceed 75% of the maximum amount of SmithKline Beecham's obligations under the Support Agreement (the "Preferred Stock Limitation Provision"), (ii) incur any indebtedness if the aggregate amount of the Company's indebtedness would thereupon exceed one-third of the Company's shareholders' equity (after deducting therefrom the aggregate liquidation preference, including accumulated and unpaid but not declared dividends, of all outstanding Shares, Parity Preferred and Senior Preferred) (the "Debt Limitation Provision"), and (iii) make any loans to members of SmithKline Beecham Group other than the Company and its subsidiaries unless such loans are guaranteed as to payment of principal and interest by SmithKline Beecham (the "Loan Guarantee Provision").

     The Auction Agent will be specified in the applicable Prospectus Supplement and will also be the transfer agent, registrar and dividend disbursing and redemption agent for the Shares.

     Except in an Auction, or as otherwise provided herein or as limited by law, the Company shall have the right to purchase or otherwise acquire any Shares at any price. Any Shares purchased or otherwise acquired by the Company may be restored to the status of authorized but undesignated and unissued shares of Preferred Stock.

DIVIDENDS

     General. The holders of Shares of each Series shall be entitled to receive, when, as and if declared by the Board of Directors of the Company or a duly authorized committee thereof out of funds legally available therefor, cumulative cash dividends at the Applicable Rate for the Shares of such Series, determined as set forth below under "Determination of Dividend Rate", payable on the respective dates as described below.

Dividends on the Shares so declared and payable will be paid in preference to and priority over any dividends declared and payable on the Common Stock.

     Dividends on the Shares of each Series will accumulate (whether or not earned or declared) at the Applicable Rate for the Shares of such Series from the date on which the Company originally issues the Shares of such Series (the "Date of Original Issue"). Dividends on the Shares of each Series will be payable for the Initial Dividend Period with respect thereto on the Dividend Payment Date or Dates specified in the Prospectus Supplement for such Series or, if any such date is not a Business Day, on the Business Day next succeeding such date (each, an "Initial Dividend Payment Date"). Dividends on Shares of each Series will be payable on the Business Day following the last day of each Dividend Period with respect thereto, regardless of its length (the "Period-End Dividend Payment Date"), and, in addition, in the case of Dividend Periods of more than 99 days, on the following additional dates: (a) if such Dividend Period is from 100 to 190 days, on the 91st day of such Dividend Period; (b) if such Dividend Period is from 191 to 281 days, on the 91st and 182nd days of such Dividend Period; (c) if such Dividend Period is from 282 days to 364 days, on the 91st , 182nd and 273rd days of such Dividend Period; and (d) if such Dividend Period is one year or longer, on January 15, April 15, July 15 and October 15 of each year, provided that in all such cases, if such date is not a Business Day, the Dividend Payment Date will be the Business Day next succeeding such date.

     Notwithstanding the foregoing, if any date on which dividends on the Shares of any Series would be payable as described in the preceding paragraph is a day that would result in the number of days in the then current Dividend Period not being at least equal to the then current minimum holding period required for corporate taxpayers to be entitled to the dividends received deduction in respect of dividends (other than extraordinary dividends) paid on preferred stock held by nonaffiliated corporations (the "Minimum Holding Period"), then dividends with respect to such Dividend Period shall be payable on the first Business Day following such date on which dividends would be so payable that results in the number of days in such Dividend Period being at least equal to the Minimum Holding Period or, if earlier, the 98th day of such Dividend Period.

     Moreover, notwithstanding the foregoing, in the event of a change in law altering the Minimum Holding Period, the Board of Directors of the Company or a duly authorized committee thereof will be required to adjust, if necessary, the number of days in each Regular Dividend Period and the minimum number of days of each Special Dividend Period (such number of days being referred to herein as "Dividend Period Days") commencing after the date of such change in law to equal or exceed the Minimum Holding Period, provided that the number of Dividend Period Days in a Regular Dividend Period shall not exceed by more than nine days the length of the Minimum Holding Period and shall be evenly divisible by seven, and the maximum number of Dividend Period Days in a Regular Dividend Period, as adjusted pursuant to this provision, shall in no event exceed 98 days.

     Upon any change in the number of Dividend Period Days in any then current Dividend Period or in a Regular Dividend Period or Special Dividend Period as a result of a change in the Minimum Holding Period, the Company will mail notice of such change to all holders of record of Shares of the applicable Series. In addition, under the Broker-Dealer Agreements (as defined below), each Broker-Dealer will be required to mail notice of such change to each Existing Holder who acquired Shares of such Series through such Broker-Dealer and, to the knowledge of such Broker-Dealer, has not disposed of such shares of such Series.

     Each date on which dividends on the Shares of a Series shall be payable as determined as set forth above is referred to herein as a "Dividend Payment Date" for the Shares of such Series. Although any particular Dividend Payment Date for the Shares of a Series may not occur on the day of the week or the date originally scheduled as a Dividend Payment Date for the Shares of such Series because of the adjustments set forth above, each succeeding Dividend Payment Date for the Shares of such Series shall occur, subject to such adjustments, on the day of the week or the date originally scheduled as a Dividend Payment Date for the Shares of such Series as if each preceding Dividend Payment Date had occurred on such day of the week or date.

     On or prior to any Dividend Payment Date for the Shares of any Series, the Company is required to pay to the Auction Agent sufficient funds for the payment in full of all accumulated dividends with respect to the

Shares of such Series payable on such Dividend Payment Date. The Company does not intend to establish any reserves for the payment of dividends.

     Each dividend on the Shares of any Series shall be payable to the holder or holders of record of the Shares of such Series as they appear on the stock books of the Company on the Business Day next preceding the applicable Dividend Payment Date. Dividends in arrears for any past Dividend Period may be declared and paid at any time, without reference to any regular Dividend Payment Date, to such holder or holders of such Shares. Any dividend payment made on Shares of any Series shall first be credited against the accumulated dividends with respect to the earliest Dividend Period for the Shares of such Series for which dividends have not been paid.

     So long as the Shares of each Series are held of record by the nominee of the Securities Depository, dividends will be paid to the nominee of the Securities Depository on each Dividend Payment Date for the Shares of such Series. The Securities Depository will credit the accounts of the Agent Members of Existing Holders of the Shares of such Series in accordance with the Securities Depository's normal procedures, which now provide for payments in same-day funds. The Agent Member of an Existing Holder will be responsible for holding or disbursing such payments to such Existing Holder in accordance with the instructions of such Existing Holder.

     Except as described below under "Determination of Dividend Rate", (i) holders of Shares of any Series shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends on the Shares of such Series as provided herein, and (ii) no interest or amount in lieu of interest or other charge shall be payable in respect of any dividend payment or payments on the Shares of any Series which may be in arrears.

     Except as provided in the next sentence, the Company shall not declare, pay or set aside for payment any dividend or other distribution in respect of any shares of the Company of any class ranking on a parity as to dividends or distribution of assets with the Shares of any Series ("Parity Preferred") for any period unless full cumulative dividends for all past Dividend Periods have been or contemporaneously are declared and paid (or declared and a sum sufficient for payment of the dividends set aside for payment) on all outstanding Shares of such Series. If full cumulative dividends are not paid on the Shares of any Series and any Parity Preferred, all dividends and other distributions paid upon the Shares of such Series and such Parity Preferred will be paid pro rata so that the amount of dividends paid per Share on the Shares of such Series and such Parity Preferred will in all cases bear to each other the same ratio that accumulated dividends per share on the Shares of such Series and shares of such Parity Preferred bear to each other.

     The Certificate of Designations provides that, so long as any Shares of any Series are outstanding, the Company shall not declare, pay or set aside for payment any dividend or other distribution (other than a dividend or distribution paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Common Stock or in any other shares of the Company of any class ranking junior to the shares of such Series as to dividends) in respect of its Common Stock or any other shares of the Company of any class ranking junior to the Shares of such Series as to dividends, or call for redemption, redeem, purchase or otherwise acquire for consideration (or pay or make available for payment any moneys for a sinking fund for the redemption of) any shares of its Common Stock or any other shares of the Company of any class ranking junior to or on a parity with the Shares of such Series as to dividends or upon the liquidation, dissolution or winding up of the Company (except by conversion into or exchange for shares of the Company of any class ranking junior to the shares of such Series as to dividends or upon the liquidation, dissolution or winding up of the Company) unless (i) full cumulative dividends for all past Dividend Periods have been or contemporaneously are declared and paid (or declared and a sum sufficient for the payment of the dividends set aside for payment) on all outstanding Shares of such Series and (ii) the stockholders' equity of the Company as a result would not be less than the aggregate liquidation preference of, including any accumulated and unpaid dividends on, all Shares, Parity Preferred and Senior Preferred.

     The amount of dividends accumulated and payable on each Share on any Dividend Payment Date with respect to any Dividend Period will be computed by
(i) multiplying the Applicable Rate for such Dividend Period by a fraction, the numerator of which is the actual number of days in the portion of such Dividend

Period prior to such Dividend Payment Date as to which dividends have not been paid and the denominator of which is 360, and (ii) multiplying $100,000 by the rate so obtained.

     Dividend Periods. After the Initial Dividend Period for the shares of any Series, each subsequent Dividend Period for the Shares of such Series will be 49 days (such period, as it may be adjusted as a result of a change in the Minimum Holding Period as described above, being herein referred to as a "Regular Dividend Period" for the Shares of such Series); provided that, subject to the Certificate of Designations and except as described in the next paragraph and under "Determination of Dividend Rate" below, the Company may specify the duration for any Dividend Period (a "Special Dividend Period") and other special provisions for any Series by a notice (a "Special Dividend Period Notice") sent by the Company to holders of such Series, by first-class mail, postage prepaid, to the address of each such holder appearing in the record of stockholders of the Company, not less than 10 days nor more than 60 days prior to the Auction Date for such Subsequent Dividend Period, which notice will specify (A) the Company's determination of the length of the Special Dividend Period (which shall be at least as long as the Minimum Holding Period), (B) in the case of any Special Dividend Period in excess of 99 days in duration, any Subsequent Dividend Payment Date or Dates other than the Subsequent Period-End Dividend Payment Date for such Dividend Period, (C) if the Company has elected that the Shares of such Series should not be subject to redemption during all or any specified portion of such Special Dividend Period (a "Non-Call Period"), a statement with respect to such election, (D) if the Company has elected that the Shares of such Series will be subject to the Mandatory Redemption Upon Change of Control Provision during such Special Dividend Period, a statement to that effect, (E) if the Company has elected that the Shares of such Series will be subject to the Repurchase Upon Change of Control Provision during such Special Dividend Period, a statement to that effect, and (F) if the Company has elected that the DRD Gross-Up Provision shall apply during such Special Dividend Period, a statement to that effect. In the event the Company has elected a Special Dividend Period for a Subsequent Dividend Period for any Series, it may withdraw such election by giving notice to holders of Shares of such Series by no later than 3:00 p.m., New York City time, on the Business Day immediately preceding the initial Auction Date with respect to which such notice was delivered, and in such event such election shall be of no force and effect. Copies of such notices shall be delivered physically, by telecopier or by other written electronic communication to the Auction Agent by the Company at the same time they are transmitted to the record holders of Shares of such Series. The Auction Agent will thereupon provide copies of such notices to each Broker-Dealer as soon as practicable after receiving such notice. No defect in the notice or in the mailing thereof shall affect the validity of any change in any Dividend Period.

     In the event that Sufficient Clearing Bids have not been made in any Auction, such that the Dividend Rate for the next Dividend Period will be equal to the Maximum Dividend Rate, then such Subsequent Dividend Period will be a Regular Dividend Period (regardless of whether the Company has elected a Special Dividend Period), and the Maximum Dividend Rate shall be determined based upon such Dividend Period. In such event, Existing Holders that have submitted Sell Orders will not be able to sell in the Auction all, and may not be able to sell any, Shares subject to such Sell Orders. Thus, under certain circumstances, Existing Holders may not have liquidity of investment.

     Determination of Dividend Rate. The "Initial Dividend Rate" for the Initial Dividend Period for the Shares of each Series will be described in the Prospectus Supplement. The dividend rate for each Subsequent Dividend Period for the Shares of each Series will be, except as provided below, the rate per annum that the Auction Agent advises the Company has resulted from the implementation of the Auction Procedures with respect to such Series. As used in this Prospectus and any Prospectus Supplement with respect to the Shares of any Series, "Applicable Rate" means the rate per annum at which dividends are payable on the Shares of such Series for any Dividend Period. See "The
Auction -- Determination of Sufficient Clearing Bids, Winning Bid Rate and Applicable Rate".

     In the event that an Auction for any Subsequent Dividend Period for the Shares of any Series is not held for any reason (other than as a result of the existence of a failure to pay as described below), such Subsequent Dividend Period shall be a Regular Dividend Period and the dividend rate on the Shares of such Series for such Subsequent Dividend Period will be the Maximum Applicable Rate on the Business Day immediately preceding the commencement of such Subsequent Dividend Period. See "The
Auction -- Orders by Existing Holders and Potential Holders".

     If the Company fails to pay to the Auction Agent on or prior to any Period-End Dividend Payment Date for the Shares of any Series the full amount of all accumulated and unpaid dividends payable on the Shares of such Series on such Period-End Dividend Payment Date, then:

     (a) if such failure to pay is cured as provided below, the Applicable Rate for the Shares of such Series for the Dividend Period commencing on the Period-End Dividend Payment Date on which the Company failed to pay shall be equal to the dividend rate determined on the Auction Date immediately preceding such Period-End Dividend Payment Date; and

     (b) if such failure to pay is not cured as provided below, then, for the period (the "Dividend Non-Payment Period") commencing on and including such Period-End Dividend Payment Date and ending on and including the Business Day on which, by 12:00 noon, New York City time, all unpaid cash dividends shall have been deposited with the Auction Agent or otherwise made available for payment to the applicable holders in same day funds (provided that, at least two Business Days but no more than 30 days prior to such Business Day, the Company shall have given the Auction Agent, the Securities Depository and the applicable holders written notice of such deposit or availability):

          (i) each Subsequent Dividend Period shall be a Regular Dividend Period (regardless of any Special Dividend Period election made by the Company) and Auctions for the Shares of such Series shall be suspended and shall not resume, in each case until all accumulated and unpaid dividends on the Shares of such Series for all past Dividend Periods shall have been paid to the Auction Agent, not later than the second Business Day immediately preceding an Auction Date for the Shares of such Series; and

          (ii) the Applicable Rate for the Shares of such Series during such Dividend Non-Payment Period shall be equal to the Maximum Applicable Rate for the Shares of such Series, as determined on the Business Day immediately preceding the first day of each such Subsequent Dividend Period, but with the credit ratings for the Shares of such Series, for purposes of determining such Maximum Applicable Rate, being deemed to be below "baa3" by Moody's and below BBB- by S&P (the "Non-Payment Period Rate").

     If the Company fails to pay to the Auction Agent on or prior to any date set for redemption or repurchase of less than all of the Shares of any Series the full amount payable upon redemption of the Shares of such Series called for redemption or upon repurchase of the Shares pursuant to the Repurchase Upon Change of Control Provision, then:

     (a) Auctions for the Shares of such Series shall be suspended and shall not resume until all amounts payable upon the redemption or repurchase of the Shares of such Series called for redemption or tendered for repurchase shall have been paid to the Auction Agent not later than the second Business Day immediately preceding an Auction Date for the Outstanding Shares of such Series;

     (b) if such failure to pay is cured as provided below, the Applicable Rate for the Shares of such Series for the Dividend Period commencing after the redemption or repurchase date on which the Company failed to pay shall be equal to the Maximum Applicable Rate for the Shares of such Series (as determined on the Business Day immediately preceding the first day of such Dividend Period) and such Dividend Period shall be a Regular Dividend Period (regardless of any Special Dividend Period election made by the Company), unless on the Auction Date for such Dividend Period, Auctions for the Shares of such Series may be resumed as provided in clause (a) above; and

     (c) if such failure to pay is not cured as provided below, then:

          (i) each Subsequent Dividend Period shall be a Regular Dividend Period (regardless of any Special Dividend Period election made by the Company) and the Applicable Rate for the Shares of such Series not called for redemption or subject to repurchase for each Dividend Period, commencing after the redemption or repurchase date on which the Company failed to pay, to but excluding the Dividend Period, if any, next succeeding the Auction Date on which Auctions for the Shares of such Series may be resumed as provided in clause (a) above (the "Redemption Non-Payment Period" and, together with the "Dividend Non-Payment Period", a "Non-Payment Period"), shall be equal to the Non-Payment Period Rate for the Shares of such Series (as determined on the Business Day immediately preceding the first day of each such Dividend Period); and

          (ii) the Applicable Rate for the Shares of such Series called for redemption or subject to repurchase for each Dividend Period for the Shares of such Series commencing after the redemption or repurchase date on which the Company failed to pay shall be equal to the Non-Payment Period Rate for the Shares of such Series (as determined on the Business Day immediately preceding the first day of each such Dividend Period).

     For purposes of the two preceding paragraphs, any such failure to pay with respect to the Shares of any Series shall be deemed cured if, not later than 12:00 noon, New York City time, on the third Business Day next succeeding such failure to pay, there shall have been paid to the Auction Agent (i) all accumulated and unpaid dividends on the Shares of such Series, including the full amount of any dividends to be paid on the Period-End Dividend Payment Date with respect to which such failure to pay occurred but excluding amounts accumulated after such Period-End Dividend Payment Date, plus additional dividends in an amount computed by multiplying (1) the Non-Payment Period Rate for the Shares of such Series (as determined on the Business Day immediately preceding such Dividend Payment Date) by (2) a fraction, the numerator of which shall be the number of days for which such failure to pay is not cured in accordance herewith (including the day such failure to pay occurs and excluding the day such failure to pay is cured) and the denominator of which shall be 360, and multiplying the rate so obtained by the product of $100,000 times the number of Shares of such Series then outstanding and (ii) the full amount payable upon redemption or repurchase of the Shares of such Series called for redemption or tendered for repurchase that have not been so redeemed or repurchased, plus (except to the extent such amount has been paid pursuant to clause (i) above) an amount computed by multiplying (1) the Non-Payment Period Rate for the Shares of such Series (as determined on the Business Day immediately preceding the first day of the current Dividend Period), by (2) a fraction, the numerator of which shall be the number of days for which such failure to pay is not cured in accordance herewith (including the day such failure to pay occurs and excluding the day such failure to pay is cured) and the denominator of which shall be 360, and applying the rate obtained against the product of $100,000 times the number of Shares of such Series called for redemption or tendered for repurchase that have not been so redeemed or repurchased.

     If the Company fails to pay to the Auction Agent on or prior to any date set for redemption or repurchase of all the Shares of any Series the full amount payable upon such redemption or repurchase of the Shares of such Series, then the Applicable Rate for the Shares of such Series for each Dividend Period for the Shares of such Series or portion thereof commencing on or after the redemption or repurchase date on which the Company failed to pay shall be equal to the Non-Payment Period Rate for the Shares of such Series (as determined on the Business Day immediately preceding the first day of each such Dividend Period or portion thereof).

CHANGES IN THE DIVIDENDS RECEIVED DEDUCTION

     If any amendment to the Code is enacted and becomes effective after the date of this Prospectus that changes the percentage of dividends received by corporate taxpayers which may be deducted for federal income tax purposes pursuant to section 243(a)(1) of the Code (or any successor provision) (the "Dividends Received Percentage"), then the Applicable Rate with respect to the Shares of any Series for the Dividend Period in which the effective date of such change occurs will, if this provision applies to such Dividend Period, be adjusted on and after such effective date for the remainder of such Dividend Period by multiplying the Applicable Rate (determined before any adjustment described in this paragraph) by a factor, which will be the number determined in accordance with the following formula (the "DRD Formula"), and rounding the result to the nearest basis point:

                                 1-[.35(1-.70)]
                              -------------------

                                 1-[.35(1-DRP)]

     For purposes of this formula, "DRP" means the Dividends Received Percentage, measured as a fraction, applicable to the dividend in question. No amendment to the Code other than a change in the percentage of the dividends received deduction set forth in section 243(a)(1) (or any successor provision) will give rise to an adjustment described in this paragraph. Notwithstanding the foregoing provisions, if with respect to any such amendment, the Company receives either an opinion of independent tax counsel or a private letter ruling or similar form of guidance from the IRS to the effect that such amendment to the Code generally would not affect corporate holders of such Shares, then such amendment will not result in the adjustment provided for above. Notwithstanding the foregoing, in no event will (i) the Applicable Rate for any Dividend Period (if and as adjusted from time to time as set forth above) be more than the Maximum Applicable Rate as of the Date of Original Issue or the preceding Auction Date, as the case may be, or (ii) DRP be less than 0.50. If the Applicable Rate is adjusted as described above, the Company will send notice of such adjustment to each holder of Shares of each Series, the Auction Agent and the Paying Agent on or prior to the next Dividend Payment Date for each Series. Unless the context requires otherwise, all references to dividends in this Prospectus and the applicable Prospectus Supplement mean dividends adjusted as described above.

     The foregoing provision (the "DRD Gross-Up Provision") shall not apply to any Regular Dividend Period and will only apply to the Initial Dividend Period or any Special Dividend Period for Shares of any Series if elected by the Company and specified in the Prospectus Supplement or the applicable Special Dividend Period Notice, as the case may be, for such Series.

REDEMPTION

     Optional Redemption. At the option of the Company, the Shares of any Series may be redeemed after the Initial Dividend Period therefor, other than during a Non-Call Period therefor, as a whole or from time to time in part, out of funds legally available therefor, on the second Business Day immediately preceding any Dividend Payment Date for such Series, upon at least 15 but not more than 45 days' notice pursuant to a Notice of Redemption, at a redemption price per Share of $100,000, upon payment of accumulated and unpaid dividends as described in the next sentence. The Company shall be required to declare and pay on the redemption date a dividend in an amount equal to the accumulated and unpaid dividends on such Shares (whether or not earned or declared) to the date that the Company pays the full amount payable upon redemption of such Shares. Pursuant to such right of optional redemption, the Company may elect to redeem all or less than all of the Shares of a Series without redeeming Shares of any other Series. Notwithstanding the foregoing, if any dividends on Shares of any Series are in arrears, no Shares of any Series shall be redeemed unless all outstanding Shares are simultaneously redeemed, and the Company shall not purchase or otherwise acquire any Shares of any Series; provided, however, that the foregoing shall not prevent the purchase or acquisition of Shares pursuant to an otherwise lawful purchase or exchange offer made on the same terms to holders of all outstanding Shares of such Series.

     Mandatory Redemption Upon Change of Control. If SmithKline Beecham shall at any time cease to beneficially own, directly or indirectly, shares of capital stock of the Company representing more than 50% of the voting power in respect of all outstanding shares of capital stock of the Company (such event being herein called a "Change of Control"), the Company shall redeem all outstanding Shares of each Series as to which this provision at the time applies, to the extent of funds legally available therefor, within 30 days of such event upon at least 10 but not more than 20 days' notice pursuant to a Notice of Redemption, at a redemption price per Share equal to the sum of $100,000 and an amount equal to the accumulated and unpaid dividends on such Shares (whether or not earned or declared) to the date that the Company pays the full amount payable upon redemption of such Shares. The foregoing provision (the "Mandatory Redemption Upon Change of Control Provision") shall apply to each Regular Dividend Period, but will only apply to the Initial Dividend

Period or any Special Dividend Period for Shares of any Series if elected by the Company and specified in the Prospectus Supplement or the applicable Special Dividend Period Notice, as the case may be, for such Series.

     Redemption Procedures. If Shares of any Series are to be redeemed, the Company will cause to be mailed, by first-class mail, postage prepaid, within the applicable notice period specified above, a written notice of redemption (a "Notice of Redemption") to each holder of record of Shares of such Series (initially, the nominee of the Securities Depository) and the Auction Agent. Each Notice of Redemption will state (i) the redemption date, (ii) the redemption price, (iii) the Series of Shares and the number of such Shares to be redeemed, (iv) the place or places where Shares of such Series are to be surrendered for payment of the redemption price, (v) that dividends on the Shares of such Series will cease to accumulate on the date that the Company pays the full amount payable upon redemption of such Shares of such Series, and (vi) the provision of the Certificate of Designations under which the redemption is being made. No defect in the Notice of Redemption or in the mailing thereof shall affect the validity of the redemption proceedings, except as required by applicable law. A Notice of Redemption shall be deemed given on the day that it is mailed in accordance with this provision.

     In the event that less than all of the outstanding Shares of any Series are to be redeemed, the number of Shares to be redeemed will be determined by the Board of Directors of the Company and communicated to the Auction Agent. So long as the Securities Depository's nominee is the record holder of all outstanding Shares of any Series, the Auction Agent will give notice to the Securities Depository, and the Securities Depository will determine the number of Shares of such Series to be redeemed from the account of the Agent Member of each Existing Holder of Shares of such Series. Each Agent Member may determine (i) whether to redeem any Shares and (ii) the number of Shares to be so redeemed from the account of each Existing Holder for which it acts as agent. An Agent Member may select for redemption Shares from the accounts of some Existing Holders without selecting for redemption any Shares from the accounts of other Existing Holders. Notwithstanding the foregoing, if neither the Securities Depository nor its nominee is the record holder of all of the Shares, the particular Shares to be redeemed shall be redeemed pro rata from the holders of record of the Shares in proportion to the number of such Shares held by such holders or by such other method as the Company shall deem fair and equitable (with adjustments to avoid redemption of fractional Shares). Any such redemption will be made in accordance with applicable securities laws and rules.

     On or prior to a date set for redemption of Shares of any Series, the Company shall be required to pay to the Auction Agent sufficient funds for the payment of the full amount payable upon redemption of such Shares.

     If the Company gives or causes to be given a Notice of Redemption, timely pays to the Auction Agent a sum sufficient to redeem the Shares of the Series as to which such Notice of Redemption has been given and gives the Auction Agent irrevocable instructions and authority to pay the full amount payable on redemption of such Shares to the holders of such Shares, then on the date of such payment, all rights of the holders of the Shares of such Series to be redeemed, as such, will terminate (except the right of the holders of such Shares to receive the full amount payable upon redemption thereof upon surrender of the certificate or certificates therefor, but without interest) and such Shares will no longer be deemed to be outstanding for any purpose (including, without limitation, the right of holders of such Shares to vote on any matter or to participate, with respect to such Shares, in any subsequent Auction for the outstanding Shares of such Series). In addition, any Shares of any Series as to which a Notice of Redemption has been given by the Company will be deemed to be not outstanding for purposes of any Auction for the Shares of such Series held subsequent to the date of such Notice of Redemption. The Company will be entitled to receive from time to time from the Auction Agent the income, if any, derived from the investment of monies or other assets paid it (to the extent that such income is not required to pay the redemption price of the Shares to be redeemed), and the holders of any Shares to be redeemed will not have any claim to such income. Any funds so paid to the Auction Agent which are unclaimed at the end of two years from the redemption date will be returned to the Company, after which the holders of the Shares of the Series so called for redemption will look only to the Company for payment of the redemption price of such Shares.

     So long as all of the outstanding Shares of any Series are held by records by a nominee of the Securities Depository, the amounts payable upon redemption of such Shares will be paid to the Securities Depository on the redemption date. The normal procedures of the Securities Depository currently provide for it to distribute amounts payable upon redemption to Agent Members, who, in turn, are to distribute such funds to the persons for whom they are acting as agent.

REPURCHASE UPON CHANGE OF CONTROL PROVISION

     Upon the occurrence of a Change of Control, the Company shall be obligated to purchase from all holders of Shares of each Series as to which this provision at the time applies, at the option of such holders, Shares of such Series tendered to the Company by such holders at a purchase price per Share equal to the sum of $100,000 and the amount of accumulated and unpaid dividends thereon (whether or not earned or declared) to the repurchase date.

     If Shares of any Series are to be purchased pursuant to the Repurchase Upon Change of Control Provision, within 20 days following a Change of Control, the Company shall mail, or cause to be mailed, by first-class mail, postage prepaid, within the applicable notice period specified above, a written Notice of Offer to Purchase to each holder of record of Shares of such Series (initially the nominee of the Securities Depository) and the Auction Agent. Each Notice of Offer to Purchase will describe the circumstances resulting in the Change of Control and state (i) that a Change of Control has occurred and that such holder has the right to require the Company to purchase all or any part of such holder's Shares of such Series, (ii) the purchase price, (iii) the Series of Shares, (iv) the place or places where Shares of such Series are to be surrendered for payment of the purchase price, (v) the circumstances and relevant facts regarding the Change of Control, (vi) the purchase date (which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed), (vii) any other instructions that a holder must follow in order to have such holder's Shares of such Series purchased by the Company and
(viii) the provision of the Certificate of Designations under which the offer to purchase is being made.

     The Company will comply with any tender offer rules under the Exchange Act which may then be applicable in connection with any offer required to be made by the Company in accordance with the Repurchase Upon Change of Control Provision.

     The Repurchase Upon Change of Control Provision shall not apply to any Regular Dividend Period and shall apply to the Initial Dividend Period or any Special Dividend Period for Shares of any Series only if designated by the Company and specified in the Prospectus Supplement or the applicable Special Dividend Period Notice, as the case may be, for such Series.

LIQUIDATION RIGHTS

     In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Shares of each Series then outstanding will be entitled to receive and to be paid, out of the assets of the Company available for distribution to stockholders after satisfying claims of creditors but before any payment or distribution of assets is made to holders of the Common Stock or any other shares of the Company of any class ranking junior to the Shares of such Series upon such a liquidation, dissolution or winding up, liquidating distributions in an amount per Share equal to the sum of $100,000 and an amount equal to accumulated and unpaid dividends (whether or not earned or declared) to and including the date of final dissolution. If, upon any such voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Shares of any Series and any other shares of the Company of any class ranking on a parity with the Shares of such Series upon any such liquidation, dissolution or winding up are not paid in full, the holders of the Shares of such Series and of such other shares will share ratably in any such distribution of assets of the Company in proportion to the full respective amounts to which they are entitled. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Shares of such Series will have no further right or claim to any of the remaining assets of the Company and will not be entitled to any further participation in such distribution of assets of the Company. Neither the sale, lease or exchange (for cash, stock, securities or other consideration) of all or substantially all of the property and assets of the Company, nor the merger or consolidation of the Company with or into any other corporation, nor the merger or consolidation of any other corporation with or into the Company, shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Company for purposes of the foregoing.

VOTING RIGHTS

     General. Each Share will carry 0.08507 of a vote in connection with the election of directors and other matters submitted generally to the holders of shares of the Company's voting stock, voting cumulatively and together as a single class with shares of Common Stock and other capital stock of the Company entitled to vote generally in the election of directors and other matters submitted to stockholders generally. Based on the number of shares of Common Stock outstanding as of the date of this Prospectus and assuming that all Shares offered hereby were issued and outstanding, the Shares would represent, in the aggregate, approximately 27% of the combined voting power of the Shares and the Common Stock. All of the issued and outstanding shares of Common Stock, representing approximately 73% of such combined voting power, are held indirectly by SmithKline Beecham. As a result, SmithKline Beecham will be able to direct the outcome of matters submitted to stockholders of the Company.

     Right to Vote in Connection with a Merger, Liquidation, Etc. Without the affirmative vote of the holders of at least two-thirds of the Shares of each Series outstanding with a Dividend Period having more than 99 remaining Dividend Period Days, voting in person or by proxy at one or more special meetings for the purpose, or the unanimous written consent of the holders of Shares of each such Series, the Company shall not (i) consolidate with or merge with or into, or convey, transfer or lease substantially all of its assets to, any person unless: (A) the resulting, surviving or transferee Person (if not the Company) shall be a corporation organized and existing under the laws of the United States, any State thereof or the District of Columbia which shall, by a valid and legally binding instrument, expressly assume all the obligations of the Company with respect to, and afford the holders of all Outstanding Shares all the legal rights as holders of, the Shares, including the rights established by the Certificate of Designations and the Certificate of Incorporation; (B) there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading, in the rating accorded the Shares by Moody's or S&P, or if Moody's or S&P, or both, shall not make a rating available with respect to the Shares, by any Substitute Rating Agency, in connection with such transaction; and (C) there shall have been delivered to the holders of the Outstanding Shares an opinion of nationally recognized, qualified legal counsel to the effect that (1) the holders of such Shares will not recognize income, gain or loss for United States federal income tax purposes as a result of such transaction, and will be subject to United States federal income tax on the same amounts and at the same times as would be the case if the transaction had not occurred and (2) such transaction complies with the terms of the foregoing clause (i)(A), or (ii) voluntarily liquidate, dissolve or wind up. On such matters, holders of Shares will vote on the basis of one vote per $100,000 in liquidation preference and not cumulatively.

     Right to Elect Two Additional Directors. During any period (referred to herein as a "Default Period") in which accumulated dividends (whether or not earned or declared, and whether or not funds are then legally available in an amount sufficient therefor) on any Shares of any Series or Parity Preferred for such number of dividend periods or portions thereof (or the equivalent thereof in the case of Parity Preferred), which in the aggregate contain at least 180 days, shall not have been paid or declared and a sum sufficient for the payment thereof set aside for payment, then in any such case the number of directors of the Company will automatically be increased by two additional directors ("Default Directors") and the holders of record of the Shares of all Series and Parity Preferred upon which like voting rights have been conferred and are then exercisable will possess full voting powers (to the exclusion of the holders of all other series and classes of capital stock of the Company), voting as a single class, to elect such two Default Directors.

     The Default Period and voting rights created by the occurrence of the circumstances described in the next preceding paragraph will continue unless and until all accumulated and unpaid dividends on all Shares and Parity Preferred then outstanding shall have been paid or sufficient funds for the payment thereof shall have been set apart, at which time the voting rights described in the next preceding paragraph will cease, subject always, however, to the revesting of such voting power in the holders of Shares of all Series and Parity Preferred upon the further occurrence of any of the circumstances described in the next preceding paragraph.

     Within five days following the accrual of any right of the holders of Shares of any Series and Parity Preferred to elect directors upon the commencement of a Default Period as described above, the Company will mail or cause to be mailed to the holders of Shares of each Series and Parity Preferred notice of a special meeting of stockholders for a date not less than 20 days nor more than 60 days after the date of such notice. If the Company does not mail or cause to be mailed notice of such meeting as provided in the next preceding sentence, a meeting may be called by any holder of Shares or Parity Preferred. The Company will notify the Auction Agent of the date on which such right accrued, and such date will be the record date for determining the holders of stock entitled to notice of and to vote at the special meeting. Holders of all such stock will vote in such elections on the basis of one vote per $100,000 liquidation preference and not cumulatively, and the holder or holders of one-third of the shares of such stock then outstanding, present in person or by proxy, will constitute a quorum for the election of directors by them. At any such meeting or adjournment thereof in the absence of a quorum, a majority of the holders of such stock present in person or by proxy will have the power to adjourn the meeting for the election of directors without notice, other than an announcement at the meeting, until a quorum is present.

     The term of office of all persons who are directors of the Company at the time of such meeting will continue, notwithstanding the election of Default Directors at such meeting by the holders of Shares of all Series and Parity Preferred. The Default Directors, together with the incumbent directors elected by stockholders of the Company generally, will constitute the duly elected directors of the Company.

     Simultaneously with the expiration of the Default Period, the term of office of the Default Directors elected by the holders of Shares and Parity Preferred at the special meeting referred to above will terminate, the number of directors of the Company will automatically be decreased by two, only the incumbent directors otherwise elected by stockholders of the Company generally will constitute the duly elected directors of the Company, and the right of the holders of Shares and Parity Preferred during a Default Period to elect directors as provided above will cease.

     During any period in which a Credit Rating Event shall exist (a "Downgrade Period"), the authorized number of members of the Board of Directors of the Company shall automatically be increased by two and the holders of record of the Shares of all Series and Parity Preferred upon which like voting rights have been conferred and are then exerciseable (the Shares of all Series and all such other shares being referred to as the "Downgrade Voting Parity Shares") will be entitled to fill the vacancies so created on the Board of Directors of the Company by electing two additional directors for the Company. Each director so elected (each a "Downgrade Director") shall be entitled to such number of votes on all matters before the Board of Directors of the Company as shall result in the Downgrade Directors together having a majority of the total voting power of all directors on the Board of Directors of the Company; provided, however, that each Downgrade Director shall be entitled to only one vote with respect to matters concerning the redemption of Shares of any Series or the liquidation, dissolution or winding up of the Company. The provisions set forth above with respect to the calling of and voting at special meetings of holders of Shares and Parity Preferred to elect Default Directors, the filling of vacancies in the offices of Default Directors and related matters will apply equally to the exercise of the right of the holders of Downgrade Voting Parity Preferred to elect the Downgrade Directors.

     A Credit Rating Event shall exist if: (i) the Company and SmithKline Beecham shall have amended or terminated the Support Agreement (other than an amendment solely to increase the maximum amount of SmithKline Beecham's obligations thereunder); and (ii) (A) either Moody's shall have reduced its credit rating assigned to the Shares of any Series to below "a3" (and shall not have subsequently increased such rating to "a3" or higher) and Moody's shall have issued a written statement stating that it so reduced such rating as a result, in whole or in part, of such amendment or termination of the Support Agreement or S&P shall have reduced its credit rating assigned to the Shares of any Series to below A- (and shall not have subsequently increased such rating to A- or higher) and S&P shall have issued a written statement stating that it so reduced such rating as a result, in whole or in part, of such amendment or termination of the Support Agreement and (B) such rating shall have been so reduced and such statement so issued within 60 calendar days after Moody's or S&P, as the case may be, having been informed of such amendment or termination of the Support Agreement; and (iii) any Downgrade Voting Parity Shares shall not have been redeemed, retired, repurchased or otherwise acquired by the Company. In no event shall a Credit Rating Event be deemed to exist if, on or prior to the date of effectiveness of any such amendment or termination of the Support Agreement, the Company shall have informed Moody's and S&P in writing of such amendment or termination and Moody's shall have confirmed in writing a credit rating of "a3" or higher for the Shares of each Series and S&P shall have confirmed in writing a credit rating of A- or higher for the Shares of each Series.

     If a Downgrade Period shall commence and be continuing at any time during a Default Period, or if a Default Period shall commence and be continuing during a Downgrade Period, then the powers conferred upon the Default Directors elected pursuant to the provisions set forth above shall be suspended or if Default Directors shall not have been so elected, then the right of holders of the Shares of all Series and Parity Preferred to elect the Default Directors as described above shall be suspended, in either case, at such time and during such period as the Downgrade Directors shall have assumed and remain in office, provided that upon the expiration of such Downgrade Period, such powers of the Default Directors or voting rights of holders of the Shares of all Series and Parity Preferred, as the case may be, shall be automatically and immediately reinstated.

     If either Moody's or S&P shall change its rating categories for preferred stock, then the determination of whether a Credit Rating Event exists shall be made based upon the substantially equivalent new rating categories for preferred stock of such rating agency. If either Moody's or S&P, or both, shall not make a rating available for the Share of any Series or of any other series necessary to make such a determination or neither Moody's nor S&P shall make such a rating available, such determination will be made based upon the substantial equivalent of either or both of such ratings by a Substitute Rating Agency or two Substitute Rating Agencies or, in the event that only one such rating shall be available, based upon such available rating. If an alternative nationally recognized securities rating agency or agencies are not available, then for purposes of such determination the rating for the Shares of such Series and of any such other series shall be deemed to be the highest relevant rating last published by Moody's, S&P or any such Substitute Rating Agency.

     Right to Vote in Certain Events. Without the affirmative vote of the holders of at least two-thirds of the outstanding Shares of all Series voting in person or by proxy at a special meeting for the purpose, or the unanimous written consent of the holders of the outstanding Shares of all Series acting without such a meeting (subject to the provisions of any applicable law), the Company may not amend, alter or repeal any provisions of the Certificate of Designations or the Certificate of Incorporation so as to affect adversely the preferences, special rights or powers of the Shares of any Series. Any increase in the authorized number of any series of capital stock ranking on a parity with the Shares with respect to the payment of dividends or the distribution of assets, or creation, authorization or issuance of any securities convertible into, or warrants, options or similar rights to purchase, acquire or receive, shares of such capital stock or reclassification of any authorized capital stock of the Company into any share ranking on a parity with Shares with respect to the payment of dividends or the distribution of assets in accordance with the Preferred Stock Limitation Provision shall be deemed not to affect adversely the preferences, special rights or powers of the Shares.

     In addition, without the affirmative vote of the holders of at least two-thirds of the outstanding Shares of all Series and Parity Preferred upon which like voting rights have been conferred and are then exercisable, voting together as a single class, in person or by proxy at a special meeting for the purpose, or the unanimous written consent of the holders of the outstanding Shares of all Series and such Parity Preferred acting without such a meeting (subject to the provisions of any applicable law), the Company may not create, authorize or issue shares of any class or series of capital stock ranking senior to the Shares and such Parity Preferred with respect to the payment of dividends or the distribution of assets, or create, authorize or issue any securities convertible into, or warrants, options or similar rights to purchase, acquire or receive, shares of capital stock ranking senior to the Shares and such Parity Preferred with respect to the payment of dividends or the distribution of assets or reclassify any authorized capital stock of the Company into any shares ranking senior to the Shares and such Parity Preferred with respect to the payment of dividends or the distribution of assets.

     No Right to Vote in Certain Events. With respect to any right of holders of Shares to vote on any matter, whether such right is created by the Certificate of Designations thereof, by applicable law or otherwise, no holder of any Share will be entitled to vote and no Share will be deemed to be outstanding for the purpose of voting or determining the number of Shares required to constitute a quorum, if prior to or concurrently with a determination of shares entitled to vote or of shares deemed outstanding for quorum purposes, as the case may be, such Share is held beneficially or of record by the Company or any affiliate of the Company or if the Company of any affiliate has, directly or indirectly, the power to vote or dispose of such Share. In addition, Shares with respect to which a Notice of Redemption has been issued and the redemption price has been deposited with the Auction Agent will be deemed not to be outstanding for the purpose of voting or determining the number of Shares required to constitute a quorum.

     Voting by Securities Depository. Whenever the Shares are held of record by the nominee of the Securities Depository in accordance with its normal procedures, the Securities Depository will extend voting rights with respect to such Shares to the Agent Members whose accounts are credited with such Shares. In accordance with their normal procedures, such Agent Members are expected in turn to extend such voting rights to Existing Holders.

     Exclusive Remedy. If the Company fails to pay any dividends on the Shares as required, the exclusive remedy of the holders of Shares will be the right to vote for directors as described under "Voting Rights". In no event shall holders of Shares have any right to sue for, or maintain a proceeding with respect to, such dividends or damages for the failure to receive the same.

THE AUCTION

     General. The Certificate of Designations authorizing the issuance of the Shares of each Series by this Prospectus and the applicable Prospectus Supplement which provide that the Applicable Rate for the Shares of each Series for each Dividend Period after the Initial Dividend Period shall be equal to the rate per annum that the Auction Agent advises the Company has resulted on the Business Day preceding the first day of such Subsequent Dividend Period from implementation of the auction procedures (the "Auction Procedures") set forth in the Certificate of Designations. See Appendix B hereto. Each periodic implementation of the Auction Procedures, under which persons determine to hold or, based upon dividend rates bid by them, offer to sell or to purchase Shares of any Series, is referred to herein as an "Auction". If, however, the Company should fail to pay or duly provide for the full amount of any dividend on Shares of any Series on any Dividend Payment Date or the redemption price of Shares of such Series called for redemption, the Applicable Rate for Shares of such Series will be determined as described under "-- Dividends -- Determination of Dividend Rate" above.

     As used herein, an "Existing Holder" of any Shares of a Series means a person who is listed as the beneficial owner of such Shares of such Series in the records of the Auction Agent. The Auction Agent may rely upon, as evidence of the identities of the Existing Holders, a list of the owners of the Shares of each Series provided by the Company or the Broker-Dealers, the results of Auctions and notices from any Existing Holder, the Agent Member of any Existing Holder or the Broker-Dealer of any Existing Holder with respect to such Existing Holder's transfer of Shares of such Series to another person. References herein to Existing Holders and Potential Holders shall, unless the context otherwise requires, be deemed to include beneficial owners and potential beneficial owners acting through their Broker-Dealers.

     The Auction Agent will be required to register a transfer of Shares of any Series from an Existing Holder to another person only if (i) such transfer is pursuant to an Auction or (ii) the Auction Agent has been notified in writing
(A) by such Existing Holder, the Agent Member of such Existing Holder or the Broker-Dealer of such Existing Holder of such transfer or (B) by the Broker-Dealer of any person that purchased or sold such Shares in an Auction of the failure of such Shares to be transferred as a result of such Auction. The Auction Agent is not required to accept any such notice of transfer delivered prior to an Auction unless it is received by the Auction Agent by 3:00 p.m. (New York City time) on the Business Day next preceding such Auction.

     Auction Agent Agreement. The Company will enter into an agreement (the "Auction Agent Agreement") with an institution specified as the Auction Agent in the applicable Prospectus Supplement (together with any successor bank or trust company or other entity entering into a similar agreement with the Company, the "Auction Agent") which will provide, among other things, that the Auction Agent will follow the Auction Procedures for the purposes of determining the Applicable Rate for the Shares of each Series for so long as the Applicable Rate for the Shares of such Series is to be based on the results of an Auction. See "-- Concerning the Auction Agent".

     Broker-Dealer Agreements. The Auctions require the participation of one or more broker-dealers. The Auction Agent will enter into agreements (collectively, the "Broker-Dealer Agreements") with one or more other broker-dealers (collectively, the "Broker-Dealers") selected by the Company and specified in the applicable Prospectus Supplement, which will provide for the participation of such Broker-Dealers in Auctions. See "-- Broker-Dealers". A Broker-Dealer Agreement may be terminated by the Auction Agent or a Broker-Dealer on five days' notice to the other party.

     Securities Depository. DTC will act as Securities Depository for the Agent Members with respect to Shares of each Series (DTC, together with any successor securities depositary selected by the Company, being referred to herein as the "Securities Depository"). One or more registered certificates representing all of the Shares of each Series offered hereby initially will be registered in the name of Cede, as nominee of DTC. Such certificates will bear a legend to the effect that such certificate is issued subject to the provisions restricting transfers of Shares of any Series contained in the Certificate of Designations. The Company will also issue stop-transfer instructions to the transfer agent for the Shares of each Series. Cede will be the initial holder of record of all Shares of each Series, and Existing Holders of the Shares of any Series will not receive certificates representing their ownership interest in such Shares.

     DTC, which is a New York chartered limited purpose trust company, performs services for its participants (including the Agent Members), some of which (and/or their representatives) own DTC. DTC maintains lists of its participants and will maintain the positions (ownership interests) held by each Agent Member in Shares of any Series, whether as an Existing Holder for its own account or as nominee for another Existing Holder.

     Except as otherwise provided herein, payments and communications made by the Company to holders of Shares of any Series will be duly made by making payments to, and communicating with, the Securities Depository, whose nominee will be the record holder of all Shares of each Series.

     Auction Procedures. The following summary of the Auction Procedures does not purport to be complete and is qualified in its entirety by reference to the Auction Procedures, which are attached to this Prospectus as Appendix B. Separate auctions will be conducted for each Series. Accordingly, as used in the following brief summary, unless the context otherwise requires, "Shares" means the Series of Shares subject to the related Auction and "Existing Holders" and "Potential Holders" mean Existing Holders and Potential Holders of such Series, respectively. The Settlement Procedures to be used with respect to Auctions are set forth in Appendix A hereto.

     Auction Dates. After the Initial Dividend Period for the Shares of a Series, an Auction to determine the Applicable Rate for the Shares of such Series for a particular Dividend Period for the Shares of such Series will be held on the first Business Day preceding the first day of such Dividend Period (the date of each Auction being referred to herein as an "Auction Date"). The term "Business Day" means a day on which the New York Stock Exchange is open for trading and which is not a day on which banks in New York City are authorized or obligated by law to close. Both the Auction Date and the first day of the related Dividend Period (also a Period-End Dividend Payment Date) must be Business Days but need not be consecutive calendar days. For example, in most cases, if the date or day that would normally be an Auction Date is not a Business Day, then such Auction Date will be the next preceding day that is a Business Day even though such Period-End Dividend Payment Date remains the same. See "Dividends" above for information concerning the circumstances under which a Dividend Payment Date may fall on a date other than a date that would normally be such Dividend Payment Date.

     The first Auction Dates for the Shares of each Series will be specified in the applicable Prospectus Supplement.

     Orders by Existing and Potential Holders. Prior to the Submission Deadline on each Auction Date:

     (a) each Existing Holder of Shares of such Series may submit to a Broker-Dealer by telephone or otherwise a:

          (i) Hold Order -- indicating the number of outstanding Shares, if any, held by such Existing Holder that such Existing Holder desires to continue to hold without regard to the Applicable Rate for the next Dividend Period for such Shares;

          (ii) Bid -- indicating the number of outstanding Shares, if any, held by such Existing Holder that such Existing Holder desires to hold if the Applicable Rate for the next Dividend Period for such Shares is less than the rate specified by such Existing Holder; and/or

          (iii) Sell Order -- indicating the number of outstanding Shares, if any, held by such Existing Holder that such Existing Holder desires to sell without regard to the Applicable Rate for the next Dividend Period for such Shares; and

     (b) Broker-Dealers will contact prospective purchasers of Shares of such Series (each such prospective purchaser is referred to herein as a "Potential Holder", and the term Potential Holder includes an Existing Holder with respect to an offer by such Existing Holder to purchase additional Shares) by telephone or otherwise to determine whether such Potential Holders desire to submit Bids in which such Potential Holders will indicate the number of Shares that they offer to purchase if the Applicable Rate for the next Dividend Period for the Shares is not less than the rates per annum specified in such Bids.

     The communication to a Broker-Dealer by an Existing Holder of the information referred to in paragraph (a) above and by a Potential Holder of the information referred to in paragraph (b) above, and the communication by a Broker-Dealer, whether or not for its own account, to the Auction Agent of the foregoing information, is hereinafter referred to as an "Order", and collectively, as "Orders". An Existing Holder or a Potential Holder placing an Order, including a Broker-Dealer acting in such capacity for its own account, is referred to herein as a "Bidder" and, collectively, as "Bidders". Any Order submitted by an Existing Holder or a Potential Holder to its Broker-Dealer, or by a Broker-Dealer to the Auction Agent, prior to the Submission Deadline on any Auction Date shall be irrevocable.

     An Existing Holder may submit different types of Orders in an Auction with respect to Shares then held by such Existing Holder, as well as Bids for additional Shares. An Existing Holder that offers to purchase additional Shares is, for purposes of such offer, treated as a Potential Holder. For information concerning the priority given to different types of Orders placed by an Existing Holder, see "-- Submission of Orders by Broker-Dealers to Auction Agent".

     Any Bid for Shares by an Existing Holder specifying a rate higher than the Maximum Applicable Rate will be treated as a Sell Order, and any Bid for Shares by a Potential Holder specifying a rate higher than the Maximum Applicable Rate for the Shares will not be accepted. Accordingly, the Auction Procedures establish the Maximum Applicable Rate as the maximum rate per annum that can result from an Auction. See "-- Determination of Sufficient Clearing Bids, Winning Bid Rate and Applicable Rate" and "-- Acceptance and Rejection of Submitted Bids and Submitted Sell Orders and Allocation of Shares".

     The Maximum Applicable Rate on any Auction Date for the Shares will be the rate obtained by multiplying the Reference Rate on such Auction Date by a percentage determined by the Auction Agent (with each Maximum Applicable Rate being rounded to the nearest one thousandth (0.001) of one percent per annum, with any such number ending in five ten-thousandths of one percent rounded upwards to the nearest one thousandth (0.001) of one percent) as set forth below based on the lower of the credit ratings assigned to the Shares by Moody's and S&P (or if Moody's or S&P, or both, shall not make such a rating available, the equivalent of either or both of such ratings by a Substitute Rating Agency or two Substitute

Rating Agencies or, in the event that only one such rating shall be available, the percentage based on such available rating) at the close of business on the Business Day immediately preceding such Auction Date:

          CREDIT RATING
- ----------------------------------    APPLICABLE PERCENTAGE
     MOODY'S              S&P           OF REFERENCE RATE
- -----------------    -------------    ---------------------
"aa3" or above       AA- or above              110%
"a3" to "a1"         A- to A+                  125%
"baa3" to "baa1"     BBB- to BBB+              150%
below "baa3"         below BBB-                200%

     There is no minimum Applicable Rate in respect of any Dividend Period.

     The "Reference Rate", with respect to a Dividend Period of 49 days to 183 days, is the "AA" Composite Commercial Paper Rate; with respect to a Dividend Period of 184 days to 364 days, is the comparable U.S. Treasury Bill Rate; with respect to a Dividend Period of one year to ten years, is the comparable U.S. Treasury Note Rate; and, with respect to a Dividend Period in excess of ten years, is the comparable U.S. Treasury Bond Rate.

     " 'AA' Composite Commercial Paper Rate" on any date means (i) the Interest Equivalent of the rate on commercial paper placed on behalf of issuers whose corporate bonds are rated "AA" by S&P or "Aa" by Moody's or the equivalent of such rating by another nationally recognized statistical rating organization, as such rate is made available on a discount basis or otherwise by the Federal Reserve Bank of New York for the Business Day immediately preceding such date, or (ii) in the event that the Federal Reserve Bank of New York does not make available such a rate, then the arithmetic average of the Interest Equivalent of the rate on commercial paper placed on behalf of such issuers, as quoted on a discount basis or otherwise by Merrill Lynch, Pierce, Fenner & Smith Incorporated and Lehman Brothers Inc. or their respective successors (the "Commercial Paper Dealers"), to the Auction Agent for the close of business on the Business Day immediately preceding such date. If one of the Commercial Paper Dealers does not quote a rate required to determine the "AA" Composite Commercial Paper Rate, the "AA" Composite Commercial Paper Rate will be determined on the basis of the quotation or quotations furnished by any Substitute Commercial Paper Dealer or Substitute Commercial Paper Dealers selected by the Company to provide such rate or rates not being supplied by the Commercial Paper Dealers. If the number of Dividend Period Days shall be (i) 7 or more but fewer than 49 days, such rate shall be the Interest Equivalent of the 30-day rate on such commercial paper; (ii) 49 or more but fewer than 70 days, such rate shall be the Interest Equivalent of the 60-day rate on such commercial paper; (iii) 70 or more but fewer than 85 days, such rate shall be the arithmetic average of the Interest Equivalent of the 60-day and 90-day rate on such commercial paper; (iv) 85 or more days but fewer than 99 days, such rate shall be the Interest Equivalent of the 90-day rate on such commercial paper; or
(v) 99 or more days but fewer than 183 days, such rate shall be determined by linear interpolation between the Interest Equivalents of the 90-day rate and the 180-day rate on such commercial paper.

     "Interest Equivalent" means a yield on a 360-day basis of a discount basis security which is equal to the yield on an equivalent interest-bearing security.

     "U.S. Treasury Bill Rate" on any date means (i) the Interest Equivalent of the rate on the actively traded Treasury Bill with a maturity most nearly comparable to the length of the related Dividend Period, as such rate is made available on a discount basis or otherwise by the Federal Reserve Bank of New York in its Composite 3:30 P.M. Quotations for U.S. Government Securities report for such Business Day, or (ii) if such yield as so calculated is not available, the Alternate Treasury Bill Rate on such date. "Alternate Treasury Bill Rate" on any date means the Interest Equivalent of the yield as calculated by reference to the arithmetic average of the bid price quotations of the actively traded Treasury Bill with a maturity most nearly comparable to the length of the related Dividend Period, as determined by bid price quotations as of any time on the Business Day immediately preceding such date, obtained from at least three recognized primary U.S. Government securities dealers selected by the Auction Agent.

     "U.S. Treasury Bond Rate" on any date means (i) the yield as calculated by reference to the bid price quotation of the actively traded, current coupon Treasury Bond with a maturity most nearly comparable to the length of the related Dividend Period, as such bid price quotation is published on the Business Day immediately preceding such date by the Federal Reserve Bank of New York in its Composite 3:30 P.M. Quotations for U.S. Government Securities report for such Business Day, or (ii) if such yield as so calculated is not available, the Alternate Treasury Bond Rate on such date. "Alternate Treasury Bond Rate" on any date means the yield as calculated by reference to the arithmetic average of the bid price quotations of the actively traded, current coupon Treasury Bond with a maturity most nearly comparable to the length of the related Dividend Period, as determined by the bid price quotations as of any time on the Business Day immediately preceding such date, obtained from at least three recognized primary U.S. Government securities dealers selected by the Auction Agent.

     "U.S. Treasury Note Rate" on any date means (i) the yield as calculated by reference to the bid price quotation of the actively traded, current coupon Treasury Note with a maturity most nearly comparable to the length of the related Dividend Period, as such bid price quotation is published on the Business Day immediately preceding such date by the Federal Reserve Bank of New York in its Composite 3:30 P.M. Quotations for U.S. Government Securities report for such Business Day, or (ii) if such yield as so calculated is not available, the Alternate Treasury Note Rate on such date. "Alternate Treasury Note Rate" on any date means the yield as calculated by reference to the arithmetic average of the bid price quotations of the actively traded, current coupon Treasury Note with a maturity most nearly comparable to the length of the related Dividend Period, as determined by the bid price quotations as of any time on the Business Day immediately preceding such date, obtained from at least three recognized primary U.S. Government securities dealers selected by the Auction Agent.

     Notwithstanding the foregoing, if at 9:00 a.m., New York City time, on any Auction Date, (i) the rating of the Shares of any Series by Moody's shall be on the "Corporate Credit Watch List" of Moody's with a designation of "downgrade" or "uncertain", (ii) the rating of the Shares by S&P shall be on the "CreditWatch" of S&P with a designation of "negative implications" or "developing" or (iii) if Moody's or S&P, or both, shall not make such a rating available, the rating of the Shares by any Substitute Rating Agency shall be the substantial equivalent of clause (i) or (ii), then the Maximum Applicable Rate for the Shares of the Series to which such Auction Date relates will be determined as described above but as if the credit rating assigned to the Shares by Moody's and S&P (or, as appropriate, by a Substitute Rating Agency) each fell within a range one full level lower in the above table.

     The Company will take all reasonable action necessary to enable Moody's and S&P (and, as appropriate, any Substitute Rating Agency or Substitute Rating Agencies referred to below) to provide a rating for the Shares. If either Moody's or S&P shall not make such a rating available, or neither Moody's nor S&P shall make such a rating available, the Company will select a nationally recognized statistical rating organization (a "Substitute Rating Agency") or two nationally recognized statistical rating organizations ("Substitute Rating Agencies") to act as a Substitute Rating Agency or Substitute Rating Agencies, as the case may be. If an alternative nationally recognized securities rating agency or agencies are not available, the applicable rating shall be the highest rating last published by Moody's, S&P or such Substitute Rating Agency or Agencies.

     Neither the Company nor the Auction Agent will be responsible for a Broker-Dealer's failure to comply with any of the foregoing.

     A Broker-Dealer also may hold Shares for its own account. A Broker-Dealer thus may submit Orders to the Auction Agent as an Existing Holder or a Potential Holder and therefore participate in an Auction on behalf of both itself and its customers. An Order placed with the Auction Agent by a Broker-Dealer as an Existing Holder or a Potential Holder as or on behalf of a customer will be treated in the same manner as an Order placed with a Broker-Dealer by such customer. Similarly, any failure by a Broker-Dealer to submit to the Auction Agent an Order in respect of any Shares held by its customer will be treated in the same manner as such customer's failure to submit to its Broker-Dealer an Order in respect of Shares held by it, as described above. Inasmuch as a Broker-Dealer participates in an Auction as an Existing Holder or a Potential Holder only to represent the interest of its customers, all discussion herein relating to the consequences of an Auction for Existing Holders and Potential Holders also applies to the underlying beneficial ownership interests.

     The number of Shares purchased or sold may be subject to proration procedures. See "-- Acceptance and Rejection of Submitted Bids and Submitted Sell Orders and Allocation of Shares". Each purchase or sale of Shares shall be made for settlement on the Business Day (also a Period-End Dividend Payment
Date) next succeeding the Auction Date at a price per Share equal to $100,000, and such settlement will be made regardless of whether or not the Company shall have paid on such Business Day or on any other day the full amount of any dividends or any other amounts payable in respect of any Shares. See
"-- Notification of Results; Settlement".

     If any Order or Orders covering in the aggregate all of the outstanding Shares of a Series held by an Existing Holder is not submitted to the Auction Agent prior to the Submission Deadline for any reason (including the failure of a Broker-Dealer to contact such Existing Holder or to submit such Existing Holder's Order or Orders), such Existing Holder shall be deemed to have submitted a Hold Order (in the case of an Auction relating to a Regular Dividend Period) or a Sell Order (in the case of an Auction relating to a Special Dividend Period) covering the number of outstanding Shares held by such Existing Holder and that are not subject to Orders submitted to the Auction Agent.

     For purposes of an Auction, Shares for which the Company shall have given notice of redemption and deposited moneys therefor with the Auction Agent will not be considered as outstanding and will not be included in such Auction.

     Neither the Company nor any affiliate of the Company may submit an Order in any Auction except as described below under the caption "Broker-Dealers".

     Submission of Orders by Broker-Dealers to Auction Agent. Prior to 1:00 p.m., New York City time, on each Auction Date, or such other time on the Auction Date as may be specified by the Auction Agent (the "Submission Deadline"), each Broker-Dealer will submit in writing or through the Auction Agent's auction processing system to the Auction Agent all Orders obtained by it for the Auction to be conducted on such Auction Date, designating itself (unless otherwise permitted by the Company) as the Existing Holder or Potential Holder in respect of the Shares subject to such Orders (each such "Hold Order", "Bid" or "Sell Order" as submitted or deemed submitted by a Broker-Dealer being referred to herein as a "Submitted Hold Order", a "Submitted Bid" or a "Submitted Sell Order", as the case may be, or as a "Submitted Order"). Any Order submitted by an Existing Holder or a Potential Holder to its Broker-Dealer, or by a Broker-Dealer to the Auction Agent, prior to the Submission Deadline on an Auction Date, shall be irrevocable.

     If any rate specified in any Submitted Bid contains more than three figures to the right of the decimal point, then the Auction Agent shall round such rate up to the next highest one thousandth (0.001) of one percent.

     A Submitted Order or Submitted Orders of an Existing Holder that cover in the aggregate more than the number of outstanding Shares held by such Existing Holder shall be considered valid in the following order of priority:

          (i) any Submitted Hold Order of such Existing Holder shall be considered valid up to and including the number of outstanding Shares held by such Existing Holder, provided that if there is more than one Submitted Hold Order of such Existing Holder and the number of Shares subject to such Submitted Hold Orders exceeds the number of outstanding Shares held by such Existing Holder, the number of such Shares subject to each such Submitted Hold Order shall be reduced pro rata so that such Submitted Hold Orders shall cover the number of outstanding Shares held by such Existing Holder;

          (ii) (A) any Submitted Bids of such Existing Holder shall be considered valid, in the ascending order of their respective rates per annum if more than one such Submitted Bid is submitted, up to and including the excess of the number of outstanding Shares held by such Existing Holder over the number of Shares of such Series subject to any Submitted Hold Order referred to in clause (i) above, and (B) subject to subclause (A), if there is more than one Submitted Bid of such Existing Holder specifying the same rate and the number of outstanding Shares of such Series subject to such Submitted Bids is greater than such excess, such Submitted Bids shall be considered valid up to and including the amount of such excess, and the number of such Shares subject to such Submitted Bids shall be reduced pro rata so that such Submitted Bids, in the aggregate shall cover the number of outstanding Shares of such Series equal to such excess, and
     (C) subject to subclause (A) and (B), if there are two or more Submitted Bids of such Existing Holder specifying different rates, such Submitted Bids shall be considered valid in the ascending order of their respective rates and in any such event the number, if any, of such Shares subject to Submitted Bids not valid under this clause (ii) shall be treated as subject to a Submitted Bid by a Potential Holder; and

          (iii) any Submitted Sell Order of an Existing Holder shall be considered valid up to and including the excess of the number of outstanding Shares held by such Existing Holder over the number of Shares of such Series subject to Submitted Holder Orders referred to in clause (i) and valid Submitted Bids referred to in clause (ii) above; provided that if there is more than one Submitted Sell Order of such Existing Holder and the number of such Shares subject to such Submitted Sell Orders is greater than such excess, the number of such Shares subject to such Submitted Sell Orders shall be reduced pro rata so that such Submitted Sell Orders, in the aggregate, shall cover the number of outstanding Shares equal to such excess.

     If there is more than one Submitted Bid of any Potential Holder, each such Submitted Bid shall be considered a separate Submitted Bid with the rate and number of Shares therein specified.

     Determination of Sufficient Clearing Bids, Winning Bid Rate and Applicable Rate. Not earlier than the Submission Deadline on an Auction Date for the Shares of a Series, the Auction Agent will assemble all Submitted Orders and will determine the excess of the number of outstanding Shares of such Series over the number of outstanding Shares of such Series subject to Submitted Hold Orders (such excess being referred to herein as the "Available Shares") and whether Sufficient Clearing Bids exist. "Sufficient Clearing Bids" will exist if the number of outstanding Shares that are the subject of Submitted Bids by Potential Holders specifying rates not higher than the Maximum Applicable Rate equals or exceeds the number of outstanding Shares that are the subject of Submitted Sell Orders (including the number of such Shares subject to Submitted Bids by Existing Holders specifying rates higher than the Maximum Applicable Rate).

     If Sufficient Clearing Bids exist, the Auction Agent will determine the lowest rate specified in the Submitted Bids (the "Winning Bid Rate") that, taking into account such rate and all lower rates bid by Existing Holders and Potential Holders, would result in Existing Holders and Potential Holders owning not less than the Available Shares. In that event, the Winning Bid Rate will be the Applicable Rate for the next Dividend Period for all Shares of such Series then outstanding.

     If Sufficient Clearing Bids do not exist (other than because all of the outstanding Shares are the subject of Submitted Hold Orders), the next Dividend Period will be a Regular Dividend Period and the Applicable Rate for the next Dividend Period will be the Maximum Applicable Rate. If Sufficient Clearing Bids do not exist, Existing Holders that have submitted or are deemed to have submitted Sell Orders will not be able to sell in the Auction all, and may not be able to sell any, Shares subject to such Submitted Sell Orders. See "Acceptance and Rejection of Submitted Bids and Submitted Sell Orders and Allocation of Shares" below.

     If all of the outstanding Shares of a Series are subject to Submitted Hold Orders, the Applicable Rate for the next Dividend Period for the Shares of such Series will be 59% of the Reference Rate in effect on the Auction Date with respect to such Dividend Period.

     Acceptance and Rejection of Submitted Bids and Submitted Sell Orders and Allocation of Shares. Based on the determinations made under "-- Determination of Sufficient Clearing Bids, Winning Bid Rate and Applicable Rate" above, and subject to the discretion of the Auction Agent to round and allocate as described below, Submitted Bids and Submitted Sell Orders shall be accepted or rejected in the order of priority set forth in the Auction Procedures, with the result that Existing Holders and Potential Holders shall sell, continue to hold and/or purchase Shares as set forth below. Existing Holders that submit or are deemed to have submitted Hold Orders shall continue to hold the Shares subject to such Hold Orders.

     If Sufficient Clearing Bids exist:

     (a) each Existing Holder that placed a Submitted Sell Order or a Submitted Bid specifying a rate higher than the Winning Bid Rate will sell the outstanding Shares subject to such Submitted Sell Order or Submitted Bid;

     (b) each Existing Holder that placed a Submitted Bid specifying a rate lower than the Winning Bid Rate will continue to hold the outstanding Shares subject to such Submitted Bid;

     (c) each Potential Holder that placed or is deemed to have placed a Submitted Bid specifying a rate lower than the Winning Bid Rate will purchase the number of outstanding Shares subject to such Submitted Bid;

     (d) each Existing Holder that placed a Submitted Bid specifying a rate equal to the Winning Bid Rate shall continue to hold the outstanding Shares subject to such Submitted Bid, unless the number of outstanding Shares subject to all such Submitted Bids is greater than the excess of the Available Shares over the number of Shares accounted for in clauses (b) and (c) above, in which event each Existing Holder with such a Submitted Bid will continue to hold a number of outstanding Shares determined on a pro rata basis based on the number of outstanding Shares subject to all such Submitted Bids by such Existing Holders; and

     (e) each Potential Holder that placed a Submitted Bid specifying a rate equal to the Winning Bid Rate will purchase any Available Share not accounted for in clause (b), (c) or (d) above on a pro rata basis based on the number of outstanding Shares subject to all such Submitted Bids.

     If Sufficient Clearing Bids do not exist (other than because all of the outstanding Shares are subject to Submitted Hold Orders):

     (a) each Existing Holder that placed a Submitted Bid specifying a rate equal to or lower than the Maximum Applicable Rate will continue to hold the outstanding Shares subject to such Submitted Bid;

     (b) each Potential Holder that placed a Submitted Bid specifying a rate equal to or lower than the Maximum Applicable Rate will purchase the number of outstanding Shares subject to such Submitted Bid; and

     (c) each Existing Holder that placed a Submitted Sell Order or a Submitted Bid specifying a rate higher than the Maximum Applicable Rate will sell a number of outstanding Shares determined on a pro rata basis based on the number of outstanding Shares subject to all such Submitted Sell Orders and Submitted Bids.

     If, as a result of the Auction Procedures described above, any Existing Holder would be required to sell, or any Potential Holder would be required to purchase, a fraction of a Share, the Auction Agent shall, in such manner as it shall determine in its sole discretion, (i) round up or down the number of Shares being sold or purchased on such Auction Date so that the number of Shares sold or purchased by each Existing Holder or Potential Holder shall be whole Shares and (ii) allocate such whole Shares for purchase among Potential Holders even if such allocation results in one or more of such Potential Holders not purchasing Shares.

     If the Company shall determine, as a result of a change in applicable law, regulation or rule (or interpretation thereof by the Commission or its staff) and based upon written advice of independent legal counsel of recognized standing selected by the Company, that there is a significant possibility that the Company would be required to register the Shares of any Series or shares of any other series of the Company that may be outstanding from time to time pursuant to the Exchange Act if there were five hundred or more different beneficial owners of Shares of all Series and such other series considered together, the Auction Procedures will be modified in the manner provided therein so that no Auction will result in there being more than a total number of different beneficial owners of Shares of all Series as such counsel shall specify in such written advice; provided that in no event will the Auction Procedures be modified in such a way that they would restrict the total number of different beneficial owners for any Series to be less than 40.

     Notification of Results; Settlement. The Auction Agent will advise each Broker-Dealer that submitted an Order in an Auction of the Applicable Rate for the next Dividend Period for the applicable Shares of such Series and, if the Order was a Bid or Sell Order, whether such Bid or Sell Order was accepted or rejected, in whole or in part, by telephone by approximately 3:00 p.m., New York City time, on the Auction Date. Each Broker-Dealer that submitted a Bid or Sell Order on behalf of one or more Bidders will then advise each Bidder whether its Bid or Sell Order was accepted or rejected, in whole or in part, will confirm purchases and sales with each Bidder purchasing or selling Shares as a result of the Auction and will advise each Bidder purchasing or selling Shares as a result of the Auction to give instructions to its Agent Member to pay the purchase price against delivery of such Shares by book-entry against payment therefor, as appropriate. Each Broker-Dealer that submitted a Hold Order on behalf of an Existing Holder will also advise such Existing Holder of the Applicable Rate for the next Dividend Period. The Auction Agent will record on the registry of Existing Holders to be maintained by the Auction Agent each transfer of beneficial ownership of Shares pursuant to an Auction.

     If any Existing Holder selling Shares in an Auction fails to deliver such Shares (by authorized book-entry), a Broker-Dealer may deliver to the Potential Holder on behalf of which is submitted a Bid that was accepted a number of such Shares that is less than the number of such Shares that otherwise was to be purchased by such Potential Holder. In such event, the number of such Shares to be so delivered will be determined by such Broker-Dealer in its sole discretion; provided, however, that such delivery will be of whole Shares only. Delivery of such lesser number of Shares will constitute good delivery.

     In accordance with the Securities Depository's normal procedures, on the Business Day next succeeding the Auction Date, the transactions described above will be executed through the Securities Depository and the accounts of the respective Agent Members at the Securities Depository will be debited and credited as necessary to effect the purchases and sales of Shares as determined in the Auction. Purchasers will make payment to the Securities Depository through their Agent Members in same-day funds and shall make payments regardless of whether or not the Company shall have paid on such day or on any other day the full amount of any dividends or any other amounts payable in respect of any Shares of such Series. The Securities Depository will make payment in accordance with its normal procedures, which now provide for payment in same day funds. If the procedures of the Securities Depository applicable to the Shares shall be changed to provide for payment in next-day funds, then purchasers may be required to make payment in next-day funds. If the certificates for Shares are not held by the Securities Depository or is nominee, payment will be made in same-day funds to the Auction Agent against delivery of such certificates.

CONCERNING THE AUCTION AGENT

     The Auction Agent will act as agent for the Company in connection with Auctions. The Company will pay the Auction Agent compensation for its services under an Auction Agent Agreement.

     In the absence of bad faith or negligence on its part, the Auction Agent will not be liable for any action taken, suffered or omitted in the performance of its duties under the Auction Agent Agreement and will not be liable for any error of judgment made reasonably and in good faith unless the Auction Agent has been negligent in ascertaining (or failing to ascertain) the pertinent facts. Pursuant to the Auction Agent Agreement, the Company is required to indemnify the Auction Agent for certain losses and liabilities incurred by the Auction Agent without negligence or bad faith on its part in connection with the performance of its duties under such agreement.

     The Company may terminate any Auction Agent Agreement upon written notice to the Auction Agent. The Auction Agent may resign under the Auction Agent Agreement upon written notice to the Company on the date specified in such notice, which may be no earlier than six months following delivery of such notice. No such termination by the Company or resignation by the Auction Agent shall be effective until (i) the Company has entered into an agreement with a successor Auction Agent containing substantially the same terms and conditions as the Auction Agent Agreement and (ii) such successor Auction Agent has entered into agreements with the Broker-Dealers containing substantially the same terms and conditions as the Broker-Dealer Agreements. Upon receiving a resignation notice from the Auction Agent, the Company will use its best efforts to enter into an agreement with a successor Auction Agent containing substantially the same terms and conditions as the Auction Agent Agreement.

BROKER-DEALERS

     The Auction Agent after each Auction will pay a service charge from funds provided by the Company to each Broker-Dealer on the basis of the purchase price of Shares placed by such Broker-Dealer at such Auction. The service charge (i) for any Regular Dividend Period shall be determined from time to time by mutual consent of the Company and any such Broker-Dealer or Broker Dealers and (ii) for any Special Dividend Period shall be determined by mutual consent of the Company and any such Broker-Dealer or Broker-Dealers and shall be based upon a selling concession that would be applicable to an underwriting of fixed or variable rate preferred shares with a similar final maturity or variable rate dividend period, respectively, at the commencement of the Dividend Period with respect to such Auction. For the purposes of the preceding sentence, Shares shall be considered placed by a Broker-Dealer if such Shares were (i) the subject of Hold Orders deemed to have been made by Existing Holders that were acquired by such Beneficial Owners through such Broker-Dealer or (ii) the subject of the following Orders submitted by such Broker-Dealer; (A) a Submitted Bid of an Existing Holder that resulted in such Existing Holder purchasing such Shares as a result of the Auction, (B) a Submitted Bid of a Potential Holder that resulted in such Potential Holder purchasing such Shares as a result of the Auction or
(C) a Submitted Hold Order.

     The Broker-Dealer Agreements provide that a Broker-Dealer (other than an affiliate of the Company) may submit Orders in Auctions for its own account, unless the Company notifies all Broker-Dealers in writing that they may no longer do so, in which case Broker-Dealers may continue to submit only Hold Orders and Sell Orders for their own accounts. Any Broker-Dealer that is an affiliate of the Company may submit Orders in Auctions but only if such Orders are not for its own account, except that if such affiliated Broker-Dealer holds Shares of any Series for its own account, it must submit a Sell Order in the next Auction with respect to such Shares of such Series. If a Broker-Dealer submits an Order for its own account in any Auction, it may have knowledge of Orders placed through it in that Auction and therefore have an advantage over other Bidders; such Broker-Dealer, however, would not have knowledge of Orders submitted by other Broker-Dealers in that Auction. In the Broker-Dealer Agreements, Broker-Dealers agree to handle customer orders in accordance with their respective duties under applicable securities laws and rules.

     Each Broker-Dealer Agreement provides that neither the Company nor SmithKline Beecham, nor the Auction Agent, shall have any responsibility or liability with respect to the failure of a Potential Holder, Existing Holder or their respective Agent Members to deliver Shares or to pay for Shares of any Series purchased or sold pursuant to an Auction or otherwise.

RATINGS

     The Company expects that, on the Date of Original Issue for the Shares of each Series offered hereby, such Shares will be rated "aa3" by Moody's and "A" by S&P.

     As recently described by Moody's, an issue of preferred stock rated "aa" is considered to be a high-grade preferred stock and the rating indicates that there is a reasonable assurance that earnings and asset protection will remain relatively well maintained in the foreseeable future. The modifier "3" indicates that the issue ranks in the lower end of the "aa" rating category. S&P has recently described a preferred stock rating as an assessment of the capacity and willingness of an issuer to pay preferred stock dividends and any applicable sinking fund obligations. An A rating is the third highest rating that may be assigned by S&P to a preferred stock issue and, as described by S&P, indicates that the preferred stock issue is backed by a sound capacity to pay the preferred stock obligations, although it is somewhat more susceptible to the adverse effects of changes in circumstances and economic conditions.

     Ratings are not recommendations to purchase, hold or sell Shares of any Series, inasmuch as the ratings do not comment as to market price or suitability for a particular investor. The ratings are based on current information furnished to Moody's and S&P by the Company and obtained from other sources. The ratings may be changed, suspended or withdrawn as a result of changes in, or unavailability of, such information. Ratings do not address the likelihood that any Auction will be successful or that an investor will be able to resell Shares of any Series in any Auction or otherwise.

                   DESCRIPTION OF SMITHKLINE BEECHAM SUPPORT

THE GUARANTEE

     The following is a summary of the terms of the Guarantee. This summary does not purport to be complete and is qualified in its entirety by reference to the Guarantee. A copy of the Guarantee may be obtained upon request from the Company or SmithKline Beecham.

     Under the Guarantee, SmithKline Beecham will, for the benefit of the holders of record from time to time of the Shares of each Series offered hereby, unconditionally and irrevocably guarantee the due and punctual payment, in U.S. dollars, of all dividends on such shares held by such holders, provided that such dividends have been declared by the Company's Board of Directors out of funds legally available therefor and remain unpaid. SmithKline Beecham will in no event be required to make any payment pursuant to the Guarantee at any time in an amount that would exceed the Adjusted Distributable Reserves of SmithKline Beecham at such time. Any amounts payable under the Guarantee but not paid as a result of the foregoing will be paid over pro rata to the holders of record of Shares of each Series from time to time as Adjusted Distributable Reserves become available. The rights of holders of Shares of any Series under the Guarantee will be subordinated to the rights of other creditors of SmithKline Beecham.

     The obligations of SmithKline Beecham under the Guarantee in respect of any dividends declared by the Company's Board of Directors and not paid by the Company shall not be subject to the passage of any grace or cure period with respect thereto.

     The Guarantee provides that to the extent that the dividends received deduction under section 243(a)(1) of the Code or any successor provision is not available to a Qualifying Holder with respect to payments made by SmithKline Beecham under the Guarantee in respect of any dividend on the Shares of any Series, payments under the Guarantee will be increased so that such payments result in the same after-federal income tax yield that Qualifying Holders would have received had the dividend been paid by the Company. Such after-federal income tax yield shall be determined on the basis of the highest generally applicable marginal federal corporate income tax rate in effect at the time of payment and on the assumption that any dividends received deduction that is available to Qualifying Holders is that deduction which is available to holders of less than 20% of the stock of the Company. The obligations of SmithKline Beecham under the Guarantee are not affected by the particular tax position or circumstances of any holder or Qualifying Holder of any Shares of any Series and no holder or Qualifying Holder shall be required at any time to furnish to the Company or SmithKline Beecham any information as to its particular tax position or circumstances.

     For purposes of the Guarantee and the Support Agreement, "Adjusted Distributable Reserves" means at any time the amount of the Distributable Reserves of SmithKline Beecham at such time (i) reduced by an amount equal to the aggregate of the Sterling Equivalents of all Capital Increases made by SmithKline Beecham or its affiliates in accordance with any of the Preferred Share Dividend Support Agreements and of the Sterling Equivalents of all amounts paid by SmithKline Beecham under any of the Preferred Share Dividend Guarantees and (ii) increased by an amount equal to the aggregate of the Sterling Equivalents of all Written-Down Amounts; "Distributable Reserves" is defined by reference to the Companies Act 1985 of Great Britain, which provides, in effect, that distributable reserves or profits of a company constitute its accumulated, realized profits less its accumulated, realized losses, subject to certain further restrictions, and is determined by reference to a company's latest published audited annual financial statements; "Preferred Share Dividend Guarantees" mean the Guarantees and any other guarantee granted by SmithKline Beecham on terms substantially similar to the Guarantee, guaranteeing payment by the Company or another subsidiary of SmithKline Beecham of declared dividends on preferred shares issued by such company; "Preferred Share Dividend Support Agreements" mean the Support Agreement and any other support agreement on terms substantially similar to the Support Agreement, which SmithKline Beecham may enter into with one of its subsidiaries in connection with an issuance of preferred shares by such company; "Sterling Equivalent" means (i) in relation to any Capital Increase or any payment made under the Guarantee in a currency other than pounds sterling, the amount of such payment in such other currency translated into pounds sterling at the Noon Buying Rate on the date upon which such Capital Increase or payment is made and (ii) in relation to any Written-Down Amount in respect of which the write-down is taken in a currency other than pounds sterling, the amount of such write-down in such other currency translated into pounds sterling at the rate applicable to the payment or Capital Increase in respect of which such write-down is made; and "Written-Down Amount" means (i) in relation to any Capital Increase, the amount, if any, which SmithKline Beecham or, as the case may be, the relevant affiliate writes down as irrecoverable the investment in the Company representing such Capital Increase and (ii) in relation to any payment made under the Guarantee, the amount, if any, by which SmithKline Beecham writes down as irrecoverable the amount representing the right against the Company to which it is subrogated as a consequence of such payment. At December 31, 1995, the Adjusted Distributable Reserves of SmithKline Beecham were L576 million ($893 million).

     Any payments made by SmithKline Beecham under the Guarantee shall be made without deduction or withholding for or on account of any present or future tax, levy, duty or governmental charge assessed by the U.K. or any political subdivision thereof or taxing authority therein, exclusive of any tax, levy, duty or governmental charge which would not have been imposed or assessed but for the existence of any present or former connection between the holder of Shares of any Series or the beneficial owner of an interest in such Shares (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such holder or beneficial owner, if such holder or beneficial owner is an estate, a trust, a partnership or a corporation) and the U.K., including, without limitation, such holder or beneficial owner (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been present therein, or being or having been engaged in trade or business therein, or having or having had a permanent establishment therein (each such non-excluded tax being herein referred to as a "U.K. Tax"); provided, however, that to the extent that SmithKline Beecham is required by applicable law to withhold or deduct any U.K. Tax from any such payment under the Guarantee, SmithKline Beecham shall make additional payments so that, after giving effect to all such deductions and withholdings, the net amount paid to each holder is not less than the amount which would have been payable but for such withholding or deduction.

     If an order is made or an effective resolution is passed for the winding up of SmithKline Beecham, SmithKline Beecham shall, to the extent required to make payment under the Guarantee, make payment under the Guarantee only of such amounts as would have been payable if the holders of Shares then outstanding had, on the day preceding the commencement of the winding up, become holders of shares in SmithKline Beecham of a class having a preferential right in a winding up over all other classes of shares in SmithKline Beecham, issued or to be issued, to receive an amount equal to the amount expressed to be payable under the Guarantee on the date upon which such holders would be so treated as having become holders of shares in SmithKline Beecham.

     No amendment, modification or abrogation of the Guarantee or the rights of the holders or beneficial owners of Shares of any Series thereunder shall be made by SmithKline Beecham without the consent of the holders of at least two-thirds of the aggregate liquidation preference of all outstanding Shares of all Series, voting as a single class. Any such amendment, modification or abrogation made by SmithKline Beecham with such consent shall be binding on each holder, regardless of whether or not such holder shall have consented thereto.

     Any holder of record of Shares of any Series will have the right to enforce its rights against SmithKline Beecham under the Guarantee without first making a demand upon, or instituting a legal proceeding against, the Company. SmithKline Beecham has agreed that the courts of England, and the U.S. federal and New York State courts sitting in New York, New York, are to have non-exclusive jurisdiction in any legal proceeding arising out of or in connection with the Guarantee, and has irrevocably submitted to the jurisdiction of such U.S. and New York State courts.

     The Guarantee will be governed by English law.

THE SUPPORT AGREEMENT

     The following is a summary of the terms of the Support Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the Support Agreement. A copy of the Support Agreement may be obtained upon request from the Company, SmithKline Beecham or the Underwriters.

     In order to facilitate the raising of funds by the Company by borrowing and the issue of debt and equity securities, including Shares of one or more Series, on favorable terms, SmithKline Beecham has entered into the Support Agreement with the Company pursuant to which SmithKline Beecham has agreed that (a) if the Debt of the Company exceeds the Equity of the Company, SmithKline Beecham will within three Business Days make, or cause an affiliate to make, in U.S. dollars, an addition to the capital of the Company by subscribing for additional shares of Common Stock or preferred stock ranking junior to any other class of preferred stock of the Company (a "Capital Increase") to the extent necessary to cause the Equity of the Company to exceed the Debt of the Company and (b) if the Equity of the Company (after deducting therefrom the sum of the aggregate liquidation preference of the Shares of all Series then outstanding and pari passu securities (excluding amounts in respect of accumulated and unpaid dividends thereon)) would be less than $1, SmithKline Beecham will make, or cause an affiliate to make, a Capital Increase to the extent necessary to maintain the Equity of the Company (after such deduction) at a minimum of $1. SmithKline Beecham shall in no event be obligated to make, or cause to be made, such a Capital Increase at any time in an amount that would exceed the Adjusted Distributable Reserves of SmithKline Beecham at such time. The amount of any Capital Increase that is not made as a result of the foregoing will be made by SmithKline Beecham to the Company from time to time as Adjusted Distributable Reserves become available. The rights of the Company under the Support Agreement will be subordinated to the rights of other creditors of SmithKline Beecham. In addition, SmithKline Beecham's obligations under the Support Agreement at any time will be limited initially to an aggregate amount equal to the sum of (i) $3 billion and (ii) two times the excess of the liquidation preference of the Shares issued at such time, over $1,150,000,000, reduced by the amount of any payments made under the SB Biologicals Support Agreement described below.

     If an order is made or an effective resolution is passed for the winding up of SmithKline Beecham, SmithKline Beecham shall, to the extent required to make payment under the Support Agreement, make payment under the Support Agreement only of such amounts as would have been payable if the Company had, on the day preceding the commencement of the winding up, become a holder of shares in SmithKline Beecham of a class having a preferential right in a winding up over all other classes of shares in SmithKline Beecham, issued or to be issued, to receive an amount equal to the amount expressed to be payable under the Support Agreement on the date upon which the Company would be so treated as having become a holder of shares in SmithKline Beecham.

     For purposes of the Support Agreement, the following terms shall have the meanings set forth below:

     "Equity" means at any time the aggregate of (i) the consolidated shareholders' equity of the Company and its subsidiaries in accordance with U.S. GAAP as shown in the then latest audited balance sheet of the Company for a financial year and making adjustments thereto to reflect any variation in the paid-up share capital of the Company, any capital in excess of the par value of any issued shares, the amount of contributed capital and any other capital reserve but without deducting from such reserves the amount of goodwill shown as an intangible asset in such audited balance sheet and (ii) the amount, if any, shown in the then latest audited balance sheet for minority interests. The Support Agreement provides that certain underwritten issues of shares that have not been consummated on the date of the then latest audited balance sheet of the Company for a financial year will also be included in any such determination.

     "Debt" means at any time all indebtedness for borrowed money of the Company in accordance with U.S. GAAP as the same would be shown on a balance sheet of the Company, prepared as of such date without consolidation of the accounts of any of its subsidiaries (such reference to a balance sheet, unlike the reference under "Equity", not being intended to mean the latest audited balance sheet of the Company), and shall be deemed to include except insofar as otherwise taken into account: (i) the par value of any issued share capital and the principal amount of any debentures or borrowed monies, the beneficial interest wherein or the right to repayment whereof is not for the time being owned by the Company, of any body whether corporate or unincorporated and the payment or repayment whereof is the subject of a guarantee or indemnity by the Company; (ii) the outstanding principal amount raised by bankers acceptances (not being acceptances of trade bills in respect of the purchase or sale of goods in the ordinary course); (iii) the principal amount of any debenture of the Company; and (iv) any fixed or minimum premium payable on repayment of any borrowing or deemed borrowing by the Company. The Support Agreement provides that "Debt" shall be deemed not to include: (a) borrowings for the purposes of repaying borrowings by the Company for the time being outstanding and so to be applied within six months of being so borrowed, pending their application for such purpose within such period; and
(b) the aggregate value for the time being of all cash in hand or deposited with banks or financial institutions, certificates of deposit, commercial paper and other marketable debt securities of governments and companies and similar instruments owned by the Company which are or represent amounts available for repayment of any borrowing provided that such commercial paper is rated A-1 or better by S&P and P-1 or better by Moody's and such other marketable debt securities are so rated or are rated A+ or better by S&P or A-1 or better by Moody's but excluding cash in hand or deposited, certificates of deposit, commercial paper and other marketable debt securities and similar instruments representing borrowings which are deemed not to be borrowings by virtue of the operation of the provisions of (a) above.

     Each of the Company and SmithKline Beecham has agreed that the courts of England, and the U.S. federal and New York State courts sitting in New York, New York, are to have non-exclusive jurisdiction in any legal proceeding arising out of or in connection with the Support Agreement. SmithKline Beecham has irrevocably submitted to the jurisdiction of such U.S. and New York State courts, and the Company has irrevocably submitted to the jurisdiction of the courts of England.

     The Support Agreement will be governed by English law.

     The Certificate of Designations provides that during any period in which a Credit Rating Event shall exist, the holders of record of the Shares of all Series will have the right to elect two additional directors, each of which shall be entitled to such number of votes on all matters before the Board of Directors of the Company as shall result in such two additional directors together having a majority of the total voting power of all directors on the Board of Directors of the Company; provided, however, that each additional director shall be entitled to only one vote with respect to matters concerning the redemption of Shares of any Series or liquidation, dissolution or winding-up of the Company. See "Description of the Securities -- Voting Rights".

     The Support Agreement is not, and should not be deemed to constitute, a guarantee by SmithKline Beecham of any obligation, liability, or indebtedness of the Company, including the Shares of any Series. SmithKline Beecham will not, by virtue of the Support Agreement, have any obligation or liability to any holder of Shares of any Series. The Support Agreement does not run to, and is not enforceable directly by, any holder of Shares of any Series. However, the Support Agreement is enforceable by the Company and, in determining the manner and extent to which the Support Agreement is to be enforced by the Company, the Company's Board of Directors will, under currently applicable Delaware law, be subject to a requirement to act in a manner consistent with their fiduciary duties to holders of Shares of all Series and to holders of all other shares of the Company (including the holder or holders of the Company's Common Stock, all of which is currently held indirectly by SmithKline Beecham).

OTHER SMITHKLINE BEECHAM POLICIES AND COMMITMENTS

     SmithKline Beecham has committed not to dispose of any shares of Common Stock of the Company so long as any Shares are outstanding. In addition, SmithKline Beecham's policy will be that the Company will have sufficient earnings and profits to pay dividends on the Shares, and sufficient assets to perform its obligations in respect of the Shares. This policy does not constitute a guarantee or other legal obligation, and SmithKline Beecham's sole legal obligations with respect to the payment of dividends or performance of other obligations in respect of the Shares are those arising under the Guarantee.

                       DESCRIPTION OF OTHER CAPITAL STOCK

     The Company is currently authorized by its Certificate of Incorporation to issue 10,000 shares of Common Stock, no par value, and 50,000 shares of Preferred Stock. As of June 26, 1996, 2,935.2 shares of Common Stock and 9.719 shares of junior preferred stock, no par value, liquidation preference $1,000,000 per share (the "Junior Preferred Stock"), were outstanding. SmithKline Beecham is the indirect holder of all of the outstanding Common Stock and all of the outstanding Junior Preferred Stock.

     Each share of Common Stock is entitled to one vote on all matters submitted to a vote of stockholders and is entitled to receive such dividends as may be paid to the holders of Common Stock when and if declared by the Board of Directors out of funds legally available therefor. The Common Stock, as well as the Shares, will have cumulative voting rights. The Common Stock has no preemptive or similar rights. All outstanding shares of Common Stock are fully paid and nonassessable. Upon liquidation, dissolution or winding up of the affairs of the Company, the holders of the Common Stock are entitled to share pro rata in all assets of the Company remaining available for distribution to stockholders after payment of all liabilities and provision for the liquidation of any shares of Preferred Stock at the time outstanding.

     The outstanding shares of Junior Preferred Stock are held by SmithKline Beecham International Co., SmithKline Beecham Corporation and SBCL, Inc., all of which are members of SmithKline Beecham Group. The outstanding shares of Junior Preferred Stock of the Company have an aggregate liquidation preference of $9,719,000 and a fixed cumulative dividend rate of 7 1/8% per annum. The Junior Preferred Stock has no voting rights and is subordinate in right of payment to the Shares.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general discussion of the anticipated federal income tax consequences of the purchase, ownership and disposition of Shares. The discussion was prepared by Cleary, Gottlieb, Steen & Hamilton, special U.S. counsel to the Company, and, to the extent indicated below, records opinions that counsel will render to the Company prior to the closing. The discussion is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change (which change could apply retroactively). The discussion does not purport to deal with federal income tax consequences applicable to all investors, some of which may be subject to special rules.

     PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISERS REGARDING THE TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SHARES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

     Cleary, Gottlieb, Steen & Hamilton will advise the Company that, in its opinion, the Shares will be treated as stock of the Company for federal income tax purposes, and that distributions with respect to the Shares (other than liquidating distributions and distributions in redemption of Shares that are subject to section 302(b) of the Internal Revenue Code of 1986 (the "Code")) to the extent made from current or accumulated earnings and profits of the Company, as determined under federal income tax principles, will constitute dividends for federal income tax purposes. (As used below, the term "dividends" means distributions that constitute dividends for federal income tax purposes.) The discussion below assumes the correctness of the foregoing opinion, which in turn is based on the assumptions and factual representations by the Company therein specified. The opinion of counsel is not binding on the IRS or the courts, and the IRS could take contrary positions, as indicated below.

     A holder that is a corporation generally entitled to the corporate dividends received deduction under section 243(a)(1) of the Code (the "dividends received deduction") will be allowed that deduction with respect to dividends received on the Shares, provided that the holder satisfies the minimum holding period and other requirements applicable to the deduction. Under current law, the dividends received deduction is equal to 70% of the amount of dividends received. The federal income tax rate generally applicable to corporations is 35%. Thus, in general, the maximum effective federal income tax rate on dividends fully qualifying for the dividends received deduction is 10.5%. Individuals, partnerships, trusts and certain corporations are not eligible for the dividends received deduction. The Clinton Administration has proposed to reduce the dividends received deduction from 70% to 50%. It is impossible to predict whether and in what form this proposal will be enacted into law.

     The existence of earnings and profits in an amount sufficient for distributions on the Shares to be treated as dividends will depend, in part, on the amount of dividend income that the Company receives from its non-U.S. subsidiaries. The ability of a particular subsidiary to pay dividends will depend on factors including the subsidiary's financial and tax position and the laws to which the subsidiary is subject. The Company expects that it will receive an aggregate amount of dividends from its subsidiaries and interest income from its investment of the proceeds of the offering that will be sufficient to ensure that distributions on the Shares constitute dividends for U.S. tax purposes. This expectation is subject to a number of factors (including, in addition to the considerations described above, the rate of interest received by the Company on its loans and the dividend rates in effect from time to time on the Shares), many of which are beyond the control of the Company.

     To the extent, if any, that distributions made by the Company with respect to the Shares exceed the Company's current and accumulated earnings and profits, those distributions will not constitute dividends for federal income tax purposes and, therefore, will not be eligible for the dividends received deduction. Instead, any such distribution would be treated first as a tax-free return of capital, and would reduce a holder's basis in its Shares (but not below zero). This reduction in basis would increase any gain, or reduce any loss, realized by the holder on the subsequent sale, redemption or other disposition of its Shares. Distributions in excess of a holder's basis would be treated as gain from the sale of those Shares. Provided that the Shares are held as capital assets, gain on the sale of Shares will be capital gain. Thus, the failure of a distribution to qualify as a dividend would result in an increase in the maximum federal income tax rate to a corporate holder generally entitled to the dividends received deduction from 10.5% of such amount to 35%.

     Section 246(c) of the Code disallows the dividends received deduction in its entirety if the Shares with respect to which the dividend is paid are held by the taxpayer for less than 46 days, excluding any day that is more than 45 days after the ex-dividend date. (A 91-day minimum holding period applies to certain dividend arrearages.) A holder generally may not count towards these minimum holding periods any period in which it (a) has the option to sell, is under a contractual obligation to sell, or has made (and not closed) a short sale of Shares or substantially identical stock or securities, (b) is the grantor of an option to buy Shares or substantially identical stock or securities or (c) otherwise has diminished its risk of loss by holding one or more other positions with respect to substantially similar or related property. The regulations provide that a taxpayer has diminished its risk of loss on stock by holding a position in substantially similar or related property if the taxpayer is the beneficiary of a guarantee, surety agreement, or similar arrangement that provides for payments that will substantially offset decreases in the fair market value of the stock. In addition, section 246(c) of the Code disallows the dividends received deduction if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met.

     Under Clinton Administration proposals, a holder of preferred stock would be entitled to the dividends received deduction only if it satisfied the minimum holding period requirements described above by reference to the period immediately surrounding each dividend payment date. It is impossible to predict whether and in what form this proposal will be enacted into law.

     There are no regulations, published rulings or judicial decisions involving the characterization for federal income tax purposes of securities with terms substantially the same as the Shares. Although the IRS determined in a 1990 revenue ruling that holders of auction rate preferred stock could qualify for the dividends received deduction, the Shares will differ in some respects from the instruments described in that ruling. Accordingly, the IRS could assert a contrary position with respect to the tax consequences described above. In the opinion of the Company's counsel, however, the IRS would be unlikely to prevail if it asserted such a position in a proceeding in which the issues were properly presented.

     Prospective investors should also consider the effect of section 246A of the Code, which reduces the dividends received deduction allowed with respect to "debt-financed portfolio stock", and the potential implications of the corporate alternative minimum tax. Among the items of tax preference included in the income base to which this tax applies is 75% of the excess of the corporation's adjusted current earnings (subject to certain adjustments) over its alternative minimum taxable income (computed without regard to this provision and the alternative minimum tax net operating loss). Thus, a corporate holder's alternative minimum tax base would, in the absence of any offsetting adjustments, include 75% of the dividends received deduction. Investors should consult their own tax advisers in determining the application of these rules in light of their particular circumstances.

     In addition to federal income taxes, holders may be liable for state and local income taxes with respect to Shares. States and municipalities may not allow any deduction analogous to the dividends received deduction. Investors should consult their own tax advisers in determining the state and local income tax consequences to them of the purchase, ownership and disposition of Shares.

                              PLAN OF DISTRIBUTION

     The Company may sell the Shares to one or more underwriters for public offering and sale by them or may sell the Shares to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Shares will be named in the applicable Prospectus Supplement.

     Underwriters may offer and sell the Shares at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell the Shares upon the terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of Shares, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Shares for whom they may act as agent. Underwriters may sell Shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

     Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Shares, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Shares may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Shares may be deemed to be underwriting discounts and commissions, under the Securities Act.

     Underwriters, dealers and agents may be entitled, under agreements entered into with the Company and SmithKline Beecham, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the Shares of each Series offered hereby will be passed on for the Company by Cleary, Gottlieb, Steen & Hamilton, New York, New York, special U.S. counsel for the Company and SmithKline Beecham, and for the Underwriters by Brown & Wood, New York, New York. Certain matters of English law will be passed on for SmithKline Beecham by Linklaters & Paines, English solicitors for SmithKline Beecham. Cleary, Gottlieb, Steen & Hamilton and Brown & Wood may rely upon Linklaters & Paines as to matters of English law.

                                    EXPERTS

     The consolidated balance sheets of SmithKline Beecham as of December 31, 1995 and 1994 and the consolidated statements of income, retained earnings, and cash flows for each of the three years in the period ended December 31, 1995, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand (London) and Price Waterhouse (London), independent accountants, given on the authority of those firms as experts in accounting and auditing.

     The combined balance sheets of the Company as of December 31, 1995 and 1994 and the combined statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995, included in this Prospectus, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                    GLOSSARY

                           DEFINED TERM                              PAGE ON WHICH TERM IS DEFINED
- -------------------------------------------------------------------  -----------------------------
"AA" Composite Commercial Paper Rate...............................                     56
Adjusted Distributable Reserves....................................                     63
Agent Member.......................................................                     40
Alternate Treasury Bill Rate.......................................                     56
Alternate Treasury Bond Rate.......................................                     57
Alternate Treasury Note Rate.......................................                     57
Applicable Rate....................................................                     44
Auction............................................................              Cover, 53
Auction Agent......................................................                     54
Auction Agent Agreement............................................                     53
Auction Date.......................................................                     54
Auction Procedures.................................................                     53
Available Shares...................................................                     59
Bid................................................................                 10, 55
Bidder.............................................................                     55
Broker-Dealers.....................................................                     54
Broker-Dealer Agreements...........................................                     54
Business Day.......................................................                     54
Capital Increase...................................................                     65
Cede...............................................................                     40
Certificate of Designations........................................                     40
Change of Control..................................................                  9, 47
Commercial Paper Dealers...........................................                     56
Common Stock.......................................................                  Cover
Date of Original Issue.............................................              Cover, 42
Debt...............................................................                     65
Debt Limitation Provision..........................................                 11, 41
Default Directors..................................................                     12
Default Period.....................................................                     12
Distributable Reserves.............................................                     63
Dividend Non-Payment Period........................................                     45
Dividend Payment Date..............................................                     42
Dividend Period....................................................                      6
Dividend Period Days...............................................                     42
Dividends Received Percentage......................................                  8, 46
Downgrade Director.................................................                 13, 51
Downgrade Period...................................................                 12, 51
Downgrade Voting Parity Shares.....................................                 12, 51
DRD Formula........................................................                  8, 47
DRD Gross-Up Provision.............................................                  9, 47
DRP................................................................                  8, 47
DTC................................................................                     40
Existing Holder....................................................             10, 53, 54
Equity.............................................................                     65
Guarantee..........................................................                  Cover
Hold Order.........................................................                 10, 55
Initial Dividend Payment Date......................................                     42
Initial Dividend Period............................................                  Cover
Initial Dividend Rate..............................................                     44
Interest Equivalent................................................                     56

                           DEFINED TERM                              PAGE ON WHICH TERM IS DEFINED
- -------------------------------------------------------------------  -----------------------------
Stock..................66Loan Guarantee Provision..................                 11, 41
Mandatory Redemption Upon Change of Control Provision..............                  9, 47
Maximum Applicable Rate............................................                      7
Minimum Holding Period.............................................                     42
Moody's............................................................                     11
Non-Call Period....................................................                     44
Non-Payment Period.................................................                     46
Non-Payment Period Rate............................................                     45
Noon Buying Rate...................................................                      3
Notice of Offer to Purchase........................................                      9
Notice of Redemption...............................................                     48
Order..............................................................                     55
Parity Preferred...................................................                     43
Period-End Dividend Payment Date...................................                  7, 42
Potential Holder...................................................                 10, 55
Preferred Share Dividend Guarantees................................                     63
Preferred Share Dividend Support Agreements........................                     63
Preferred Stock....................................................                     40
Preferred Stock Limitation Provision...............................                 11, 41
Redemption Non-Payment Period......................................                     46
Reference Rate.....................................................                     56
Regular Dividend Period............................................                     44
Repurchase Upon Change of Control Provision........................                      9
S&P................................................................                     11
Securities Depository..............................................                     54
Sell Order.........................................................                 10, 55
Series.............................................................                  Cover
Shares.............................................................          Cover, 10, 54
Special Dividend Period............................................                     44
Special Dividend Period Notice.....................................                     44
Sterling Equivalent................................................                     63
Submission Deadline................................................                     58
Submitted Bid......................................................                     58
Submitted Hold Order...............................................                     58
Submitted Order....................................................                     58
Submitted Sell Order...............................................                     58
Subsequent Dividend Period.........................................                      6
Substitute Rating Agency...........................................                     57
Sufficient Clearing Bids...........................................                     59
Support Agreement..................................................                      5
U.K. Tax...........................................................                     64
U.S. Treasury Bill Rate............................................                     56
U.S. Treasury Bond Rate............................................                     57
U.S. Treasury Note Rate............................................                     57
Winning Bid Rate...................................................                     59
Written-Down Amount................................................                     64

        PREDECESSOR COMPANIES TO SMITHKLINE BEECHAM HOLDINGS CORPORATION

                            ------------------------

                     INDEX TO COMBINED FINANCIAL STATEMENTS

                                                                                     PAGE
                                                                                  -----------
Report of Independent Accountants...............................................          F-2
Combined Balance Sheets as of December 31, 1994 and 1995 and as of March 31,
  1996 (unaudited)..............................................................          F-3
Combined Statements of Operations for the years ended December 31, 1993, 1994 and 1995, and for the three months ended March 31, 1995 and 1996
  (unaudited)...................................................................          F-4
Combined Statements of Cash Flows for the years ended December 31, 1993, 1994
  and 1995 and for the three months ended March 31, 1995 and 1996 (unaudited)...          F-5
Combined Statements of Shareholders' Equity for the years ended December 31,
  1993, 1994 and 1995 and for the three months ended March 31, 1996
  (unaudited)...................................................................          F-6
Notes to Combined Financial Statements..........................................  F-7 to F-17

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of SmithKline Beecham Holdings Corporation

     We have audited the accompanying combined balance sheets of the predecessor companies to SmithKline Beecham Holdings Corporation (collectively, the Company, as described in Note 1) as of December 31, 1995 and 1994, and the related combined statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Company as of December 31, 1995 and 1994, and the combined results of their operations and their combined cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.

Coopers & Lybrand L.L.P.
2400 Eleven Penn Center
Philadelphia, Pennsylvania
May 22, 1996, except for
the second paragraph of Note 14,
as to which the date is June 20, 1996.

        PREDECESSOR COMPANIES TO SMITHKLINE BEECHAM HOLDINGS CORPORATION

                            COMBINED BALANCE SHEETS
                                 (IN MILLIONS)

                                                                  DECEMBER 31,         MARCH 31,
                                                                -----------------     -----------
                                                                 1994       1995         1996
                                                                ------     ------     -----------
                                                                                      (UNAUDITED)
                            ASSETS
Current assets:
  Cash and cash equivalents...................................  $   45     $  120       $   100
  Trade receivables (net of allowance for doubtful accounts of
     $14, $12 and $11, respectively)..........................     264        252           218
  Inventories.................................................     175        195           177
  Receivables from affiliates.................................     113         84            75
  Loans receivable from affiliates............................     373      1,144           799
  Other current assets........................................      47         55            49
                                                                ------     ------        ------
          Total current assets................................   1,017      1,850         1,418
Property, plant and equipment, net............................     251        190           183
Investments in affiliates.....................................     151        144           144
Deferred income taxes.........................................       3         15            15
Goodwill......................................................     421        409           407
Other assets..................................................      10          7             1
                                                                ------     ------        ------
          Total assets........................................  $1,853     $2,615       $ 2,168
                                                                ======     ======        ======
            LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable............................................  $   61     $   65       $    68
  Payables to affiliates......................................     130        105            86
  Loans payable to affiliates.................................     108        468            68
  Accrued payroll and payroll taxes...........................      64         66            66
  Income taxes payable........................................      51         62            51
  Accrued restructuring.......................................      --         35            34
  Other current liabilities...................................      86        116            92
                                                                ------     ------        ------
          Total current liabilities...........................     500        917           465
Minority interests............................................     160        188           192
Deferred income taxes.........................................      11          7             7
Other liabilities.............................................      60         70            59
                                                                ------     ------        ------
          Total liabilities...................................     731      1,182           723
                                                                ------     ------        ------
Commitments and contingent liabilities
Shareholders' equity:
  Cumulative foreign currency translation adjustment..........     (30)        23             3
  SmithKline Beecham equity...................................   1,152      1,410         1,442
                                                                ------     ------        ------
          Total shareholders' equity..........................   1,122      1,433         1,445
                                                                ------     ------        ------
          Total liabilities and shareholders' equity..........  $1,853     $2,615       $ 2,168
                                                                ======     ======        ======

                            See accompanying notes.

        PREDECESSOR COMPANIES TO SMITHKLINE BEECHAM HOLDINGS CORPORATION

                       COMBINED STATEMENTS OF OPERATIONS
                                 (IN MILLIONS)

                                                                                     THREE MONTHS
                                                     YEAR ENDED DECEMBER 31,        ENDED MARCH 31,
                                                   ----------------------------     ---------------
                                                    1993       1994       1995      1995       1996
                                                   ------     ------     ------     ----       ----
                                                                                     (UNAUDITED)
Net sales........................................  $1,281     $1,490     $1,698     $418       $389
Operating costs and expenses:
  Cost of sales..................................     629        783        867      219        199
  Marketing, administrative and general..........     412        449        531      122        117
  Research and development.......................      16         18         22        5          6
  Restructuring..................................      --         --         60       60        --
                                                   ------     ------     ------     ----       ----
Operating income.................................     224        240        218       12         67
Non-operating income (expense):
  Interest expense...............................     (19)       (13)        (3)      (1)        (1)
  Interest income................................      33         20         33        7          6
  Minority interests.............................     (42)       (45)       (45)      (6)        (9)
  Equity in net income of affiliates.............      20          9         21        9          4
  Other, net.....................................      (5)        19         (5)      (1)       (36)
                                                   ------     ------     ------     ----       ----
Income before income taxes.......................     211        230        219       20         31
Provision for income taxes.......................      61         81        109       10         12
                                                   ------     ------     ------     ----       ----
Net income.......................................  $  150     $  149     $  110     $ 10       $ 19
                                                   ======     ======     ======     ====       ====

                            See accompanying notes.

        PREDECESSOR COMPANIES TO SMITHKLINE BEECHAM HOLDINGS CORPORATION

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN MILLIONS)

                                                                                   THREE MONTHS
                                                     YEAR ENDED DECEMBER 31,      ENDED MARCH 31,
                                                    -------------------------     ---------------
                                                    1993      1994      1995      1995       1996
                                                    -----     -----     -----     -----      ----
                                                                                   (UNAUDITED)
Cash flows provided by operating activities:
Net income........................................  $ 150     $ 149     $ 110     $  10      $ 19
Adjustments to reconcile net income to net cash
  provided by operating activities:
  Depreciation and amortization...................     31        34        36         9         9
  Gain on sale of fixed assets....................     --       (16)       (5)       --        --
  Minority interests..............................     42        45        45         6         9
  Equity in net income of affiliates..............    (20)       (9)      (21)       (9)       (4)
     Changes in assets and liabilities:
       (Increase) decrease in trade receivables...     (3)      (45)       27        19        31
       Decrease (increase) in receivables
          from/payables to affiliates.............     30       (63)       (1)     (123)       (8)
       (Increase) decrease in inventories.........    (17)      (30)      (20)        2        16
       (Increase) decrease in other assets........     10       (13)       (4)       (1)       13
       (Increase) decrease in accounts payable,
          other liabilities and income taxes......    (81)       47        60        37       (39)
                                                    -----     -----     -----     -----      ----
Net cash (used in) provided by operating
  activities......................................    142        99       227       (50)       46
                                                    -----     -----     -----     -----      ----
Cash flows (used in) provided by investing
  activities:
Capital expenditures..............................    (55)      (54)      (26)      (20)      (3)
Proceeds from sale of fixed assets................     10        41        86        80        2
                                                    -----     -----     -----     -----     ----
Net cash (used in) provided by investing
  activities......................................    (45)      (13)       60        60       (1)
                                                    -----     -----     -----     -----     ----
Cash flows (used in) provided by financing
  activities:
(Increase) in intercompany loans..................    (83)     (117)     (411)      (65)     (62)
Net capitalization (to) from parent...............    (26)       33       184       111       12
                                                    -----     -----     -----     -----     ----
Net cash (used in) provided by financing
  activities......................................   (109)      (84)     (227)       46      (50)
                                                    -----     -----     -----     -----     ----
Effect of exchange rate changes on cash...........     (3)        1        15         3      (15)
                                                    -----     -----     -----     -----     ----
Change in cash and cash equivalents...............    (15)        3        75        59      (20)
Cash and cash equivalents -- beginning of
  period..........................................     57        42        45        45      120
                                                    -----     -----     -----     -----     ----
Cash and cash equivalents -- end of period........  $  42     $  45     $ 120     $ 104     $100
                                                    =====     =====     =====     =====     ====
Supplemental cash flow information:
  Cash paid for:
     Income taxes.................................  $  69     $  62     $ 118     $  11     $ 25
     Interest.....................................  $  18     $  12     $   3     $   1     $  1

                            See accompanying notes.

        PREDECESSOR COMPANIES TO SMITHKLINE BEECHAM HOLDINGS CORPORATION

                  COMBINED STATEMENTS OF SHAREHOLDERS' EQUITY
                                 (IN MILLIONS)

                                                          CUMULATIVE
                                                       FOREIGN CURRENCY     SMITHKLINE         TOTAL
                                                         TRANSLATION         BEECHAM       SHAREHOLDERS'
                                                          ADJUSTMENT          EQUITY          EQUITY
                                                       ----------------     ----------     -------------
Balance at December 31, 1992.........................        $(47)            $  838          $   791
Translation adjustments..............................         (25)                --              (25)
Net income...........................................          --                150              150
Net transfers to affiliates..........................          --                (22)             (22)
                                                             ----             ------           ------
Balance at December 31, 1993.........................         (72)               966              894
Translation adjustments..............................          42                 --               42
Net income...........................................          --                149              149
Net transfers from affiliates........................          --                 37               37
                                                             ----             ------           ------
Balance at December 31, 1994.........................         (30)             1,152            1,122
Translation adjustments..............................          53                 --               53
Net income...........................................          --                110              110
Net transfers from affiliates........................          --                148              148
                                                             ----             ------           ------
Balance at December 31, 1995.........................          23              1,410            1,433
Translation adjustments (unaudited)..................         (20)                --              (20)
Net income (unaudited)...............................          --                 19               19
Net transfers from affiliates (unaudited)............          --                 13               13
                                                             ----             ------           ------
Balance at March 31, 1996 (unaudited)................        $  3             $1,442          $ 1,445
                                                             ====             ======           ======

                            See accompanying notes.

        PREDECESSOR COMPANIES TO SMITHKLINE BEECHAM HOLDINGS CORPORATION

                     NOTES TO COMBINED FINANCIAL STATEMENTS
               (ALL AMOUNTS SHOWN IN MILLIONS EXCEPT SHARE DATA)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     In May 1996, SmithKline Beecham Holdings Corporation was formed with the intent of holding the stock of certain indirectly owned subsidiaries of SmithKline Beecham plc ("SmithKline Beecham") and its affiliates (collectively, "SmithKline Beecham Group") in consideration for all of the common and junior preferred shares of the Company. SmithKline Beecham is a public limited company incorporated in 1989 under the laws of England.

     The combined financial statements include the accounts of the following SmithKline Beecham affiliates and their related subsidiaries:

     Penn Chemicals Ltd
     SmithKline Beecham Consumer Healthcare K.K.
     SmithKline Beecham Animal Health, Inc.
     Franklin Chemicals Limited
     Smith Kline & French of Pakistan Ltd
     Smith Kline & French B.V.
     SmithKline Beecham International Ltd
     SmithKline Beecham Laboratories (Australia) Ltd
     Walnut Insurance Company Ltd
     SmithKline Beecham Holdings S.A.
     SmithKline Beecham Corporation (Panama)
     Smith Kline & French Portugesa Productos Farmaceuticos Ltd
     Compagnie Industrielle De Specialites S.A.
     SmithKline Beecham Animal Health Ltd
     Eskaylab Holdings Ltd
     SBCL Holdings Ltd
     Smith Kline & French (Far East) Co.

     The combined entity as described above is referred to as the Company in the accompanying combined financial statements.

     This basis of presentation reflects the financial position, results of operations and cash flows of the Company, including certain adjustments to recognize certain SmithKline Beecham corporate expenses so as to reflect the financial statements on the historical cost basis of SmithKline Beecham. Also, certain transactions with SmithKline Beecham as well as the transfer of net assets of SmithKline Beecham affiliates to and from the Company have been reflected in the Company's equity.

     All financial information at dates and for periods prior to the transfer of ownership was prepared as if the Company had existed and operated as a separate business. All significant intercompany accounts and transactions within the Company have been eliminated. Such financial information reflects operating expenses incurred by SmithKline Beecham that are specifically identifiable to the Company and certain corporate overhead allocations which management believes represents the amounts that would have been incurred by the Company on a stand alone basis.

     The Company had no significant third party borrowings and there has been no allocation of SmithKline Beecham's borrowings and related interest expense. Amounts included in the combined balance sheet as receivables or payables to affiliates relate to amounts receivable or payable from various SmithKline Beecham entities (which are not among the entities that comprise the Company) for transactions entered into during the normal course of business.

        PREDECESSOR COMPANIES TO SMITHKLINE BEECHAM HOLDINGS CORPORATION

     The Company's principal activities are the manufacture and marketing of pharmaceuticals and over-the-counter ("OTC") medicines and health-related consumer products operating in two principal industry segments of pharmaceuticals and consumer healthcare. In addition, the company participates in related party lending activity. Its principal markets are France, Brazil, Japan, Belgium, Austria, Switzerland and Ireland, which together accounted for 66%, 63%, and 73% of sales for 1993, 1994, and 1995 respectively. Since the operations of the Company are conducted in international markets, the combined financial results of the Company are subject to exchange rate fluctuations involving the United States dollar and a number of foreign currencies. The Company operation's are fully integrated with those of SmithKline Beecham Group and its overall performance is largely dependent upon the performance of other units of SmithKline Beecham Group. Moreover, the Company is dependent upon SmithKline Beecham with respect to new product development, the addition of new products to the Company's product line and the expansion of the Company's marketing and distribution activities.

     The financial statements conform with generally accepted accounting principles. Preparation under these principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Interim Financial Information

     In management's opinion, all adjustments (consisting of normal recurring accruals, except for the restructuring accrual in 1995) necessary for a fair presentation are reflected in the interim financial statements as of and for the three month periods ended March 31, 1995 and 1996. These financial statements have not been audited or reviewed by an independent accountant. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission.

  Foreign Currency Translation

     The functional currency for substantially all of the Company's foreign operations is the applicable local currency. The translation from the applicable foreign currencies to U.S. dollars is performed for balance sheet accounts using the rates of exchange at the balance sheet date and for revenue and expense accounts using average rates of exchange for the period. The resulting translation adjustments are accumulated as a separate component of shareholders' equity.

     The financial statements of foreign subsidiaries located in highly inflationary economies are remeasured as if the functional currency were the U.S. dollar. Adjustments resulting from the remeasurement of these entities are included in the results of operations. Net exchange losses (gains) in 1993, 1994 and 1995, resulting from foreign currency transactions were $15, $24 and $(20), respectively (including $24, $30 and $2 of translation losses related to subsidiaries located in highly inflationary economies) and are included in operating income. Transaction losses on intercompany loans were $34 for the three months ended March 31, 1996.

  Financial Instruments

     The fair value of financial instruments is determined by reference to various market data and other valuation techniques as appropriate. Unless otherwise disclosed, the fair value of financial instruments approximates its recorded value.

        PREDECESSOR COMPANIES TO SMITHKLINE BEECHAM HOLDINGS CORPORATION

  Cash and Cash Equivalents

     Cash and cash equivalents are considered to be all highly liquid investments that have maturities of three months or less. The carrying amount of cash and cash equivalents is a reasonable estimate of the fair value at December 31, 1994 and 1995.

  Inventories

     Inventories are valued at the lower of cost or market. Cost is determined by the average cost and first-in, first-out methodologies.

  Property, Plant and Equipment

     Property, plant and equipment are carried at cost and include interest on funds borrowed to finance construction. The cost of additions and improvements are capitalized, while maintenance and repairs are expensed as incurred. Depreciation is computed on the straight-line method over the estimated useful lives of the assets. Useful lives are estimated to be 20-50 years for buildings and 2-20 years for machinery and equipment.

  Investments in Affiliates

     Investments in common stock of companies which are 20-50% owned by the Company are accounted for using the equity method of accounting. Investments in common stock of companies that are less than 20% owned by the Company for which the remaining shares are owned by SmithKline Beecham or its other subsidiaries are also accounted for using the equity method of accounting as they are considered to be under common control. All other investments are accounted for using the cost method.

  Goodwill

     Goodwill represents the excess of acquisition costs over the fair value of net assets of purchased businesses and is amortized using the straight-line method over 40 years.

     In 1989, Beecham Group plc purchased SmithKline Beckman. The Company has reflected goodwill of $400 related to the former operations of SmithKline Beckman included in its financial statements. Management has included such amount based on its evaluation of the respective businesses at the time of the acquisition. Management's estimate of the allocated goodwill was based on a number of factors primarily the proportion of the Company's sales of SmithKline Beckman products to SmithKline Beecham sales of SmithKline Beckman products. Recoverability of goodwill is evaluated based primarily on undiscounted cash flows from operations.

  Income Taxes

     Income taxes were determined on a separate company basis in the combined financial statements and reflect the application of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, for all periods presented.

     Withholding and U.S. income taxes have not been provided on unremitted earnings of certain subsidiaries because management believes such earnings will be indefinitely reinvested in operations.

(2) ACQUISITIONS

     In October 1994 SmithKline Beecham purchased Sterling Winthrop Inc. ("Sterling") for cash and recorded goodwill arising from the acquisition. The Company includes Sydney Ross S.A., a Sterling entity

        PREDECESSOR COMPANIES TO SMITHKLINE BEECHAM HOLDINGS CORPORATION located in Brazil. No pro forma financial information is presented as the impact on results of operations and financial position is insignificant.

(3) RELATED PARTY TRANSACTIONS

     The Company is indirectly wholly owned by SmithKline Beecham and its operations are integrated with SmithKline Beecham's other operations on a worldwide basis.

     The Company is involved in various transactions with SmithKline Beecham affiliates as follows:

                                                                    YEAR ENDED DECEMBER 31,
                                                                    -----------------------
                                                                     1993     1994     1995
                                                                     ----     ----     ----
    Royalties paid to SmithKline Beecham affiliates...............   $ 65     $ 67     $ 75
    Royalties received from SmithKline Beecham affiliates.........   $  7     $ 11     $ 18
    Sales to SmithKline Beecham affiliates........................   $350     $437     $318
    Cost of sales to SmithKline Beecham affiliates................   $218     $302     $222
    Purchases of raw materials and finished goods from SmithKline
      Beecham affiliates..........................................   $358     $486     $589
    Interest income attributable to SmithKline Beecham
      affiliates..................................................   $ 30     $ 18     $ 33
    Interest expense attributable to SmithKline Beecham
      affiliates..................................................   $ 18     $ 12     $  2

     The Company and SmithKline Beecham have entered into a number of supply and license agreements, which are subject to termination on notice of 30 to 180 days.

(4) INVESTMENTS IN AFFILIATES

     Upon the transfer of ownership described in Note 1, the Company will own shares of the common and preferred stock of various affiliated entities. The Company's preferred stock investments include a 50% voting interest in SmithKline Beecham Biologicals S.A. ("SB Biologicals S.A".), a Belgian affiliate. Investments in the preferred stock of affiliates are shown at cost in the balance sheet. The following table provides information on the Company's investments accounted for by the equity method. Ownership percentages represent the Company's ownership of the common stock of the investee.

                                        DECEMBER 31, 1994         DECEMBER 31, 1995          MARCH 31, 1996
                                     -----------------------   -----------------------   -----------------------
                                     OWNERSHIP    INVESTMENT   OWNERSHIP    INVESTMENT   OWNERSHIP    INVESTMENT
                                     PERCENTAGE     AMOUNT     PERCENTAGE     AMOUNT     PERCENTAGE     AMOUNT
                                     ----------   ----------   ----------   ----------   ----------   ----------
                                                                                               (UNAUDITED)
SmithKline and French Laboratories
  Ltd. ............................     4.40%        $ 99         4.40%        $ 72         4.40%        $ 71
SmithKline Beecham Overseas (No. 2)
  Ltd. ............................    40.00%          30        40.00%          33        40.00%          34
SmithKline Beecham Seiyaku K.K. ...    12.28%          18        12.28%          19        12.28%          18
                                                     ----                      ----                      ----
                                                     $147                      $124                      $123
                                                     ====                      ====                      ====

        PREDECESSOR COMPANIES TO SMITHKLINE BEECHAM HOLDINGS CORPORATION

     Summarized financial information for the Company's equity investees and their wholly and majority owned subsidiaries is shown below on a 100 percent basis.

                                                              DECEMBER 31,
                                                            ----------------       MARCH 31,
                                                             1994       1995         1996
                                                             ----       ----      -----------
                                                                                  (UNAUDITED)
    BALANCE SHEET:
    Current assets........................................  $2,907     $2,386       $ 2,393
    Noncurrent assets.....................................     328        358           318
                                                            ------     ------        ------
      Total assets........................................  $3,235     $2,744       $ 2,711
                                                            ======     ======        ======
    Current liabilities...................................  $  758     $  868       $   862
    Noncurrent liabilities................................       6          2             3
                                                            ------     ------        ------
      Total liabilities...................................  $  764     $  870       $   865
                                                            ======     ======        ======

                                                                                THREE MONTHS
                                                 YEAR ENDED DECEMBER 31,        ENDED MARCH 31,
                                               ----------------------------     ---------------
                                                1993       1994       1995       1995     1996
                                               ------     ------     ------      ----     ----
                                                                                  (UNAUDITED)
    RESULTS OF OPERATIONS:
    Net sales................................  $1,241     $1,233     $1,253      $294     $279
    Operating income.........................     386        324        395       151       35
    Income before income taxes...............     661        363        572       206       72
    Net income...............................     489        195        386       196       64

(5) FOREIGN FINANCIAL INSTRUMENTS AND INVESTMENT

     The Company's foreign subsidiaries enter into foreign exchange contracts with related parties to hedge against fluctuating exchange rates for certain transactions (such as export sales, raw material purchases, and short term intercompany financing) denominated in a currency other than their local currency, primarily British Pound (BP), French Franc (FF), Belgian Franc (BF), Irish Punt (IP) and Singapore Dollar (SD). At December 31, 1994 and 1995, the Company had contracts outstanding totaling $135 and $648, respectively, which mature primarily over a twelve-month period. Gains and losses on currency transactions in other than the functional currency are included in income when incurred. Cash flows from these contracts are classified in the same category as the hedged transactions. The Company estimates the aggregate contract value to be representative of the fair value of these instruments.

     The company's principal foreign currency net investment exposures are as follows:

                              DECEMBER 31, 1994          DECEMBER 31, 1995            MARCH 31, 1996
                            ----------------------     ----------------------     ----------------------
                             LOCAL     U.S. DOLLAR      LOCAL     U.S. DOLLAR      LOCAL     U.S. DOLLAR
                            CURRENCY   EQUIVALENT      CURRENCY   EQUIVALENT      CURRENCY   EQUIVALENT
                            --------   -----------     --------   -----------     --------   -----------
                                                                                       (UNAUDITED)
France....................  FF 1,630      $ 304        FF 1,988      $ 406        FF 2,009      $ 401
United Kingdom............  BP    85      $ 133        BP    67      $ 108        BP    70      $ 108
Switzerland...............  SF    88      $  67        SF    90      $  78        SF    89      $  75
Japan.....................  JY 6,692      $  67        JY 6,026      $  59        JY 6,013      $  56
Ireland...................  IP    73      $ 112        IP    29      $  46        IP    26      $  41
Belgium...................  BF 2,910      $  91        BF 1,187      $  40        BF 1,124      $  37
Brazil....................  BR    36      $  42        BR    42      $  44        BR    49      $  49
Singapore.................  SD    80      $  54        SD    60      $  43        SD    56      $  40

        PREDECESSOR COMPANIES TO SMITHKLINE BEECHAM HOLDINGS CORPORATION

(6) INVENTORIES

     Inventories consist of the following and are shown net of total inventory reserves of $8, $9 and $8 at December 31, 1994 and 1995, and March 31, 1996, respectively:

                                                               DECEMBER 31,
                                                               -------------      MARCH 31,
                                                               1994     1995        1996
                                                               ----     ----     -----------
                                                                                 (UNAUDITED)
    Finished products........................................  $ 77     $ 93        $  89
    Work in process..........................................    45       35           39
    Raw materials and supplies...............................    53       67           49
                                                               ----     ----         ----
                                                               $175     $195        $ 177
                                                               ====     ====         ====

(7) PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consist of the following:

                                                               DECEMBER 31,
                                                               -------------      MARCH 31,
                                                               1994     1995        1996
                                                               ----     ----     -----------
                                                                                 (UNAUDITED)
    Land.....................................................  $  8     $  8        $   8
    Buildings................................................   101       95           95
    Machinery and equipment..................................   344      274          274
                                                               ----     ----         ----
                                                                453      377          377
    Less: accumulated depreciation...........................  (202)    (187)        (194)
                                                               ----     ----         ----
                                                               $251     $190        $ 183
                                                               ====     ====         ====

     During 1995, in addition to other fixed asset sales, the Company sold fixed assets with a book value of $74 to an affiliated entity for an amount that approximated cost. Depreciation expense for the Company was approximately $19 in 1993, $23 in 1994, $23 in 1995 and $6 during the three month periods ended March 31, 1995 and 1996.

(8) GOODWILL

                                                               DECEMBER 31,
                                                               -------------      MARCH 31,
                                                               1994     1995        1996
                                                               ----     ----     -----------
                                                                                 (UNAUDITED)
    Goodwill at cost.........................................  $482     $483        $ 482
    Less: accumulated amortization...........................   (61)     (74)         (75)
                                                               ----     ----         ----
                                                               $421     $409        $ 407
                                                               ====     ====         ====

     Amortization expense was $12 in 1993, $11 in 1994 and $13 in 1995 and $2 during the three month period ended March 31, 1995 and 1996.

        PREDECESSOR COMPANIES TO SMITHKLINE BEECHAM HOLDINGS CORPORATION

(9) INCOME TAXES

     The provision for income taxes consists of the following:

                                                      YEAR ENDED DECEMBER       THREE MONTHS
                                                              31,              ENDED MARCH 31,
                                                      --------------------     ---------------
                                                      1993    1994    1995      1995      1996
                                                      ---     ---     ----      ---       ---
                                                                                 (UNAUDITED)
    Total current non-U.S. tax expense..............  $66     $76     $124      $10       $12
    Total deferred non-U.S. tax expense.............   (5)      5      (15)      --        --
                                                      ---     ---     ----      ---       ---
                                                      $61     $81     $109      $10       $12
                                                      ===     ===     ====      ===       ===

     The reconciliation between the U.S. federal statutory income tax rate and the Company's effective income tax rate is as follows:

                                                   YEAR ENDED DECEMBER        THREE MONTHS
                                                           31,               ENDED MARCH 31,
                                                  ----------------------     ---------------
                                                  1993     1994     1995     1995       1996
                                                  ----     ----     ----     ----       ----
                                                                               (UNAUDITED)
    U.S. federal statutory income tax rate......  35.0%    35.0%    35.0%    35.0%      35.0%
    Tax exempt foreign income...................   2.6      (.3)     1.8      1.8       (1.2)
    Tax rate differential.......................  (6.1)    (5.3)     2.3      2.3       (0.6)
    Minority interest...........................   5.0      7.6      6.9      6.9        6.9
    Net operating losses........................  (2.6)    (2.4)      --       --         --
    Equity income in affiliates.................  (3.1)    (1.3)    (3.1)    (3.1)      (3.1)
    Incentive credits...........................    --     (1.3)     (.3)     (.3)       (.3)
    French exceptional surcharge tax............    --       --      2.1      2.1         --
    Other.......................................  (1.9)     3.2      5.1      5.1        2.0
                                                  ----     ----     ----     ----       ----
                                                  28.9%    35.2%    49.8%    49.8%      38.7%
                                                  ====     ====     ====     ====       ====

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The following is a summary of the significant components of the Company's deferred tax assets and liabilities:

                                                                DECEMBER 31,
                                                                ------------      MARCH 31,
                                                                1994     1995       1996
                                                                ----     ---     -----------
                                                                                 (UNAUDITED)
    Deferred tax assets:
      Net operating losses....................................  $ 10     $ 7         $ 7
      Restructuring...........................................    --       6           6
      Other accrued liabilities...............................     3       9           9
                                                                ----     ---         ---
                                                                  13      22          22
      Valuation allowance.....................................   (10)     (7)         (7)
                                                                ----     ---         ---
                                                                   3      15          15
    Deferred tax liabilities:
      Depreciation............................................   (11)     (7)         (7)
                                                                ----     ---         ---
    Net deferred income tax asset (liability).................  $ (8)    $ 8         $ 8
                                                                ====     ===         ===

        PREDECESSOR COMPANIES TO SMITHKLINE BEECHAM HOLDINGS CORPORATION

(10) RETIREMENT PLANS

     In accordance with local country practices, the Company contributes to statutory retirement programs as required by law. Where retirement benefits are not provided by the law, the Company may operate various types of retirement plans, which include defined benefit plans. Contributions to the defined benefit plans are determined in accordance with independent actuarial advice mainly using the projected unit credit method. Assumptions used in actuarial calculations vary by country and are based on local economic conditions. The assets of the Company sponsored plans are generally held in separately administered trusts or are insured. Retirement plan assets are managed by independent professional investment managers. It is the Company's policy that none of the assets of the funds are invested directly or indirectly in any affiliated company. The Company's retirement plan assets and projected benefit obligation are not material to the Company's financial position.

     Total retirement plan expense for the Company was $1, $1, and $2 in 1993, 1994, and 1995, respectively. The total liability recorded for pension costs at December 31, 1994 and 1995 was $9 and $11, respectively.

(11) COMMITMENTS AND CONTINGENT LIABILITIES

     The Company leases certain facilities, equipment and automobiles. Certain of the leases provide for the payment of taxes, insurance and other charges by the lessee. Rental expense was $13, $12 and $11 in 1993, 1994 and 1995, respectively. Future minimum rental payments required under non-cancelable operating leases that have initial or remaining terms of more than one year as of December 31, 1995 are as follows:

        1996...................................................................  $ 9
        1997...................................................................    7
        1998...................................................................    6
        1999...................................................................    5
        2000 and thereafter....................................................   17
                                                                                 ---
        Total minimum lease payments...........................................  $44
                                                                                 ===

     At December 31, 1995 the Company has approximately $62 in letters of credit outstanding with the Toronto Dominion Bank. The letters are required by Canadian taxation authorities with respect to pending litigation. The letters are unconditionally guaranteed by SmithKline Beecham Corporation, a wholly owned subsidiary of SmithKline Beecham. The company is required to pay a commitment fee to the bank of .25% per annum. In the opinion of management, any liabilities related to the pending tax litigation, in excess of those reflected in the financial statements, would not be material to the Company's combined financial position at December 31, 1995.

     The Company believes that it is in compliance with all environmental laws and regulations in the various countries of operation. The Company incurs routine annual costs aimed at ensuring continued compliance, which were $5 in 1995, with similar amounts expensed in 1993 and 1994. In addition, the Company makes annual capital expenditures to install or improve waste treatment processes as considered necessary. Such expenditures in 1995 were $3, which also approximates expenditures for 1993 and 1994.

     The Company is involved in various legal and administrative proceedings related to its business. Although the outcome of claims, legal proceedings and other matters in which the Company is involved cannot be predicted with any certainty, management does not expect the Company's ultimate liability for such matters to have a material adverse effect on its financial condition.

        PREDECESSOR COMPANIES TO SMITHKLINE BEECHAM HOLDINGS CORPORATION

(12) BUSINESS SEGMENTS AND GEOGRAPHIC AREAS

     Financial information about the Company's business segments is as follows:

                                                                 YEAR ENDED DECEMBER 31,
                                                               ----------------------------
                                                                1993       1994       1995
                                                               ------     ------     ------
    Net sales:
      Pharmaceuticals........................................  $1,106     $1,285     $1,445
      Consumer Healthcare....................................     175        205        253
                                                               ------     ------     ------
              Total..........................................  $1,281     $1,490     $1,698
                                                               ======     ======     ======
    Operating income:
      Pharmaceuticals........................................  $  222     $  225     $  201
      Consumer Healthcare....................................       2         15         17
                                                               ------     ------     ------
              Total..........................................  $  224     $  240     $  218
                                                               ======     ======     ======
    Identifiable assets at December 31:
      Pharmaceuticals........................................  $1,505     $1,623     $2,456
      Consumer Healthcare....................................     127        230        159
                                                               ------     ------     ------
              Total..........................................  $1,632     $1,853     $2,615
                                                               ======     ======     ======
    Capital expenditures:
      Pharmaceuticals........................................  $   51     $   52     $   25
      Consumer Healthcare....................................       4          2          1
                                                               ------     ------     ------
              Total..........................................  $   55     $   54     $   26
                                                               ======     ======     ======
    Depreciation:
      Pharmaceuticals........................................  $   17     $   20     $   21
      Consumer Healthcare....................................       2          3          2
                                                               ------     ------     ------
              Total..........................................  $   19     $   23     $   23
                                                               ======     ======     ======

        PREDECESSOR COMPANIES TO SMITHKLINE BEECHAM HOLDINGS CORPORATION

     Financial information about the Company's continuing operations in different geographic areas is as follows:

                                                                 YEAR ENDED DECEMBER 31,
                                                               ----------------------------
                                                                1993       1994       1995
                                                               ------     ------     ------
    Net sales to customers:
      Europe.................................................  $  806     $1,064     $1,128
      Latin America..........................................     136        153        235
      Asia...................................................     170        119        156
      Rest of the world......................................     169        154        179
                                                               ------     ------     ------
              Total..........................................  $1,281     $1,490     $1,698
                                                               ======     ======     ======
    Operating income:
      Europe.................................................  $  157     $  158     $  112
      Latin America..........................................       9         27         50
      Asia...................................................      24         20         23
      Rest of the world......................................      34         35         33
                                                               ------     ------     ------
              Total..........................................  $  224     $  240     $  218
                                                               ======     ======     ======
    Identifiable assets at December 31:
      Europe.................................................  $1,329     $1,447     $2,146
      Latin America..........................................      30        135        187
      Asia...................................................     173        194        207
      Rest of the world......................................     100         77         75
                                                               ------     ------     ------
              Total..........................................  $1,632     $1,853     $2,615
                                                               ======     ======     ======

(13) RESTRUCTURING

     In the first quarter of 1995, the Company recorded a restructuring charge of $60. This relates principally to the reorganization of the Company's supply chain in Singapore ($30), the integration of Consumer Healthcare operations ($25), and the creation of shared services across all business operations in finance, information resources, human resources and purchasing ($5).

     The major components of the restructuring charges are $37 of employee separation costs and $16 of non-cash charges to dispose of certain assets through sale or abandonment. Through the year ended December 31, 1995 $25 of restructuring charges were incurred, which included $22 of employee separation costs and $1 of non-cash charges to dispose of assets.

     The restructuring plan is expected to result in the termination of approximately 475 employees. The reduction through December 31, 1995 was 222 employees.

(14) REORGANIZATION

     In May 1996, the Company's directors authorized the Company to file a registration statement with the Securities and Exchange Commission in connection with an initial public offering of Flexible Auction Market Preferred Stock
(AMPS) and Flexible Money Market Cumulative Preferred Stock (MMPS). Both the AMPS and MMPS have a non-call feature and the certificate of designation of their shares will provide that the Company may not put itself into liquidation without the prior approval of two-thirds of the holders of each Series.

        PREDECESSOR COMPANIES TO SMITHKLINE BEECHAM HOLDINGS CORPORATION

     On June 20, 1996, the Company entered into a share exchange agreement with SmithKline Beecham International Co., SmithKline Beecham Corporation and SBCL, Inc. (the Transferors). Under this agreement, the Transferors shall record or otherwise give legal effect to the transfer to SmithKline Beecham Holdings Corporation shares of capital stock of specified subsidiaries (Subsidiary Shares) with effect from the date of the agreement. As consideration for the transfer of Subsidiary Shares, the Company shall issue to each of the Transferors shares of its common stock (10,000 shares authorized, 2,935.2 shares issued) and junior preferred stock (10 shares authorized, 9.719 shares issued).

                                                                      APPENDIX A

                             SETTLEMENT PROCEDURES

     The following summary of Settlement Procedures sets forth the procedures expected to be followed in connection with the settlement of each Auction and will be incorporated by reference in the Auction Agent Agreement and each Broker-Dealer Agreement. Nothing contained in this Appendix A constitutes a representation by the Company that in each Auction each party referred to herein actually will perform the procedures described herein to be performed by such party. Capitalized terms used herein shall have the respective meanings specified in the glossary of this Prospectus or Appendix B hereto, as the case may be.

     I. On each Auction Date, the Auction Agent shall notify by telephone or through the Auction Agent's Auction Processing System the Broker-Dealers that participated in the Auction held on such Auction Date and submitted an Order on behalf of any Existing Holder or Potential Holder of:

          (A) the Applicable Rate fixed for the next succeeding Dividend Period;

          (B) whether Sufficient Clearing Bids existed for the determination of the Applicable Rate;

          (C) if such Broker-Dealer (a "Seller's Broker-Dealer") submitted a Bid or a Sell Order on behalf of an Existing Holder, the number of Shares, if any, to be sold by such Existing Holder;

          (D) if such Broker-Dealer (a "Buyer's Broker-Dealer") submitted a Bid on behalf of a Potential Holder, the number of Shares, if any, to be purchased by such Potential Holder;

          (E) if the aggregate number of Shares to be sold by all Existing Holder on whose behalf such Broker-Dealer submitted a Bid or a Sell Order exceeds the aggregate number of Shares to be purchased by all Potential Holders on whose behalf such Broker-Dealer submitted a Bid, the name or names of one or more Buyer's Broker-Dealers (and the name of the Agent Member, if any, of each such Buyer's Broker-Dealer) acting for one or more purchasers of such excess number of Shares and the number of such Shares to be purchased from one or more Existing Holder on whose behalf such Broker-Dealer acted by one or more Potential Holders on whose behalf each of such Buyer's Broker-Dealers acted;

          (F) if the aggregate number of Shares to be purchased by all Potential Holders on whose behalf such Broker-Dealer submitted a Bid exceeds the aggregate number of Shares to be sold by all Existing Holders on whose behalf such Broker-Dealer submitted a Bid or a Sell Order, the name or names of one or more Seller's Broker-Dealers (and the name of the Agent Member, if any, of each such Seller's Broker-Dealer) acting for one or more sellers of such excess number of Shares and the number of such Shares to be sold to one or more Potential Holder on whose behalf such Broker-Dealer acted by one or more Existing Holders on whose behalf each of such Seller's Broker-Dealers acted; and

          (G) the Auction Date of the next succeeding Auction with respect to the Shares.

     II. On each Auction Date, each Broker-Dealer that submitted an Order on behalf of any Existing Holder or Potential Holder shall:

          (A) in the case of a Broker-Dealer that is a Buyer's Broker-Dealer, instruct each Potential Holder on whose behalf such Broker-Dealer submitted a Bid that was accepted, in whole or in part, to instruct such Potential Holder's Agent Member to pay to such Broker-Dealer (or its Agent Member) through the Securities Depository the amount necessary to purchase the number of Shares to be purchased pursuant to such Bid against receipt of such Shares and advise such Potential Holder of the Applicable Rate for the next succeeding Dividend Period;

          (B) in the case of a Broker-Dealer that is a Seller's Broker-Dealer, instruct each Existing Holder on whose behalf such Broker-Dealer submitted a Sell Order that was accepted, in whole or in part, or a Bid that was accepted, in whole or in part, to instruct such Existing Holder's Agent Member to deliver to such Broker-Dealer (or its Agent Member) through the Securities Depository the number of Shares to be sold pursuant to such Order against payment therefor and advise any such Existing Holder that will continue to hold Shares of the Applicable Rate for the next succeeding Dividend Period;

          (C) advise each Existing Holder on whose behalf such Broker-Dealer submitted a Hold Order of the Applicable Rate for the next succeeding Dividend Period;

          (D) advise each Existing Holder on whose behalf such Broker-Dealer submitted an Order of the Auction Date for the next succeeding Auction; and

          (E) advise each Potential Holder on whose behalf such Broker-Dealer submitted a Bid that was accepted, in whole or in part, of the Auction Date for the next succeeding Auction.

     III. On the basis of the information provided to it pursuant to (I) above, each Broker-Dealer that submitted a Bid or a Sell Order on behalf of a Potential Holder or an Existing Holder shall, in such manner and at such time or times as in its sole discretion it may determine, allocate any funds received by it pursuant to (II)(A) above and any Shares received by it pursuant to (II)(B) above among the Potential Holders, if any, on whose behalf such Broker-Dealer submitted Bids, the Existing Holders, if any, on whose behalf such Broker-Dealer submitted Bids that were accepted or Sell Orders, and any Broker-Dealer or Broker-Dealers identified to it by the Auction Agent pursuant to (I)(E) or
(I)(F) above.

     IV. On each Auction Date:

          (A) each Potential Holder and Existing Holder shall instruct its Agent Member as provided in (II) (A) or (B) above, as the case may be;

          (B) each Seller's Broker-Dealer which is not an Agent Member of the Securities Depository shall instruct its Agent Member to (1) pay through the Securities Depository to the Agent Member of the Existing Holder delivering Shares to such Broker-Dealer pursuant to (II)(B) above the amount necessary to purchase such Shares against receipt of such Shares, and (2) deliver such Shares through the Securities Depository to a Buyer's Broker-Dealer (or its Agent Member) identified to such Seller's Broker-Dealer pursuant to (I)(E) above against payment therefor; and

          (C) each Buyer's Broker-Dealer which is not an Agent Member of the Securities Depository shall instruct its Agent Member to (1) pay through the Securities Depository to a Seller's Broker-Dealer (or its Agent Member) identified pursuant to (I) (F) above the amount necessary to purchase the Shares to be purchased pursuant to (II)(A) above against receipt of such Shares, and (2) deliver such Shares through the Securities Depository to the Agent Member of the purchaser thereof against payment therefor.

     V. On the day after the Auction Date:

          (A) each Bidder's Agent Member referred to in (IV)(A) above shall instruct the Securities Depository to execute the transactions described in
     (II)(A) or (B) above, and the Securities Depository shall execute such transactions;

          (B) each Seller's Broker-Dealer or its Agent Member shall instruct the Securities Depository to execute the transactions described in (IV)(B) above, and the Securities Depository shall execute such transactions; and

          (C) each Buyer's Broker-Dealer or its Agent Member shall instruct the Securities Depository to execute the transactions described in (IV)(C) above, and the Securities Depository shall execute such transactions.

     VI. If an Existing Holder selling Shares in an Auction fails to deliver such Shares (by authorized book-entry), a Broker-Dealer may deliver to the Potential Holder on behalf of which it submitted a Bid that was accepted a number of whole Shares that is less than the number of Shares that otherwise was to be purchased by such Potential Holder. In such event, the number of Shares to be so delivered shall be determined solely by such Broker-Dealer. Delivery of such lesser number of Shares shall constitute good delivery. Notwithstanding the foregoing terms of this paragraph (VI), any delivery or non-delivery of Shares which shall represent any departure from the results of an Auction, as determined by the Auction Agent, shall be of no effect unless and until the Auction Agent shall have been notified of such delivery or non-delivery in accordance with the provisions of the Auction Agent Agreement and the Broker-Dealer Agreements.

                                                                      APPENDIX B

                               AUCTION PROCEDURES

     The following procedures will be set forth in provisions of the Certificate of Designations relating to the Shares of such Series, and will be incorporated by reference in the Auction Agent Agreement and each Broker-Dealer Agreement. The terms not defined below are defined in the forepart of this Prospectus. Nothing contained in this Appendix B constitutes a representation by the Company that in each Auction each party referred to herein actually will perform the procedures described herein to be performed by such party.

PARAGRAPH 7(a) CERTAIN DEFINITIONS.

     As used in this paragraph 7, the following terms shall have the following meanings, unless the context otherwise requires:

            (i) "Auction Date" means the first Business Day preceding the first day of each Subsequent Dividend Period.

           (ii) "Available Shares" has the meaning specified in paragraph 7(d)(i) below.

           (iii) "Bid" has the meaning specified in paragraph 7(b)(i) below.

           (iv) "Bidder" has the meaning specified in paragraph 7(b)(i) below.

            (v) "Hold Order" has the meaning specified in paragraph 7(b)(i) below.

           (vi) "Maximum Applicable Rate" for any Subsequent Dividend Period will be the Applicable Percentage of the Reference Rate. The "Applicable Percentage" will be determined based on the lower of the credit rating or ratings assigned on such date to such Shares by Moody's and S&P (or if Moody's or S&P or both shall not make such rating available, the equivalent of either or both of such ratings by a Substitute Rating Agency or two Substitute Rating Agencies or, in the event that only one such rating shall be available, such rating) as follows:

            CREDIT RATING                   APPLICABLE
- --------------------------------------    PERCENTAGE OF
       MOODY'S                S&P         REFERENCE RATE
- ---------------------    -------------    --------------
   "aa3" or higher       AA- or Higher         110%
    "a3" to "a1"           A- to A+            125%
  "baa3" to "baa1"       BBB- to BBB+          150%
    Below "baa3"          Below BBB-           200%

     provided, however, that, if at 9:00 A.M., New York City time, on any Auction Date, (i) the rating of any Shares by Moody's shall be on the "Corporate Credit Watch List" of Moody's with a designation of "downgrade" or "uncertain," (ii) the rating of any Shares by S&P shall be on the "CreditWatch" of S&P with a designation of "negative implications" or "developing" or (iii) if Moody's or S&P, or both, shall not make such a rating available, the rating of any Shares by any Substitute Rating Agency shall be on the substantial equivalent of clause (i) or (ii) above, then the Maximum Applicable Rate for the Shares to which such Auction Date relates will be determined pursuant to an Applicable Percentage based on the credit rating that is one full level lower in the above table.

     The Company shall take all reasonable action necessary to enable S&P and Moody's (and, as appropriate, any Substitute Rating Agency or Substitute Rating Agencies) to provide a rating for each Series of Shares. If either S&P or Moody's shall not make such a rating available, or neither S&P nor Moody's shall make such a rating available, the Company, after consultation with the Broker-Dealers or their affiliates and successors, shall select a nationally recognized statistical rating organization or two nationally recognized statistical rating organizations to act as a Substitute Rating Agency or Substitute Rating Agencies, as the case may be.

           (vii) "Order" has the meaning specified in paragraph 7(b)(i) below.

          (viii) "Sell Order" has the meaning specified in paragraph 7(b)(i) below.

           (ix) "Shares" means the Shares subject to the related Auction pursuant to this paragraph 7.

            (x) "Submission Deadline" means 1:00 P.M., New York City time, on any Auction Date or such other time on the Auction Date as may be specified by the Auction Agent from time to time as the time by which each Broker-Dealer must submit to the Auction Agent in writing all Orders obtained by it for the Auction to be conducted on such Auction Date.

           (xi) "Submitted Bid" has the meaning specified in paragraph 7(d)(i) below.

           (xii) "Submitted Hold Order" has the meaning specified in paragraph 7(d)(i) below.

          (xiii) "Submitted Order" has the meaning specified in paragraph 7(d)(i) below.

          (xiv) "Submitted Sell Order" has the meaning specified in paragraph 7(d)(i) below.

           (xv) "Sufficient Clearing Bids" has the meaning specified in paragraph 7(d)(i) below.

          (xvi) "Winning Bid Rate" has the meaning specified in paragraph 7(d)(i) below.

PARAGRAPH 7(b) ORDERS BY EXISTING HOLDERS AND POTENTIAL HOLDERS.

     (i) Beneficial owners and potential beneficial owners may only participate in Auctions through their Broker-Dealers. Broker-Dealers will submit the Orders of their respective customers who are beneficial owners and potential beneficial owners to the Auction Agent, designating themselves (unless otherwise permitted by the Company) as Existing Holders in respect of Shares subject to Orders submitted or deemed submitted to them by beneficial owners and as Potential Holders in respect of Shares subject to Orders submitted to them by potential beneficial owners. A Broker-Dealer may also hold Shares in its own account as a beneficial owner or wish to purchase Shares for its own account as a potential beneficial owner. A Broker-Dealer may thus submit Orders to the Auction Agent as a beneficial owner or a potential beneficial owner and therefore participate in an Auction as an Existing Holder or Potential Holder on behalf of both itself and its customers.

     Prior to the Submission Deadline on each Auction Date:

          (A) each Existing Holder may submit to its Broker-Dealer information by telephone or otherwise as to:

             (1) the number of Outstanding Shares, if any, held by such Existing Holder which such Existing Holder desires to continue to hold without regard to the Applicable Rate for the next succeeding Subsequent Dividend Period;

             (2) the number of Outstanding Shares, if any, held by such Existing Holder which such Existing Holder desires to continue to hold, provided that the Applicable Rate for the next succeeding Subsequent Dividend Period shall not be less than the rate per annum specified by such Existing Holder; and/or

             (3) the number of Outstanding Shares, if any, held by such Existing Holder which such Existing Holder offers to sell without regard to the Applicable Rate for the next succeeding Subsequent Dividend Period; and

          (B) each Broker-Dealer will contact Potential Holders by telephone or otherwise to determine whether such Potential Holders desire to submit Bids in which such Potential Holders will indicate the number of Outstanding Shares, if any, which each such Potential Holder offers to purchase, provided that the Applicable Rate for the next succeeding Subsequent Dividend Period shall not be less than the rate per annum specified by such Holder.

     For the purposes hereof, the communication by an Existing Holder pursuant to clause (A) above or by a Potential Holder pursuant to clause (B) above to a Broker-Dealer, or the communication by a Broker-Dealer acting for its own account to the Auction Agent, of information referred to in clause (A) or (B) of this paragraph 7(b)(i) is hereinafter referred to as an "Order" and each Existing Holder and each Potential Holder placing an Order, including a Broker-Dealer acting in such capacity for its own account, is hereinafter referred to as a "Bidder"; an Order containing the information referred to in clause (A)(1) of this paragraph 7(b)(i) is hereinafter referred to as a "Hold Order"; an Order containing the information referred to in clause (A)(2) or (B) of this paragraph 7(b)(i) is hereinafter referred to as a "Bid"; and an Order containing the information referred to in clause (A)(3) of this paragraph 7(b)(i) is hereinafter referred to as a "Sell Order". Inasmuch as a Broker-Dealer participates in an Auction as an Existing Holder or a Potential Holder only to represent the interests of its customers or itself, all discussion herein relating to the consequences of an Auction for Existing Holders and Potential Holders also applies to the underlying beneficial ownership interests represented thereby.

     (ii) (A) A Bid by an Existing Holder shall constitute an irrevocable offer to sell:

             (1) the number of Outstanding Shares specified in such Bid if the Applicable Rate determined on such Auction Date shall be less than the rate per annum specified in such Bid; or

             (2) such number or a lesser number of Outstanding Shares to be determined as set forth in paragraph 7(e)(i)(D) if the Applicable Rate determined on such Auction Date shall be equal to the rate per annum specified therein; or

             (3) a lesser number of Outstanding Shares to be determined as set forth in paragraph 7(e)(ii)(C) if such specified rate per annum shall be higher than the Maximum Applicable Rate and Sufficient Clearing Bids do not exist.

     (B) A Sell Order by an Existing Holder shall constitute an irrevocable offer to sell:

             (1) the number of Outstanding Shares specified in such Sell Order;
        or

             (2) such number or a lesser number of Outstanding Shares to be determined as set forth in paragraph 7(e)(ii)(C) if Sufficient Clearing Bids do not exist.

     (C) A Bid by a Potential Holder shall constitute an irrevocable offer to purchase:

             (1) the number of Outstanding Shares specified in such Bid if the Applicable Rate determined on such Auction Date shall be higher than the rate per annum specified in such Bid; or

             (2) such number or a lesser number of Outstanding Shares to be determined as set forth in paragraph 7(e)(i)(E) if the Applicable Rate determined on such Auction Date shall be equal to the rate per annum specified therein.

PARAGRAPH 7(c) SUBMISSION OF ORDERS BY BROKER-DEALERS TO AUCTION AGENT.

     (i) Each Broker-Dealer shall submit in writing or through the Auction Agent's auction processing system to the Auction Agent prior to the Submission Deadline on each Auction Date all Orders obtained by such Broker-Dealer for the Auction to be conducted on such Auction Date, designating itself (unless otherwise permitted by the Company) as an Existing Holder or a Potential Holder in respect of Shares subject to such Orders, and specifying with respect to each
Order:

          (A) the name of the Bidder placing each Order (which shall be the Broker-Dealer unless otherwise permitted by the Company);

          (B) the aggregate number of Outstanding Shares that are the subject of such Order;

          (C) to the extent that such Bidder is an Existing Holder:

             (1) the number of Outstanding Shares, if any, subject to any Hold Order placed by such Existing Holder;

             (2) the number of Outstanding Shares, if any, subject to any Bid placed by such Existing Holder and the rate per annum specified in such Bid; and

             (3) the number of Outstanding Shares, if any, subject to any Sell Order placed by such Existing Holder; and

          (D) to the extent such Bidder is a Potential Holder, the rate per annum specified in such Potential Holder's Bid.

     (ii) If any rate per annum specified in any Bid contains more than three figures to the right of the decimal point, the Auction Agent shall round such rate up to the next highest one-thousandth (.001) of 1%.

     (iii) If an Order or Orders covering in the aggregate all of the Outstanding Shares held by an Existing Holder are not submitted to the Auction Agent prior to the Submission Deadline for any reason (including the failure of a Broker-Dealer to contact any Existing Holder or to submit an Order covering such Existing Holder's Order or Orders), the Auction Agent shall deem a Hold Order (in the case of an Auction relating to a Regular Dividend Period) and a Sell Order (in the case of an Auction relating to a Special Dividend Period) to have been submitted on behalf of such Existing Holder covering the number of Outstanding Shares held by such Existing Holder and not subject to Orders submitted to the Auction Agent.

     (iv) If one or more Orders on behalf of an Existing Holder covering in the aggregate more than the number of Outstanding Shares held by such Existing Holder are submitted to the Auction Agent, such Order shall be considered valid as follows and in the following order of priority:

          (A) any Hold Order submitted on behalf of such Existing Holder shall be considered valid up to and including the number of Outstanding Shares held by such Existing Holder; provided that if more than one Hold Order is submitted on behalf of such Existing Holder and the number of Shares subject to such Hold Orders exceeds the number of Outstanding Shares held by such Existing Holder, the number of Shares subject to each of such Hold Orders shall be reduced pro rata so that such Hold Orders, in the aggregate, will cover exactly the number of Outstanding Shares held by such Existing Holder;

          (B) (I) any Bids submitted on behalf of such Existing Holder shall be considered valid, in the ascending order of their respective rates per annum if more than one Bid is submitted on behalf of such Existing Holder, up to and including the excess of the number of Outstanding Shares held by such Existing Holder over the number of Shares subject to any Hold Order referred to in paragraph 7(c)(iv)(A) above; (II) if more than one Bid submitted on behalf of such Existing Holder specifies the same rate per annum and together they cover more than the remaining number of Shares that can be the subject of valid Bids after application of paragraph 7(c)(iv)(A) above and of subclause (I) of this paragraph 7(c)(iv)(B) to any Bid or Bids specifying a lower rate or rates per annum, the number of Shares subject to each of such Bids shall be reduced pro rata so that such Bids, in the aggregate, cover exactly such remaining number of Shares; and (III) subject to subclauses (I) and (II) above, if more than one Bid submitted on behalf of such Existing Holder specifies different rates per annum, such Bids shall be considered valid in the ascending order of their respective rates per annum and in any such event the number of Shares, if any, subject to Bids not valid under this paragraph 7(c)(iv)(B) shall be treated as the subject of a Bid by a Potential Holder; and

          (C) any Sell Order shall be considered valid up to and including the excess of the number of Outstanding Shares held by such Existing Holder over the number of Shares subject to Hold Orders referred to in paragraph 7(c)(iv)(A) and valid Bids referred to in paragraph 7(c)(iv)(B); provided that if more than one Sell Order is submitted on behalf of any Existing Holder and the number of Shares subject to such Sell Orders is greater than such excess, the number of Shares subject to each of such Sell Orders shall be reduced pro rata so that such Sell Orders, in the aggregate, cover exactly the number of Shares equal to such excess.

     (v) If more than one Bid is submitted on behalf of any Potential Holder, each Bid submitted shall be a separate Bid with the rate per annum and number of Shares specified.

     (vi) Any Order submitted by a Existing Holder or a Potential Holder to its Broker-Dealer, and any Order submitted by a Broker-Dealer to the Auction Agent, prior to the Submission Deadline on any Auction Date, shall be irrevocable.

PARAGRAPH 7(d) DETERMINATION OF SUFFICIENT CLEARING BIDS, WINNING BID RATE AND APPLICABLE RATE.

     (i) Not earlier than the Submission Deadline on each Auction Date, the Auction Agent shall assemble all Orders submitted or deemed submitted by the Broker-Dealers (each such Order as submitted or deemed submitted by a Broker-Dealer being hereinafter referred to individually as a "Submitted Holder Order", a "Submitted Bid" or a "Submitted Sell Order", as the case may be, or as a "Submitted Order") and shall determine:

          (A) the excess of the total number of Outstanding Shares over the number of Outstanding Shares that are the subject of Submitted Hold Orders (such excess being hereinafter referred to as the "Available Shares");

          (B) from the Submitted Orders whether the number of Outstanding Shares that are the subject of Submitted Bids by Potential Holders specifying one or more rates per annum equal to or lower than the Maximum Applicable Rate exceeds or is equal to the sum of:

             (1) the number of Outstanding Shares that are the subject of Submitted Bids by Existing Holders specifying one or more rates per annum higher than the Maximum Applicable Rate, and

             (2) the number of Outstanding Shares that are subject to Submitted Sell Orders (if such excess or such equality exists (other than because the number of Outstanding Shares in clause (1) above and this clause (2) are each zero because all of the Outstanding Shares are the subject of Submitted Hold Orders), such Submitted Bids by Potential Holders being hereinafter referred to collectively as "Sufficient Clearing Bids"); and

          (C) if Sufficient Clearing Bids exist, the lowest rate per annum specified in the Submitted Bids (the "Winning Bid Rate") that, if:

             (1) each Submitted Bid from Existing Holders specifying the Winning Bid Rate and all other Submitted Bids from Existing Holders specifying lower rates per annum were rejected, thus entitling such Existing Holders to continue to hold the Shares that are the subject of such Submitted Bids, and

             (2) each Submitted Bid from Potential Holders specifying the Winning Bid Rate and all other Submitted Bids from Potential Holders specifying lower rates per annum were accepted, thus entitling the Potential Holders to purchase the Shares that are the subject of such Submitted Bids, would result in the number of Shares subject to all Submitted Bids specifying the Winning Bid Rate or a lower rate per annum being at least equal to the Available Shares.

     (ii) Promptly after the Auction Agent has made the determinations pursuant to paragraph 7(d)(i), the Auction Agent shall advise the Company of the Maximum Applicable Rate and, based on such determinations, the Applicable Rate for the next succeeding Dividend Period as follows:

          (A) if Sufficient Clearing Bids exist, that the Applicable Rate for the next succeeding Subsequent Dividend Period shall be equal to the Winning Bid Rate;

          (B) if Sufficient Clearing Bids do not exist (other than because all of the Outstanding Shares are the subject of Submitted Hold Orders), that the Subsequent Dividend Period next succeeding the Auction shall automatically be a Regular Dividend Period and the Applicable Rate for such next succeeding Subsequent Dividend Period shall be equal to the Maximum Applicable Rate; or

          (C) if all of the Outstanding Shares are the subject of Submitted Hold Orders, that the Subsequent Dividend Period next succeeding the Auction shall automatically be a Regular Dividend Period and the

     Applicable Rate for such next succeeding Subsequent Dividend Period shall be equal to 59% of the Reference Rate in effect on the date of such Auction.

PARAGRAPH 7(e) ACCEPTANCE AND REJECTION OF SUBMITTED BIDS AND SUBMITTED SELL ORDERS AND ALLOCATION OF SHARES.

     Based on the determinations made pursuant to paragraph 7(d)(i), the Submitted Bids and Submitted Sell Orders shall be accepted or rejected and the Auction Agent shall take such other action as set forth below:

     (i) If Sufficient Clearing Bids have been made, subject to the provisions of paragraph 7(e)(iii) and paragraph 7(e)(iv), Submitted Bids and Submitted Sell Orders shall be accepted or rejected in the following order of priority and all other Submitted Bids shall be rejected:

          (A) the Submitted Sell Orders of Existing Holders shall be accepted and the Submitted Bid of each of the Existing Holders specifying any rate per annum that is higher than the Winning Bid Rate shall be accepted, thus requiring each such Existing Holder to sell the Outstanding Shares that are the subject of such Submitted Sell Order or Submitted Bid;

          (B) the Submitted Bid of each of the Existing Holders specifying any rate per annum that is lower than the Winning Bid Rate shall be rejected, thus entitling each such Existing Holder to continue to hold the Outstanding Shares that are the subject of such Submitted Bid;

          (C) the Submitted Bid of each of the Potential Holders specifying any rate per annum that is lower than the Winning Bid Rate shall be accepted;

          (D) the Submitted Bid of each of the Existing Holders specifying a rate per annum that is equal to the Winning Bid Rate shall be rejected, thus entitling each such Existing Holder to continue to hold the Outstanding Shares that are the subject of such Submitted Bid, unless the number of Outstanding Shares subject to all such Submitted Bids shall be greater than the excess (the "Remaining Excess") of the Available Shares over the number of Outstanding Shares subject to Submitted Bids described in paragraph 7(e)(i)(B) and paragraph 7(e)(i)(C), in which event the Submitted Bids of each such Existing Holder shall be accepted, and each such Existing Holder shall be required to sell Outstanding Shares, but only in an amount equal to the difference between (1) the number of Outstanding Shares then held by such Existing Holder subject to such Submitted Bid and
     (2) the number of Shares obtained by multiplying (x) the number of Remaining Excess by (y) a fraction the numerator of which shall be the number of Outstanding Shares held by such Existing Holder subject to such Submitted Bid and the denominator of which shall be the sum of the number of Outstanding Shares subject to such Submitted Bids made by all such Existing Holders that specified a rate per annum equal to the Winning Bid Rate; and

          (E) the Submitted Bid of each of the Potential Holders specifying a rate per annum that is equal to the Winning Bid Rate shall be accepted but only in an amount equal to the number of Outstanding Shares obtained by multiplying (x) the difference between the Available Shares and the number of Outstanding Shares subject to Submitted Bids described in paragraph 7(e)(i)(B), paragraph 7(e)(i)(C) and paragraph 7(e)(i)(D) by (y) a fraction the numerator of which shall be the number of Outstanding Shares subject to such Submitted Bid and the denominator of which shall be the sum of the number of Outstanding Shares subject to such Submitted Bids made by all such Potential Holders that specified rates per annum equal to the Winning Bid Rate.

     (ii) If Sufficient Clearing Bids have not been made (other than because all of the Outstanding Shares are subject to Submitted Hold Orders), subject to the provisions of paragraph 7(e)(iii), Submitted Orders shall be accepted or rejected as follows in the following order of priority and all other Submitted Bids shall be rejected:

          (A) the Submitted Bid of each Existing Holder specifying any rate per annum that is equal to or lower than the Maximum Applicable Rate shall be rejected, thus entitling such Existing Holder to continue to hold the Outstanding Shares that are the subject of such Submitted Bid;

          (B) the Submitted Bid of each Potential Holder specifying any rate per annum that is equal to or lower than the Maximum Applicable Rate shall be accepted, thus requiring such Potential Holder to purchase the Outstanding Shares that are the subject of such Submitted Bid; and

          (C) the Submitted Bids of each Existing Holder specifying any rate per annum that is higher than the Maximum Applicable Rate shall be accepted and the Submitted Sell Orders of each Existing Holder shall be accepted, in both cases only in an amount equal to the difference between (1) the number of Outstanding Shares then held by such Existing Holder subject to such Submitted Bid or Submitted Sell Order and (2) the number of Shares obtained by multiplying (x) the difference between the Available Shares and the aggregate number of Outstanding Shares subject to Submitted Bids described in paragraph 7(e)(ii)(A) and paragraph 7(e)(ii)(B) by (y) a fraction the numerator of which shall be the number of Outstanding Shares held by such Existing Holder subject to such Submitted Bid or Submitted Sell Order and the denominator of which shall be the number of Outstanding Shares subject to all such Submitted Bids and Submitted Sell Orders.

     (iii) If, as a result of the procedures described in paragraph 7(e)(i) or paragraph 7(e)(ii), any Existing Holder would be entitled or required to sell, or any Potential Holder would be entitled or required to purchase, a fraction of a Share on any Auction Date, the Auction Agent shall, in such manner as it shall determine in its sole discretion, round up or down the number of Shares to be purchased or sold by any Existing Holder or Potential Holder on such Auction Date so that each Outstanding Share purchased or sold by each Existing Holder or Potential Holder on such Auction Date shall be a whole Share.

     (iv) If, as a result of the procedures described in paragraph 7(e)(i), any Potential Holder would be entitled or required to purchase less than a whole Share on any Auction Date, the Auction Agent shall, in such manner as in its sole discretion it shall determine, allocate Shares for purchase among Potential Holders so that only whole Shares are purchased on such Auction Date by any Potential Holder, even if such allocation results in one or more of such Potential Holders not purchasing any Shares on such Auction Date.

     (v) Based on the results of each Auction, the Auction Agent shall determine, with respect to each Broker-Dealer that submitted Bids or Sell Orders on behalf of Existing Holders or Potential Holders, the aggregate number of Outstanding Shares to be purchased and the aggregate number of the Outstanding Shares to be sold by such Potential Holders and Existing Holders and, to the extent that such aggregate number of Outstanding Shares to be purchased and such aggregate number of Outstanding Shares to be sold differ, the Auction Agent shall determine to which other Broker-Dealer or Broker-Dealers acting for one or more purchasers such Broker-Dealer shall deliver, or from which other Broker-Dealer or Broker-Dealers acting for one or more sellers such Broker-Dealer shall receive, as the case may be, Outstanding Shares.

PARAGRAPH 7(F) SUSPENSION OF AUCTION DURING NON-PAYMENT PERIOD.

     Upon occurrence and during the continuance of a Non-Payment Period with respect to Shares of any Series that has not been duly cured by the Company pursuant to paragraph 2(c)(i), Auctions of such Shares shall be suspended and shall not resume in each case until (A) in the case of a Dividend Non-Payment Period, all accumulated and unpaid dividends on such Shares for all past Dividend Periods shall have been paid to the Auction Agent, or (B) in the case of a Redemption Non-Payment Period in connection with an Optional Redemption or Repurchase of less than all of the Shares of any Series, all amounts payable upon such Optional Redemption or Repurchase of such Shares shall have been paid to the Auction Agent, in each case by 12:00 noon, New York City time, on the relevant Auction Date with respect to such Shares, provided that, at least two Business Days but no more than 30 days prior to such Auction Date, the Company shall have given the Auction Agent, the Securities Depository and the applicable holders of record written notice of such deposit or availability.

PARAGRAPH 7(g) REGISTRATION UNDER SECURITIES EXCHANGE ACT.

     If the Company shall determine, as a result of a change in applicable law, regulation or rule (or interpretation thereof by the Securities and Exchange Commission or its staff) and based upon written advice of independent legal counsel of recognized standing selected by the Company, that there is a significant possibility that the Company would be required to register Shares of any Series that may be outstanding from time to time pursuant to the Securities Exchange Act if there were 500 or more different beneficial owners of Shares of all Series, the Auction Procedures will be modified so that no Auction will result in there being more than a total number of different beneficial owners of Shares of all Series as such counsel shall specify in such written advice; provided that in no event shall the Auction Procedures be modified in such a way that they would restrict the total number of different beneficial owners for Shares of any Series to be less than 40.

PARAGRAPH 7(h) MISCELLANEOUS.

     The Company may interpret the provisions of this paragraph 7 to resolve any inconsistency or ambiguity, remedy any formal defect or make any other change or modification that does not substantially adversely affect the rights of Existing Holders of Shares. An Existing Holder (A) may sell, transfer or otherwise dispose of Shares only pursuant to a Bid or Sell Order in accordance with the procedures described in this paragraph 7 through a Broker-Dealer, except that transfers of Shares may also be effected through means other than pursuant to Auctions provided that each such transfer shall be valid and accepted by the Auction Agent only if such Existing Holder or its Broker-Dealer or Agent Member, as applicable, shall have advised the Auction Agent in writing of such transfer by 3:00 P.M. on the Business Day next preceding the Auction Date with respect to such Shares, and (B) except as otherwise required by law, shall have the ownership of the Shares held by it maintained in book entry form by the Securities Depository in the account of its Agent Member, which in turn will maintain records of such Existing Holder's beneficial ownership. Neither the Company nor any Affiliate shall submit an Order in any Auction. Any Existing Holder that is an Affiliate shall not sell, transfer or otherwise dispose of Shares to any Person other than the Company. All of the Outstanding Shares of a Series shall be represented by one or more certificates registered in the name of the nominee of the Securities Depository unless otherwise required by law or unless there is no Securities Depository. If there is no Securities Depository, at the Company's option and upon its receipt of such documents as it deems appropriate, such Shares may be registered in the stock register in the name of the Existing Holder thereof and such Existing Holder thereupon will be entitled to receive certificates therefor and required to deliver certificates therefor upon transfer or exchange thereof.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JUNE 28, 1996
PROSPECTUS SUPPLEMENT
(To Prospectus dated July   , 1996)
                                     SHARES

                    SMITHKLINE BEECHAM HOLDINGS CORPORATION
              FLEXIBLE AUCTION MARKET PREFERRED STOCK ("AMPS(R)")
                   LIQUIDATION PREFERENCE $100,000 PER SHARE
          WITH A LIMITED GUARANTEE OF DECLARED AND UNPAID DIVIDENDS BY

                             SMITHKLINE BEECHAM PLC
                                SERIES A SHARES
                                SERIES B SHARES
                                SERIES C SHARES
                            ------------------------

    The shares offered hereby are respectively designated Flexible Auction Market Preferred Stock ("AMPS") as Series A-1, Series A-2 and Series A-3 (collectively, "Series A Shares"); AMPS Series B-1, Series B-2 and Series B-3 (collectively, "Series B Shares"); and AMPS Series C-1, Series C-2 and Series C-3 (collectively, "Series C Shares" and together with the Series A Shares and the Series B Shares, the "Shares") and, in addition to the terms described in the accompanying Prospectus under "Description of Securities," will have the following terms:

                            AGGREGATE                                                INITIAL PERIOD-
                           LIQUIDATION           INITIAL          FIRST AUCTION        END DIVIDEND
          SERIES            PREFERENCE        DIVIDEND RATE            DATE            PAYMENT DATE
    ------------------  ------------------  ------------------  ------------------  ------------------
    A-1...............          $
    A-2...............          $
    A-3...............          $
    B-1...............          $
    B-2...............          $
    B-3...............          $
    C-1...............          $
    C-2...............          $
    C-3...............          $

    The Dividend Payment Dates for the Shares until the Initial Period-End Dividend Payment Date (the "Initial Dividend Period") will be January 15, April 15, July 15 and October 15 of each year, starting on October 15, 1996. During their Initial Dividend Period, the DRD Gross-up Provision will apply, the Shares may not be redeemed and the Shares will have the benefit of the Repurchase Upon Change of Control Provision. See "Description of Securities -- Dividends",
"-- Redemption" and "-- Repurchase Upon Change of Control Provision" in the accompanying Prospectus.

    The Auction Agent for the Shares is Citibank, N.A. and the initial Broker-Dealers for the Shares are Merrill Lynch, Pierce, Fenner & Smith Incorporated and Lehman Brothers Inc.

      PROSPECTIVE INVESTORS SHOULD CONSIDER THE INFORMATION SET FORTH UNDER
"RISK FACTORS" ON PAGE    OF THE ACCOMPANYING PROSPECTUS.
                            ------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------
- --------------------------------------------------------------------------------

- -----------------------------------------------------------------------------------------------------------
                                                  PRICE TO           UNDERWRITING          PROCEEDS TO
                                                   PUBLIC             DISCOUNT(1)          COMPANY(2)
- -----------------------------------------------------------------------------------------------------------
Per Series A-1 Shares.......................           $                   $                    $
Per Series A-2 Shares.......................
Per Series A-3 Shares.......................
Per Series B-1 Shares.......................
Per Series B-2 Shares.......................
Per Series B-3 Shares.......................
Per Series C-1 Shares.......................
Per Series C-2 Shares.......................
Per Series C-3 Shares.......................
Total.......................................
- -----------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, amended. See "Underwriting."

(2) Before deducting expenses, estimated to be $          .
                            ------------------------
    The Shares are offered subject to prior sale, when, as and if issued by the Company and accepted by the Underwriters and subject to their right to reject orders in whole or in part. It is expected that delivery of the Shares will be made in book-entry form only through the Same Day Funds Settlement system of The
Depository Trust Company on or about            , 1996 (the "Date of Original
Issue").
                            ------------------------
MERRILL LYNCH & CO.                                              LEHMAN BROTHERS
The date of the Prospectus Supplement is July   , 1996.
- ---------------
(R)Registered trademark of Merrill Lynch & Co.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SHARES OFFERED HEREBY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                  UNDERWRITING

     The Underwriters named below have severally agreed, subject to the terms and conditions of the Underwriting Agreement with the Company, to purchase the respective numbers of Shares set forth opposite their names below. In the Underwriting Agreement, the Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all the Shares offered hereby if any of such Shares are purchased. Each Underwriter will purchase Shares of each Series offered hereby pro rata in accordance with the allocation set forth opposite its name below.

                                                                                NUMBER OF
                                   UNDERWRITER                                   SHARES
    --------------------------------------------------------------------------  ---------
    Merrill Lynch, Pierce, Fenner & Smith Incorporated........................
    Lehman Brothers Inc.......................................................
                                                                                 -------
              Total...........................................................
                                                                                 =======

     The Company has been advised by the Underwriters that the Underwriters propose initially to offer all or part of the Shares to the public at the public offering price set forth on the cover page of this Prospectus Supplement and to
certain dealers at such price less a concession not in excess of      % of the
offering price of the Shares. The Underwriters may allow and such dealers may
reallow a discount not in excess of      % of the offering price of the Shares
to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     The Company has agreed to indemnify the Underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Underwriters may be required to make in respect thereof.

- ------------------------------------------------------
- ------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL, OR SOLICITATION OF AN OFFER TO BUY, THE SHARES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.
                            ------------------------
                               TABLE OF CONTENTS

             PROSPECTUS SUPPLEMENT
                                            PAGE
Use of Proceeds...........................
Underwriting..............................
                  PROSPECTUS
Available Information.....................
Incorporation of Certain Information by
  Reference...............................
Enforceability of Civil Liabilities
  Against Foreign Persons.................
Prospectus Summary........................
Risk Factors..............................
The Company and SmithKline Beecham........
Use of Proceeds...........................
Selected Combined Financial Data of the
  Company.................................
Selected Consolidated Financial Data of
  SmithKline Beecham......................
Management's Discussion and Analysis of
  Predecessor Companies to SmithKline
  Beecham Holdings Corporation's Results
  of Operations and Financial Condition...
Business..................................
Arrangements with SmithKline Beecham
  Group...................................
Management................................
Executive Compensation....................
Security Ownership of Directors and
  Executive Officers......................
Description of Securities.................
Description of SmithKline Beecham
  Support.................................
Description of Other Capital Stock........
Certain Federal Income Tax
  Considerations..........................
Plan of Distribution......................
Legal Matters.............................
Experts...................................
Glossary..................................
Index to Combined Financial Statements....

             ------------------------------------------------------
             ------------------------------------------------------

             ------------------------------------------------------
             ------------------------------------------------------

                                     SHARES

                               SMITHKLINE BEECHAM
                              HOLDINGS CORPORATION

                            FLEXIBLE AUCTION MARKET
                          PREFERRED STOCK ("AMPS(R)")
                   LIQUIDATION PREFERENCE $100,000 PER SHARE
                      WITH A LIMITED GUARANTEE OF DECLARED
                            AND UNPAID DIVIDENDS BY

                             SMITHKLINE BEECHAM PLC

                                SERIES A SHARES
                                SERIES B SHARES
                                SERIES C SHARES
                            ------------------------
                      ------------------------------------
                             PROSPECTUS SUPPLEMENT
                      ------------------------------------
                              MERRILL LYNCH & CO.

                                LEHMAN BROTHERS

                                           , 1996

             ------------------------------------------------------
             ------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JUNE 28, 1996

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED JULY   , 1996)

                                     SHARES

                    SMITHKLINE BEECHAM HOLDINGS CORPORATION
   FLEXIBLE MONEY MARKET CUMULATIVE PREFERRED STOCK (MMP(R)), SERIES
                   LIQUIDATION PREFERENCE $100,000 PER SHARE
          WITH A LIMITED GUARANTEE OF DECLARED AND UNPAID DIVIDENDS BY

                             SMITHKLINE BEECHAM PLC
                              SERIES               SHARES
                            ------------------------

     The shares of Auction Rate Preferred Stock of the Company offered hereby are designated as Flexible Money Market Cumulative Preferred Stock ("MMP"),
Series      (the "Shares"). The Dividend Rate on the Shares will be        %
until             (the "Initial Period-End Dividend Payment Date"). The first
Auction Date will be                , 1996. The Company may not elect a Special
Dividend Period for the Shares until after the first anniversary of the Date of Original Issue for the Shares. Until the Initial Period-End Dividend Payment Date and during any Regular Dividend Period, the Shares shall be subject to the Mandatory Redemption Upon Change of Control Provision as described under "Description of Securities -- Redemption" in the accompanying Prospectus. The Shares shall otherwise have the terms described under "Description of Securities" in the accompanying Prospectus.

     The Auction Agent for the Shares is The Bank of New York and the initial Broker-Dealers for the Shares are Lehman Brothers Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

     PROSPECTIVE INVESTORS SHOULD CONSIDER THE INFORMATION SET FORTH UNDER "RISK
FACTORS" ON PAGE    OF THE ACCOMPANYING PROSPECTUS.
- --------------------------------------------------------------------------------

- ------------------------------------------------------------------------------------------------------
                                             PRICE TO           UNDERWRITING          PROCEEDS TO
                                              PUBLIC             DISCOUNT(1)          COMPANY(2)
- ------------------------------------------------------------------------------------------------------
Per Share..............................           $                   $                    $
- ------------------------------------------------------------------------------------------------------
Total..................................           $                   $                    $
- ------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, amended. See "Underwriting".

(2) Before deducting expenses, estimated to be $            .

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                  PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY
                      REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------

     The Shares offered by this Prospectus Supplement are offered by the Underwriters subject to prior sale, withdrawal, cancellation or modification of the offer without notice, to delivery to and acceptance by the Underwriters and to certain further conditions. It is expected that delivery of the Shares will be made in book-entry form through The Depositary Trust Company on or about
                 , 1996 (the "Date of Original Issue").
                            ------------------------
LEHMAN BROTHERS                                              MERRILL LYNCH & CO.

July   , 1996
- ---------------
(R)Registered trademark of Lehman Brothers Inc.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SHARES OFFERED HEREBY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement, the Company has agreed to sell to each of the Underwriters named below, and each of the Underwriters has agreed to purchase, the principal amount of Shares set forth opposite its name below:

                                                                                NUMBER OF
                                   UNDERWRITER                                   SHARES
    --------------------------------------------------------------------------  ---------
    Lehman Brothers Inc.......................................................
    Merrill Lynch, Pierce, Fenner & Smith Incorporated........................
                                                                                 -------
              Total...........................................................
                                                                                 =======

     The Company has been advised that the Underwriters propose initially to offer the Shares to the public at the public offering price set forth on the cover page of this Prospectus Supplement, and to certain dealers at such price. The Underwriters may allow and such dealers may reallow a concession not in
excess of      % of the offering price to certain other dealers. After the initial public offering, the public offering price and such concessions may be changed.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

- ---------------------------------------------------------
- ---------------------------------------------------------

  NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY AGENT OR UNDERWRITER. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.
                            ------------------------

                               TABLE OF CONTENTS

                                              PAGE
                                              ----
            PROSPECTUS SUPPLEMENT
Use of Proceeds.............................
Underwriting................................
                 PROSPECTUS
Available Information.......................
Incorporation of Certain Information by
  Reference.................................
Enforceability of Civil Liabilities Against
  Foreign Persons...........................
Exchange Rate Information...................
Prospectus Summary..........................
Risk Factors................................
The Company and SmithKline Beecham..........
Use of Proceeds.............................
Selected Combined Financial Data of the
  Company...................................
Selected Consolidated Financial Data of
  SmithKline Beecham........................
Management's Discussion and Analysis of
  Results of Operations and Financial
  Condition.................................
Business....................................
Arrangements with SmithKline Beecham
  Group.....................................
Management..................................
Executive Compensation......................
Security Ownership of Directors and
  Executive Officers........................
Description of Securities...................
Description of SmithKline Beecham Support...
Description of Other Capital Stock..........
Certain Federal Income Tax Considerations...
Plan of Distribution........................
Legal Matters...............................
Experts.....................................
Glossary....................................
Index to Combined Financial Statements......

- ---------------------------------------------------------
- ---------------------------------------------------------

- ---------------------------------------------------------
- ---------------------------------------------------------

                                     SHARES

                               SMITHKLINE BEECHAM
                              HOLDINGS CORPORATION

                             FLEXIBLE MONEY MARKET
                      CUMULATIVE PREFERRED STOCK (MMP(R))
                   LIQUIDATION PREFERENCE $100,000 PER SHARE
                      WITH A LIMITED GUARANTEE OF DECLARED
                            AND UNPAID DIVIDENDS BY

                             SMITHKLINE BEECHAM PLC

                                SERIES   SHARES
                 ---------------------------------------------
                             PROSPECTUS SUPPLEMENT
                                           , 1996
                 ---------------------------------------------
                                LEHMAN BROTHERS

                              MERRILL LYNCH & CO.
           ---------------------------------------------------------
           ---------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following sets forth estimated expenses, other than underwriting fees and commissions, expected to be borne by the Registrants, in connection with the distribution of the securities being registered.

        Securities and Exchange Commission Registration Fee..............  $  445,518
        Blue Sky Fees and Expenses.......................................      10,000
        Rating Agency Fees...............................................      25,000
        Legal............................................................     600,000
        Printing.........................................................     100,000
        Accounting.......................................................     600,000
        Miscellaneous....................................................      50,000
                                                                           ----------
                  Total..................................................  $1,830,518
                                                                            =========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Except as hereinafter set forth, there is no provision in the Company's Certificate of Incorporation or Bylaws, SmithKline Beecham's Memorandum and Articles of Association or any contract, arrangement or statute under which any director or officer of the Company or SmithKline Beecham is insured or indemnified in any manner against any liability that he or she may incur in his or her capacity as such.

     The Company's Certificate of Incorporation provides that the Company shall, to the full extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto. Section 145 of the Delaware General Corporation Law provides in part that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Similar indemnification rights are authorized for such persons against expenses (including attorneys' fees) actually and reasonably incurred in defense or settlement of any threatened, pending or completed action or suit by or in the right of the corporation, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the shareholders or disinterested directors of the Company that indemnification is proper because the indemnitee has met the applicable standard of conduct.

     Additionally, the Certificate of Incorporation eliminates in certain circumstances the monetary liability of directors of the Company for breach of their fiduciary duty as directors. This provision does not eliminate the liability of a director (i) for a breach of the director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for liability arising under Section 174 of the Delaware General Corporation Law (relating to the declaration of dividends and purchase or redemption of shares in violation of the Delaware General Corporation Law) or
(iv) for any transaction from which the director derived an improper personal benefit.

     Indemnification of officers and directors of SmithKline Beecham is governed by English law. Section 310 of the Companies Act 1985 provides:

     "(1) This section applies to any provision, whether contained in a company's articles or in any contract with the company or otherwise, for exempting any officer of the company or any person (whether an officer or not) employed by the company as auditor from, or indemnifying him against, any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the Company.

     (2) Except as provided by the following subsection, any such provision is void.

     (3) A company may, in pursuance of such a provision, indemnify any such officer or auditor against any liability incurred by him in defending any proceedings (whether civil or criminal ) in which judgment is given in his favour or he is acquitted, or in connection with any application under section 144(3) or (4) (acquisition of shares by innocent nominee) or section 727 (director in default but not dishonest or unreasonable), in which relief is granted to him by the court".

     Section 727 of the Companies Act 1985 further provides:

     "(1) If in any proceedings for negligence, default, breach of duty or breach of trust against an officer of a company or a person employed by a company as auditor (whether he is or is not an officer of the company) it appears to the court hearing the case that that officer or person is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from his liability on such terms as it thinks fit.

     (2) If any such officer or person as above-mentioned has reason to apprehend that any claim will or might be made against him in respect of any negligence, default, breach of duty or breach of trust, he may apply to the court for relief; and the court on the application has the same power to relieve him under this section as it would have had if it had been a court before which proceedings against that person for negligence, default, breach of duty or breach of trust had been brought.

     (3) Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant or defender ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case in whole or in part from the jury and forthwith direct judgment to be entered for the defendant or defender on such terms as to costs or otherwise as the judge may think proper".

     The directors and officers of each of the Company and SmithKline Beecham are insured under policies of insurance maintained by SmithKline Beecham, subject to the limit of the policies, against certain losses arising from any claim made against them by reason of being or having been such directors and officers.

ITEM 16. EXHIBITS.

     1.1   Form of Underwriting Agreement.
     3.1   Certificate of Incorporation of SmithKline Beecham Holdings Corporation.
     3.2   Bylaws of SmithKline Beecham Holdings Corporation.
     4.1   Form of Certificate of Designations of Flexible Auction Rate Preferred Stock of
           SmithKline Beecham Holdings Corporation.
     4.2   Form of Stock Certificate for SmithKline Beecham Holdings Corporation Flexible
           Auction Rate Preferred Stock.
     4.3   Form of Guarantee of SmithKline Beecham plc.
     4.4   Form of Support Agreement of SmithKline Beecham plc.
     5.1   Opinion of Cleary, Gottlieb, Steen & Hamilton.
     5.2   Opinion of Linklaters & Paines.
     8.1   Opinion of Cleary, Gottlieb, Steen & Hamilton.
    10.1   Form of General Services Agreement between SmithKline Beecham plc and SmithKline
           Beecham Holdings Corporation.
    10.2   Share Exchange Agreement, dated June 20, 1996, between SmithKline Beecham Holdings
           Corporation and SmithKline Beecham International Co., SmithKline Beecham
           Corporation and SBCL, Inc.
    12.1   Statement of Computation of Ratios for Predecessor Companies to SmithKline Beecham
           Holdings Corporation.
    12.2   Statement of Computation of Ratios for SmithKline Beecham plc.
    21.1   List of Subsidiaries.
    23.1   Consent of Coopers & Lybrand L.L.P.
    23.2   Consent of Coopers & Lybrand (London).
    23.3   Consent of Price Waterhouse (London) (included in Exhibit 23.2).
    23.4   Consent of Cleary, Gottlieb, Steen & Hamilton (included in Exhibits 5.1 and 8.1).
    23.5   Consent of Linklaters & Paines (included in Exhibit 5.2).
    24     Powers of Attorney and Certified Board Resolutions.
    27.1   Financial Data Schedule for the Period Ended December 31, 1995.
    27.2   Financial Data Schedule for the Period Ended March 31, 1996.
    28.1   Form of Auction Agent Agreements.
    28.2   Form of Broker-Dealer Agreements.

ITEM 17. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the adjudication of such issue.

     The undersigned registrants hereby undertake:

     (1) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) If either of the registrants is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrants include in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrants pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

     (5) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrants' annual reports pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (6) The undersigned registrants hereby undertake to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     (7) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (8) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The Company hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, State of New York, on the 27th day of June, 1996.

                                          SMITHKLINE BEECHAM HOLDINGS
                                          CORPORATION

                                          By:     /s/  DONALD F. PARMAN

                                          --------------------------------------
                                                     Donald F. Parman
                                                     Attorney-In-Fact

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

                  SIGNATURE                                  TITLE                     DATE
- ---------------------------------------------  ---------------------------------  --------------
                      *                        Director and Principal Accounting  June 27, 1996
- ---------------------------------------------  Officer
               Hugh R. Collum
                                               Director
- ---------------------------------------------
             William J. Creelman
                      *                        Director                           June 27, 1996
- ---------------------------------------------
             Jean-Pierre Garnier
                      *                        Director, President and Chief      June 27, 1996
- ---------------------------------------------  Executive Officer
                 Jan Leschly

          /s/  DONALD F. PARMAN                Director                           June 27, 1996
- ---------------------------------------------
              Donald F. Parman
                                               Director
- ---------------------------------------------
               George H. Poste
                                               Director
- ---------------------------------------------
              William J. Shulby
                      *                        Director                           June 27, 1996
- ---------------------------------------------
               Tadataka Yamada

*By         /s/  DONALD F. PARMAN
- ---------------------------------------------
              Donald F. Parman
              Attorney-In-Fact

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, State of New York, on the 27th day of June, 1996.

                                          SMITHKLINE BEECHAM PLC

                                          By:  /s/ DONALD F. PARMAN

                                          --------------------------------------
                                                     Donald F. Parman
                                                     Attorney-In-Fact

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

                  SIGNATURE                                  TITLE                     DATE
- ---------------------------------------------  ---------------------------------  --------------
                      *                        Director and Chief Executive       June 27, 1996
- ---------------------------------------------
                 Jan Leschly
                      *                        Director and Principal Accounting  June 27, 1996
- ---------------------------------------------  Officer
               Hugh R. Collum
                      *                        Director                           June 27, 1996
- ---------------------------------------------
             Jean-Pierre Garnier
                      *                        Director                           June 27, 1996
- ---------------------------------------------
               Tadataka Yamada
                                               Director
- ---------------------------------------------
               George M. Poste
                      *                        Director                           June 27, 1996
- ---------------------------------------------
              Sir Peter Walters
                      *                        Director                           June 27, 1996
- ---------------------------------------------
               Paul A. Allaire
                      *                        Director                           June 27, 1996
- ---------------------------------------------
             Andrew R.F. Buxton
                      *                        Director                           June 27, 1996
- ---------------------------------------------
              William R. Grant
     *By           /s/  DONALD F. PARMAN
- ---------------------------------------------
              Donald F. Parman
              Attorney-In-Fact

                  SIGNATURE                                  TITLE                     DATE
- ---------------------------------------------  ---------------------------------  --------------
                      *                        Director                           June 27, 1996
- ---------------------------------------------
            Sir Christopher Hogg
                      *                        Director                           June 27, 1996
- ---------------------------------------------
               Baroness Hooper
                                               Director
- ---------------------------------------------
               Donald McHenry
                      *                        Director                           June 27, 1996
- ---------------------------------------------
                John A. Young
                      *                        Director                           June 27, 1996
- ---------------------------------------------
                E.J.P. Browne

*By        /s/  DONALD F. PARMAN
- ---------------------------------------------
              Donald F. Parman
              Attorney-In-Fact

                   SIGNATURE OF AUTHORIZED REPRESENTATIVE OF

                             SMITHKLINE BEECHAM PLC

     Pursuant to the requirements of the Securities Act of 1933, the duly authorized representative in the United States of SmithKline Beecham plc, has duly authorized this Registration Statement to be signed thereunto duly authorized, in the City of Philadelphia, State of Pennsylvania, on June 27, 1996.

                                          By:     /s/  DONALD F. PARMAN

                                          --------------------------------------
                                                     Donald F. Parman
                                                  Secretary, SmithKline
                                               Beecham Holdings Corporation

                                 EXHIBIT INDEX

EXHIBIT NO.                                  DESCRIPTION OF EXHIBIT
- -----------     --------------------------------------------------------------------------------
     1.1        Form of Underwriting Agreement.
     3.1        Certificate of Incorporation of SmithKline Beecham Holdings Corporation.
     3.2        Bylaws of SmithKline Beecham Holdings Corporation.
     4.1        Form of Certificate of Designations of Flexible Auction Rate Preferred Stock of
                SmithKline Beecham Holdings Corporation.
     4.2        Form of Stock Certificate for SmithKline Beecham Holdings Corporation Flexible
                Auction Rate Preferred Stock.
     4.3        Form of Guarantee of SmithKline Beecham plc.
     4.4        Form of Support Agreement of SmithKline Beecham plc.
     5.1        Opinion of Cleary, Gottlieb, Steen & Hamilton.
     5.2        Opinion of Linklaters & Paines.
     8.1        Opinion of Cleary, Gottlieb, Steen & Hamilton.
    10.1        Form of General Services Agreement between SmithKline Beecham plc and SmithKline
                Beecham Holdings Corporation.
    10.2        Share Exchange Agreement, dated June 20, 1996, between SmithKline Beecham
                Holdings Corporation and SmithKline Beecham International Co., SmithKline
                Beecham Corporation and SBCL, Inc.
    12.1        Statement of Computation of Ratios for Predecessor Companies to SmithKline
                Beecham Holdings Corporation.
    12.2        Statement of Computation of Ratios for SmithKline Beecham plc.
    21.1        List of Subsidiaries.
    23.1        Consent of Coopers & Lybrand L.L.P.
    23.2        Consent of Coopers & Lybrand (London).
    23.3        Consent of Price Waterhouse (London) (included in Exhibit 23.2).
    23.4        Consent of Cleary, Gottlieb, Steen & Hamilton (included in Exhibits 5.1 and
                8.1).
    23.5        Consent of Linklaters & Paines (included in Exhibit 5.2).
    24          Powers of Attorney and Certified Board Resolutions.
    27.1        Financial Data Schedule for the Period Ended December 31, 1995.
    27.2        Financial Data Schedule for the Period Ended March 31, 1996.
    28.1        Form of Auction Agent Agreements.
    28.2        Form of Broker-Dealer Agreements.